Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

ENERSYS,

ENERSYS MERGERSUB INC.

and

ULTRALIFE CORPORATION

Dated as of October 27, 2026

i

Section 4.14	Taxes	34
Section 4.15	Contracts	35
Section 4.16	Regulatory Matters and Compliance with Applicable Regulatory Laws	38
Section 4.17	Insurance	41
Section 4.18	Real Property	41
Section 4.19	Intellectual Property	43
Section 4.20	Privacy and Data Protection	47
Section 4.21	State Takeover Statutes; Anti-Takeover Provisions	49
Section 4.22	Section 251(h); Support Agreement	49
Section 4.23	Affiliate Transactions	49
Section 4.24	Brokers	50
Section 4.25	Opinion of Financial Advisor	50
Section 4.26	International Trade Laws; Anti-Bribery	50
Section 4.27	National Industrial Security	52
Section 4.28	No Other Representations or Warranties	53
Section 4.29	Access to Information	54
Article V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		54
Section 5.1	Organization, Standing and Power	54
Section 5.2	Authority	54
Section 5.3	No Conflict; Consents and Approvals	55
Section 5.4	Certain Information	56
Section 5.5	Litigation; Orders	56
Section 5.6	Ownership and Operations of Merger Sub	55
Section 5.7	Financing	56
Section 5.8	Vote/Approval Required	56
Section 5.9	Ownership of Shares	56
Section 5.10	Brokers	57
Section 5.11	No Other Representations or Warranties	57
Section 5.12	Access to Information	57
Article VI COVENANTS		58
Section 6.1	Conduct of Business of the Company	58
Section 6.2	Merger Sub Stockholder Consent	62
Section 6.3	No Control of the Other Party’s Business	62
Section 6.4	Acquisition Proposals	65
Section 6.5	Access to Information; Confidentiality	67

Section 9.14	Severability	93
Section 9.15	Waiver of Jury Trial	93
Section 9.16	Counterparts	94
Section 9.17	Electronic Signature	94
Section 9.18	No Presumption Against Drafting Party	94

Exhibit List

Exhibit A         Offer Conditions

Exhibit B         Form of Tender and Support Agreement

INDEX OF DEFINED TERMS

Definition	Location
280G Analysis	6.8(e)
2014 Long-Term Incentive Plan	9.5(a)
2024 Long-Term Incentive Plan	9.5(b)
Acceptance Time	1.1(c)
Acquisition Proposal	6.4(h)(i)
Acquisition Transaction	6.4(h)(ii)
Action	4.9
Adverse Recommendation Change	6.4(c)
Affiliate	9.5(c)
Affordable Care Act	4.11(c)(iv)
Agreement	Preamble
Alternative Acquisition Agreement	6.4(c)
Anti-Corruption Law	4.26(c)
Antitrust Law	6.6(i)
Applicable Regulatory Laws	4.16(a)
Available Company SEC Document	Article IV
Balance Sheet Date	4.8
Book-Entry Shares	3.3(b)
Business Day	9.5(d)
Certificate of Merger	2.3
Certificates	3.3(b)
Closing	2.2
Closing Amount	Recitals
Closing Date	2.2
Code	9.5(e)
Company	Preamble
Company AI	4.19(p)
Company Board	Recitals
Company Disclosure Letter	Article IV
Company Employee	9.5(f)
Company Employee Agreement	9.5(g)
Company Equity Award Cash Consideration	3.2(c)
Company Equity Awards	9.5(i)
Company ESPP	9.5(j)
Company Financial Statements	4.5(b)
Company Fundamental Representations	9.5(k)
Company Group	9.5(h)
Company Intellectual Property	9.5(l)
Company Plan	9.5(m)
Company Product	9.5(n)
Company Product Permit	4.16(b)
Company Recommendation	Recitals
Company Registered IP	4.19(a)
Company Restricted Stock	9.5(o)
Company Restricted Stock Cash Consideration	3.2(c)
Company SEC Documents	4.5(a)
Company Software	9.5(p)
Company Stock Option Cash Consideration	3.2(a)

v

Definition	Location
Company Stock Options	9.5(q)
Company Stock Plans	9.5(r)
Company Termination Fee	8.3(b)
Confidentiality Agreement	6.5(b)
Continuation Period	6.8(a)
Contract	4.4(a)
Control	9.5(s)
Copyrights	9.5(w)
Covered Employees	6.8(a)
DGCL	Recitals
Dissenting Shares	3.5
DTC	3.3(e)
DTC Payment	3.3(e)
Effective Time	2.3
Environmental Laws	4.13(b)(i)
Environmental Permits	4.13(b)(ii)
Equity Award Holders	3.4
ERISA	9.5(y)
ERISA Affiliate	9.5(z)
Exchange Act	1.1(a)
Excluded Shares	3.1(a)
Existing Credit Agreement	6.15
Expiration Date	1.1(b)
Foreign Antitrust Laws	4.4(b)
Fraud	9.5(aa)
GAAP	4.5(b)
Governmental Entity	4.4(b)
HSR Act	4.4(b)
Indemnified Parties	6.11(a)
Initial Expiration Date	1.1(b)
In-Licenses	4.19(j)
Intellectual Property	9.5(u)
Intellectual Property Rights	9.5(v)
Interim Period	6.1(a)
International Employee Plan	4.11(h)
International Trade Laws	4.26(d)(i)
Intervening Event	9.5(z)
IP Contracts	4.19(k)
IRS	4.11(b)
IT Systems	4.20(e)
knowledge	9.5(aa)
Law	4.4(a)
Leased Real Property	4.18(b)
Lead Investor Consent	Recitals
Liens	4.2(c)
made available	9.5(ab)
Material Adverse Effect	9.5(aa)
Material Contracts	4.15(a)
Materials of Environmental Concern	4.13(b)(iii)
Measurement Date	4.2(a)

Definition	Location
Merger	Recitals
Merger Agreement	Exhibit A
Merger Consideration	3.1(a)
Merger Sub	Preamble
Minimum Condition	Exhibit A
NASDAQ	1.1(e)
Non-Employee Equity Award Holder	3.4
NSIA	4.4(b)
Object Code	9.5(ab)
Offer	Recitals
Offer Conditions	1.1(a)
Offer Documents	1.2
Offer Price	Recitals
Offer to Purchase	1.2
Open Source License	9.5(ac)
Ordinary Course License	9.5(ad)
Organizational Documents	9.5(ae)
Out of the Money Option	9.5(ah)
Out-Licenses	4.19(k)
Outside Date	8.1(b)(i)
Owned Real Property	4.18(a)
Parent	Preamble
Parent Material Adverse Effect	9.5(ag)
Parent Plan	6.8(c)
Patents	9.5(w)
Paying Agent	3.3(a)
Payment Fund	3.3(a)
Payoff Letter	6.15
Permits	4.10
Permitted Liens	9.5(ah)
Person	9.5(ai)
Personal Data	9.5(aj)
Preferred Stock	4.2(a)
Preferred Stock Consideration	3.1(h)
Privacy Law	9.5(ak)
Recipient	6.22
Registered IP	9.5(al)
Regulatory Permits	4.16(a)
Representatives	6.4(a)
Restraint	7.1(a)
Reverse Termination Fee	8.3(d)
Sanctioned Jurisdiction	4.26(d)(ii)
Sanctioned Person	4.26(d)(iv)
Sanctions Authority	4.26(d)(v)
Sanctions Laws	4.26(d)(iii)
Sarbanes-Oxley Act	4.5(a)
Schedule 14D-9	1.3(b)
Schedule TO	1.2
SEC	1.1(e)
Securities Act	4.5(a)

Definition	Location
Share Certificates	3.3(b)
Shares	Recitals
Software	9.5(am)
Source Code	9.5(an)
Structure Election	6.21(a)
Subsidiary	9.5(ao)
Superior Proposal	6.4(h)(iii)
Support Agreement	Recitals
Supporting Stockholders	Recitals
Surviving Corporation	Recitals
Takeover Laws	4.21
Tax	4.14(k)(i)
Tax Returns	4.14(k)(ii)
Third-Party Consents	6.7(a)
Trade Secrets	9.5(w)
Trademarks	9.5(w)
Transaction Personal Data	6.22
Transferor	6.22
Triggering Event	9.5(ap)
WARN Act	4.12(b)
Willful Breach	8.2

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 27, 2026 is by and among (i) EnerSys, a Delaware corporation (“Parent”), (ii) EnerSys Mergersub Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and (iii) Ultralife Corporation, a Delaware corporation (the “Company”).

RECITALS

WHEREAS, it is proposed that Merger Sub shall commence a tender offer (the “Offer”) to purchase all of the outstanding shares of common stock, par value $0.10 per share, of the Company (the “Shares”), for a price per Share of $16.00 net to the seller in cash at the closing of the Offer, (such amount or any greater amount per Share as may be paid pursuant to the Offer, being hereinafter referred to as the “Offer Price”), on the terms and subject to the conditions set forth herein;

WHEREAS, the parties intend that (i) the Merger shall be effected in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), and shall be consummated as soon as practicable following the completion of the Offer and subject to the terms of this Agreement, and (ii) at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”) and, following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Parent;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has duly and unanimously (i) determined that the transactions contemplated by this Agreement, including the Offer and the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, on the terms and subject to the conditions set forth in this Agreement, (iii) resolved that the Merger will be effected under Section 251(h) of the DGCL and (iv) resolved to recommend that the Company’s stockholders accept the Offer and tender their Shares to Merger Sub pursuant to the Offer (the “Company Recommendation”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, Bradford T. Whitmore, Sunray I, LLC, Whitmore Holdings, LLC, and the Bradford Whitmore Trust (collectively, the “Supporting Stockholders”) have executed and delivered a Tender and Support Agreement in favor of Parent and Merger Sub, substantially in the form attached hereto as Exhibit B (the “Support Agreement”), which Support Agreement has been duly executed and delivered by each Supporting Stockholder and is in full force and effect as of the date of this Agreement, and pursuant to which, among other things, each Supporting Stockholder has agreed to tender all Shares beneficially owned by it to Merger Sub pursuant to the Offer and not to withdraw such Shares; provided, that the parties acknowledge that the Shares subject to the Support Agreement do not, without the tender of additional Shares by other holders, satisfy the Minimum Condition;

WHEREAS, the Board of Directors of Parent, on the terms and subject to the conditions set forth herein, approved and declared advisable this Agreement, the Offer, the Merger and the other transactions contemplated herein;

WHEREAS, the Board of Directors of Merger Sub has declared that, on the terms and subject to the conditions set forth herein, this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and in the best interests of Merger Sub and its sole stockholder, and has approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe certain conditions to the Merger as specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE OFFER

Section 1.1     The Offer.

(a)    Provided that this Agreement shall not have been validly terminated in accordance with Article VIII, as promptly as practicable, and in any event within 10 Business Days after the date of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934 (the “Exchange Act”)) the Offer. The obligations of Merger Sub, and of Parent to cause Merger Sub, to accept for payment and pay for any Shares tendered pursuant to the Offer shall be subject to (i) the satisfaction of the Minimum Condition (as defined in Exhibit A hereto) and (ii) the satisfaction (or waiver by Parent or Merger Sub) of each of the other conditions set forth in Exhibit A hereto (together with the Minimum Condition, the “Offer Conditions”) and the terms and conditions hereof. Merger Sub expressly reserves the right, in its sole discretion, to (A) increase the Offer Price, (B) waive any Offer Condition or (C) modify any of the other terms or conditions of the Offer, except that, unless otherwise provided by this Agreement, without the prior written consent of the Company, Merger Sub shall not (1) reduce the Offer Price, (2) change the form of consideration payable in the Offer (other than by adding consideration), (3) reduce the number of Shares sought to be purchased in the Offer, (4) waive or change the Minimum Condition, (5) add to the Offer Conditions, (6) extend the expiration of the Offer other than in accordance with Section 1.1(e), (7) provide for any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act, (8) take any action (or fail to take any action) that would result in the Merger not being permitted to be effected pursuant to Section 251(h) of the DGCL, or (9) modify any Offer Condition or any term of the Offer set forth in this Agreement in a manner adverse to the holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or impair the ability of the Parent or Merger Sub to consummate the Offer, the Merger or the other transactions contemplated hereby.

(b)    The Offer shall initially be scheduled to expire at 5:00 p.m. (New York City time) on the date that is 25 Business Days (for this purpose calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (the “Initial Expiration Date”) or, in the event the Initial Expiration Date has been extended pursuant to and in accordance with this Agreement, the date and time to which the Offer has been so extended (the Initial Expiration Date, or such later date and time to which the Initial Expiration Date has been so extended, the “Expiration Date” ).

(c)    Subject to the terms of the Offer and this Agreement and the satisfaction of all of the Offer Conditions, Merger Sub will accept for payment (the date and time of such acceptance, the “Acceptance Time”) and thereafter pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer as soon as practicable after the Expiration Date. The Offer Price payable in respect of each Share validly tendered and not validly withdrawn pursuant to the Offer shall be paid net to the seller of such Share in cash, without interest, subject to the deduction or withholding of any Taxes, on the terms and subject to the conditions set forth in this Agreement.

(d)    Unless this Agreement is validly terminated pursuant to Section 8.1, Merger Sub shall not terminate or withdraw the Offer prior to any scheduled expiration date without the prior written consent of the Company in its sole and absolute discretion. In the event this Agreement is validly terminated pursuant to Section 8.1, Merger Sub shall (i) promptly (and in any event within one Business Day) following such termination irrevocably and unconditionally terminate the Offer and (ii) not acquire any Shares pursuant thereto. If the Offer is terminated in accordance with this Agreement prior to the Acceptance Time, Merger Sub shall promptly return, or cause any depositary acting on behalf of Merger Sub to return, all tendered Shares to the tendering stockholders.

(e)    Unless this Agreement shall have previously been validly terminated in accordance with Article VIII, Merger Sub may extend the Offer from time to time as follows: (i) if on the then-scheduled Expiration Date, the Minimum Condition has not been satisfied or any of the other Offer Conditions has not been satisfied (and, in the case of any Offer Condition that by its nature is to be satisfied at the Acceptance Time, is not then capable of being satisfied) or waived by Parent or Merger Sub if permitted hereunder, then Merger Sub may extend the Offer for one or more occasions in consecutive increments of up to 10 Business Days each, the length of each such period to be determined by Parent (or such longer period as may be agreed by the Company and Parent) in order to permit the satisfaction of such Offer Conditions (subject to the right of Parent or Merger Sub to waive any Offer Condition to the extent permitted hereunder); and (ii) Merger Sub may extend the Offer for the minimum period required by applicable Law, interpretation or position of the Securities and Exchange Commission (the “SEC”) or its staff or the Nasdaq Stock Market LLC (“NASDAQ”) or its staff; provided, however, that in no event shall Merger Sub be required to extend the Offer beyond the Outside Date.

(f)    Subject in all respects to the other terms and conditions of this Agreement and the Offer Conditions, Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any Shares that Merger Sub becomes obligated to purchase pursuant to the Offer.

Section 1.2    Offer Documents. On the commencement date of the Offer, Parent and Merger Sub shall (a) file or cause to be filed with the SEC, in accordance with Rule 14d-3 under the Exchange Act, a Tender Offer Statement on Schedule TO (together with all exhibits, amendments and supplements thereto, the “Schedule TO”) with respect to the Offer, which shall contain or shall incorporate by reference an offer to purchase (the “Offer to Purchase”) and forms of the related letter of transmittal, form of summary advertisement and other ancillary Offer documents pursuant to which the Offer will be made (the Schedule TO, the Offer to Purchase and such other documents, together with all exhibits, amendments and supplements thereto, the “Offer Documents”) and (b) cause the Offer Documents to be disseminated to holders of Shares, in each case, as and to the extent required by applicable federal securities Law. Parent and Merger Sub shall cause the Schedule TO and the other Offer Documents to comply as to form in all material respects with applicable federal securities Law. The Company shall promptly supply Parent and Merger Sub in writing, for inclusion in the Offer Documents, all information concerning the Company required under the Exchange Act to be included in the Offer Documents or reasonably requested in connection with any action contemplated by this Section 1.2. Each of Parent, Merger Sub and the Company agrees promptly to correct any information provided by them for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect (or as otherwise required by applicable Law), and each of Parent and Merger Sub further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to the holders of Shares, in each case, as and to the extent required by applicable federal securities Law. Except from and after an Adverse Recommendation Change, Parent shall provide the Company and its counsel a reasonable opportunity to review and comment on the Offer Documents and any amendments thereto prior to the filing thereof with the SEC, and Parent shall give reasonable and good faith consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel. Except from and after an Adverse Recommendation Change, upon receipt of any written or oral comments by Merger Sub, Parent or their counsel from the SEC or its staff with respect to the Offer Documents, or any request from the SEC or its staff for amendments or supplements to the Offer Documents, Merger Sub and Parent shall (i) promptly provide the Company and its counsel with a copy of any such written comments or requests (or a description of any such oral comments or requests); (ii) provide the Company and its counsel a reasonable opportunity to comment on any proposed response thereto, and give reasonable and good faith consideration to any such comments made by the Company and its counsel; (iii) provide the Company and its counsel an opportunity to participate with Merger Sub, Parent or their counsel in any material discussions or meetings with the SEC or its staff; and (iv) provide the Company with copies of any written comments or responses submitted by Merger Sub and Parent in response thereto. Parent and Merger Sub shall respond reasonably promptly to any comments from the SEC or its staff with respect to the Offer Documents or the Offer.

Section 1.3    Company Actions.

(a)    The Company hereby consents to the Offer and to the inclusion in the Offer Documents of the Company Recommendation.

(b)    As promptly as reasonably practicable on the date of filing by Parent and Merger Sub of the Offer Documents, and in any event no later than 10 Business Days after the date of this Agreement, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (such Schedule 14D-9, together with all exhibits, amendments and supplements thereto, the “Schedule 14D-9”). The Company shall cause the Schedule 14D-9 to comply as to form in all material respects with applicable federal securities Law and the Schedule 14D-9 shall (i) reflect that the Merger is governed by Section 251(h) of the DGCL, (ii) contain the Company Recommendation, (iii) contain the notice of appraisal required to be delivered by the Company under Section 262(d) of the DGCL at the time the Company first files the Schedule 14D-9 with the SEC and (iv) include the fairness opinion of each financial advisor to the Company in its entirety, and a description of such fairness opinion and the financial analysis relating thereto that provides the information called for by Item 1015(b) of Regulation M-A under the Exchange Act. Parent and Merger Sub shall promptly supply to the Company in writing, for inclusion in the Schedule 14D-9, all information concerning Parent and Merger Sub required under applicable U.S. federal securities laws to be included in the Schedule 14D-9 or reasonably requested in connection with any actions contemplated by this Section 1.3(b). Unless requested otherwise by the Company (in which case the Company shall disseminate a copy of the Schedule 14D-9 to the holders of Shares in accordance with this Section 1.3(b) and applicable federal securities Law), a copy of the Schedule 14D-9 shall be included with the Offer Documents disseminated to the holders of Shares by Parent and Merger Sub. Each of the Company, Parent and Merger Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect (or as otherwise required by applicable Law), and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the holders of Shares, in each case, as and to the extent required by applicable federal securities Law. Except from and after an Adverse Recommendation Change or in connection with any “stop, look and listen” disclosures made in compliance with Section 6.4 (provided, that the Company shall use commercially reasonable efforts to provide Parent with a reasonable opportunity to review any such disclosure in advance), Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC and the Company shall give reasonable and good faith consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel. In addition, upon receipt of any written or oral comments or requests for amendments or supplements by the Company or its counsel from the SEC or its staff with respect to the Schedule 14D-9, the Company agrees to (i) promptly provide Merger Sub, Parent and their counsel with a copy of any such written comments or requests for amendments or supplements (or a description of any such oral comments); (ii) except as provided in the immediately preceding sentence, provide Merger Sub, Parent and their counsel a reasonable opportunity to comment on any proposed response thereto, and to give reasonable and good faith consideration to any such comments made by Merger Sub, Parent and their counsel prior to responding to any such comments or requests; (iii) provide Merger Sub, Parent and their counsel an opportunity to participate with the Company or its counsel in any material discussions or meetings with the SEC or its staff; and (iv) provide Merger Sub or Parent with copies of any written comments or responses submitted by the Company in response thereto. The Company shall respond promptly to any comments from the SEC or its staff with respect to the Schedule 14D-9.

(c)    In connection with the Offer, the Company shall instruct its transfer agent to, and use reasonable best efforts to, promptly furnish Parent and Merger Sub with (i) mailing labels containing the names and addresses of all record holders of Shares, and (ii) security position listings of Shares held in stock depositaries, together with any non-objecting beneficial owner lists and any available listings or computer files containing the names and addresses of the record holders of Shares, in each case, to the Company’s knowledge, true and complete as of the most recent practicable date, and shall furnish Parent and Merger Sub with such additional available information (including periodic updates of such information), and such other assistance, as Parent, Merger Sub or their Representatives may reasonably request in communicating the Offer to the record and beneficial holders of Shares. The Company shall set the record date for the stockholders of the Company entitled to receive the notice of appraisal rights contemplated by Section 262(d)(2) of the DGCL as the same date as the date of the list used to determine the Persons to whom the Offer Documents and the Schedule 14D-9 are first disseminated; provided that such record date will not be more than 10 days prior to the date that the Schedule 14D-9 is first mailed. Subject to applicable Law and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the transactions contemplated hereby, Parent and Merger Sub shall, until consummation of the Offer, hold in confidence the information contained in any of such labels and lists in accordance with the Confidentiality Agreement, use such information only in connection with the Offer, the Merger or the other transactions contemplated hereby and, if this Agreement shall have been validly terminated in accordance with Section 8.1, return or destroy all electronic and other copies of such information then in their possession or under their control on the terms and subject to the conditions set forth in the Confidentiality Agreement.

ARTICLE II

THE MERGER

Section 2.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL (including Section 251(h) of the DGCL), at the Effective Time, Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the Surviving Corporation and a wholly owned subsidiary of Parent.

Section 2.2    Closing. The closing of the Merger (the “Closing”) shall occur remotely, via electronic exchange of documentation and consideration required to be delivered at the Closing as promptly as practicable following the consummation of the Offer following the satisfaction or, to the extent permitted by applicable Law and this Agreement, waiver of the last of the conditions set forth in Article VII to be so satisfied or waived (other than those conditions to be satisfied at the Closing itself, but subject to the satisfaction or, to the extent permitted by applicable Law and this Agreement, waiver of such conditions at such time), but in any event not later than the second Business Day following the satisfaction or, to the extent permitted by applicable Law and this Agreement, waiver of the last of the conditions set forth in Article VII to be so satisfied or waived (other than those conditions to be satisfied at the Closing itself, but subject to the satisfaction or, to the extent permitted by applicable Law and this Agreement, waiver of such conditions at such time), or at such other date, time or place as Parent and the Company mutually may agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

Section 2.3    Effective Time. Upon the terms and subject to the conditions of this Agreement, substantially concurrently with the Closing, the parties shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, executed in accordance with the relevant provisions of the DGCL, and, as soon as practicable on or after the Closing Date, shall make any and all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other date or time as Parent and the Company shall agree in writing and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 2.4    Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.5    Merger Without Meeting of Stockholders. The Merger shall be governed by Section 251(h) of the DGCL. The parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective, on the terms and subject to the conditions of this Agreement, as soon as practicable following the consummation of the Offer without a vote by the holders of the Shares, in accordance with Section 251(h) of the DGCL.

Section 2.6    Certificate of Incorporation; Bylaws.

(a)    At the Effective Time, the certificate of incorporation of the Company shall be amended and restated in its entirety so that it reads to be the same as the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, except that (i) all references therein to Merger Sub shall be automatically amended to become references to the Surviving Corporation, (ii) the provisions naming the initial director(s) or incorporator(s) of Merger Sub shall be omitted and (iii) the certificate of incorporation shall be amended to comply with Section 6.11, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law.

(b)    At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of the Company shall be amended and restated in their entirety so that they read to be the same as the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, except that (i) all references therein to Merger Sub shall be automatically amended to become references to the Surviving Corporation and (ii) the bylaws shall be amended to comply with Section 6.11, and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by applicable Law.

Section 2.7    Directors and Officers of the Surviving Corporation. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation from and after the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Section 2.8    Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of the Company and otherwise) to take and shall take such action.

ARTICLE III

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 3.1    Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:

(a)    Each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares to be canceled in accordance with Section 3.1(b) or Section 3.1(c) and (ii) any Dissenting Shares (such Shares in the foregoing clause (i) and (ii), “Excluded Shares”)) shall thereupon be converted automatically into and shall thereafter represent the right to receive an amount in cash equal to the Offer Price, without interest (the “Merger Consideration”). As of the Effective Time, all Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Merger Consideration to be issued or paid in accordance with Section 3.3, without interest.

(b)    Each Share held by the Company (or held in the treasury of the Company) or owned, directly or indirectly, by Parent or Merger Sub (or any other Subsidiary of Parent) immediately prior to the Effective Time, shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)    Each Share irrevocably accepted to be acquired in the Offer shall no longer be outstanding and shall be cancelled and shall cease to exist, and no consideration in addition to the Offer Price shall be delivered in exchange therefor.

(d)    Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(e)    If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, merger or other similar transaction, the Merger Consideration shall be equitably adjusted, without duplication, to reflect such change; provided, that nothing in this Section 3.1(e) shall be construed to permit or require the Company to take any action that is otherwise prohibited by the terms of this Agreement.

Section 3.2     Treatment of Options and Other Equity-Based Awards.

(a)   In the Money Options. As of immediately prior to the Effective Time, without any action on the part of any holder and conditioned upon the occurrence of the Effective Time, each Company Stock Option that constitutes an In the Money Option and that is outstanding immediately prior to the Effective Time shall automatically accelerate and become fully vested and exercisable and shall be cancelled, in exchange for which the Surviving Corporation shall pay or shall cause to be paid to each former holder of any such cancelled In the Money Option an amount in cash, without interest, and subject to deduction for any required withholding Tax, equal to the product of (x) the Offer Price minus the exercise price per Share under such Company Stock Option and (y) the number of Shares subject to such Company Stock Option (such amount, the “Company Stock Option Cash Consideration”). Parent shall cause the Surviving Corporation to pay or cause to be paid the Company Stock Option Cash Consideration reasonably promptly after the Effective Time (but in no event later than thirty Business Days after the Effective Time).

(b)    Out of the Money Options. As of immediately prior to the Effective Time, without any action on the part of any holder and conditioned upon the occurrence of the Effective Time, each Company Stock Option that constitutes an Out of the Money Option and that is outstanding immediately prior to the Effective Time shall, whether vested or unvested, be cancelled for no consideration.

(c)    Company Restricted Stock. As of immediately prior to the Effective Time, without any action on the part of any holder and conditioned upon the occurrence of the Effective Time, each share of Company Restricted Stock that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall automatically accelerate and become fully vested and shall be canceled and converted into the right to receive an amount in cash, without interest, and subject to deduction for any required withholding Tax, equal to the Offer Price (the “Company Restricted Stock Cash Consideration” and, together with the Company Stock Option Cash Consideration, the “Company Equity Award Cash Consideration”). Parent shall cause the Surviving Corporation to pay the Company Restricted Stock Cash Consideration at or reasonably promptly after the Effective Time (but in no event later than thirty Business Days after the Effective Time).

(d)    Further Actions. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering any Company Stock Plan) shall adopt such resolutions or take such action by written consent in lieu of a meeting to approve and effectuate the foregoing provisions of this Section 3.2. In addition to the foregoing, prior to the Effective Time, the Company shall provide that, on and following the Effective Time, no holder of any Company Equity Award shall have the right to acquire any equity interest in the Company or the Surviving Corporation in respect thereof and each Company Stock Plan shall terminate effective not later than immediately prior to the Effective Time. The Company shall provide Parent with documentation evidencing the completion of the foregoing actions not later than the last Business Day preceding the Effective Time; provided, that at least five Business Days prior to the Closing Date the Company shall provide Parent with drafts of such documentation and the Company shall consider in good faith any reasonable comments that Parent may propose (with any such comments to be provided by Parent at least two Business Days prior to the Closing Date).

(e)    No Assumption or Substitution. Parent shall not assume any Company Equity Award or substitute for any Company Equity Award any similar award for Parent stock, in connection with the Offer, the Merger or the other transactions contemplated hereby.

Section 3.3      Exchange and Payment.

(a)    At or prior to the Acceptance Time, Parent shall (i) select a bank, trust company or nationally recognized stockholder services provider reasonably acceptable to the Company to act as the paying agent for the equityholders of the Company in connection with the Merger (the “Paying Agent”) and to receive the Merger Consideration to which the holders thereof shall become entitled pursuant to this Article III and (ii) enter into a paying agent agreement with the Paying Agent, in form and substance reasonably acceptable to the Company. At or as promptly as practicable following the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent cash in an amount sufficient to pay the aggregate Merger Consideration in accordance with Section 3.1 (and, if applicable, any amounts to be paid to Non-Employee Equity Award Holders pursuant to Section 3.4) (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to Section 3.1 (and Section 3.4, if applicable), except as provided in this Agreement. Parent, on behalf of the Surviving Corporation, shall pay all charges and expenses of the Paying Agent incurred in connection with the exchange of Shares for the Merger Consideration and other amounts contemplated by this Article III.

(b)    As soon as reasonably practicable after the Effective Time and in any event not later than the third Business Day following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of an outstanding certificate or outstanding certificates that immediately prior to the Effective Time represented outstanding Shares that were converted into the right to receive the Merger Consideration with respect thereto pursuant to Section 3.1(a) (“Certificates”), (i) a form of letter of transmittal in customary form and reasonably acceptable to each of Parent and the Company (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of such Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive, in exchange therefor, the Merger Consideration for each Share formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. Promptly after the Effective Time and in any event not later than the third Business Day following the Effective Time, Parent shall cause the Paying Agent to issue and deliver to each holder of uncertificated Shares that immediately prior to the Effective Time represented issued and outstanding Shares that were converted into the right to receive the Merger Consideration with respect thereto pursuant to Section 3.1(a), represented by book entry (“Book-Entry Shares”), a check or wire transfer for the amount of the Merger Consideration in respect of such Book-Entry Shares, without such holder being required to deliver a Certificate or an executed letter of transmittal to the Paying Agent, and such Book-Entry Shares shall then be canceled. No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration payable in respect of such Certificates or Book-Entry Shares.

(c)    If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred, and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not applicable.

(d)    Until surrendered as contemplated by this Section 3.3, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration payable in respect of Shares theretofore represented by such Certificate or Book-Entry Shares pursuant to Section 3.1(a), without any interest thereon.

(e)    Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) such that (i) if the Closing occurs at or prior to 8:30 a.m. (New York City time) on the Closing Date, the Paying Agent will transmit to DTC or its nominees on the Closing Date an amount in cash in immediately available funds equal to the number of Shares held of record by DTC or such nominee immediately prior to the Effective Time multiplied by the Offer Price (such amount, the “DTC Payment”), and (ii) if the Closing occurs after 8:30 a.m. (New York City time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the first Business Day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

(f)    All cash paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be canceled and exchanged as provided in this Article III, subject to Section 3.5 in the case of Dissenting Shares.

(g)    The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent; provided, that any investment of such cash shall in all events be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. If for any reason (including investment losses) the cash in the Payment Fund is insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder (but subject to Section 3.4), Parent shall promptly deposit (or cause to be deposited) cash into the Payment Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations. Any interest and other income resulting from such investments shall be the property of and payable to Parent. Nothing contained in this Section 3.3(g) and no investment losses resulting from the investment of the Payment Fund shall diminish the rights of the Company equityholders entitled to payment of the Merger Consideration.

(h)    At any time following the date that is 12 months after the Effective Time, the Paying Agent shall deliver to Parent any funds (including any interest received with respect thereto) which have been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders (other than holders of Dissenting Shares) shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificate or Book-Entry Shares. Any amounts remaining unclaimed by holders of Shares at such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto. Notwithstanding anything herein to the contrary, neither Parent nor the Surviving Corporation shall be liable to any holder of any Certificate or to any other Person with respect to any amounts delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

(i)    If any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Paying Agent, including in Parent or the Paying Agent’s discretion, as a condition precedent to the payment of any Merger Consideration, requiring such Person to provide an appropriate affidavit and the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against the Paying Agent, Parent or the Surviving Corporation with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate, any Merger Consideration payable in respect thereof pursuant to this Agreement.

Section 3.4    Other Closing Payments. At the Effective Time or as promptly as practicable thereafter, Parent shall deposit, or cause to be deposited, with the Paying Agent cash sufficient to pay the aggregate Company Equity Award Cash Consideration to each holder of Company Equity Awards (collectively, the “Equity Award Holders”) who is not an employee of the Company for employment tax purposes and was not an employee of the Company on the date the applicable Company Equity Award was granted (a “Non-Employee Equity Award Holder”). In such case, Parent shall deposit with the Paying Agent (in accordance with Section 3.3(a)) and shall cause the Paying Agent to make payment of such Company Equity Award Cash Consideration to Non-Employee Equity Award Holders in the manner described in Section 3.3, with the provisions of Section 3.3(b) through Section 3.3(i) applying mutatis mutandis to the payment of Company Equity Award Cash Consideration (and any other consideration pursuant to Section 3.2 in respect of such Company Equity Awards) to such Non-Employee Equity Award Holder. Payment of Company Equity Award Cash Consideration to Equity Award Holders other than Non-Employee Equity Award Holders shall be made through the payroll or equity award maintenance systems of the Surviving Corporation, without interest, and subject to deduction for any required withholding Tax.

Section 3.5    Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such Shares pursuant to Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to appraisal under the DGCL, but shall, at the Effective Time, by virtue of the Merger, no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the “fair value” of such Dissenting Shares in accordance with Section 262 of the DGCL. If any such holder fails to perfect or withdraws or loses any such right to appraisal, each such Share of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the Merger Consideration in accordance with Section 3.1(a). The Company shall give Parent: (i) prompt written notice of (A) any demand for appraisal under Section 262 of the DGCL received by the Company prior to the Effective Time; (B) any withdrawal or attempted withdrawal of any such demand for appraisal; and (C) any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL; and (ii) a reasonable opportunity to participate in all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or compromise or settle (or offer to do any of the foregoing), any such demands. Each holder of Dissenting Shares who becomes entitled under Section 262 of the DGCL to receive payment of the “fair value” of such holder’s Dissenting Shares shall, after the amount of such payment shall have been finally determined pursuant to the DGCL, receive such payment from the Parent or the Surviving Corporation after giving effect to any withholdings or deductions required by applicable Law.

Section 3.6    Withholding. Notwithstanding any other provision in this Agreement, each of the Paying Agent, Merger Sub, Parent and the Surviving Corporation shall be entitled to deduct and withhold from all payments made in connection with this Agreement such amounts as are required to be deducted or withheld under the Code or any provision of state, local or foreign tax Law or under any other applicable Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

ARTICLE IV
    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed or reflected in the Company SEC Documents filed and publicly available on the SEC EDGAR database since January 1, 2023 and prior to the date of this Agreement (but without giving effect to any amendment to any such document filed on or after the date of this Agreement) (each, an “Available Company SEC Document”), other than any information that is contained under the captions “Risk Factors” or “Forward-Looking Statements” or other similar cautionary or forward-looking disclosures (other than any historical factual information contained within such sections or statements), if the relevance of such information as an exception to (or a disclosure for purposes of) any representation of the Company in this Article IV is reasonably apparent on its face, or (b) as set forth in the disclosure letter delivered by the Company to Parent prior to the execution and delivery of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1     Organization, Standing and Power.

(a)   The Company (i) is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for such qualification or licensing, the lack of which, would not, individually or in the aggregate, have a Material Adverse Effect, and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted, except for such franchises, licenses, permits, authorizations and approvals, the lack of which, would not, individually or in the aggregate, have a Material Adverse Effect.

(b)    Each of the Subsidiaries of the Company (i) is a corporation, limited liability company, limited partnership or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for such qualification or licensing, the lack of which, would not, individually or in the aggregate, have a Material Adverse Effect, and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted, except for such franchises, licenses, permits, authorizations and approvals, the lack of which, would not, individually or in the aggregate, have a Material Adverse Effect.

(c)    The Company has made available to Parent true and complete, in all material respects, copies of the certificate of incorporation and bylaws of the Company, each as amended to the date of this Agreement, and each is in full force and effect. The Company is not in violation of any provision of the Company’s Organizational Documents. The Company has made available to Parent true and complete, in all material respects, copies of the Organizational Documents of each of the Company’s Subsidiaries, each as amended to the date of this Agreement.

Section 4.2    Capital Stock.

(a)    The authorized capital stock of the Company consists of (i) 40,000,000 Shares and (ii) 1,000,000 shares of preferred stock, par value $0.10 per share (“Preferred Stock”). As of the close of business on October 26, 2026 (the “Measurement Date”), (A) 16,664,312 Shares were issued and outstanding (not including 29,543 shares of Company Restricted Stock, 2,167 of which are vested but have not yet been issued), all of which were duly authorized and validly issued, fully paid and nonassessable and were free of preemptive rights, (B) no shares of Preferred Stock were issued and outstanding, (C) no Shares and no shares of Preferred Stock were held by the Company in its treasury, (D) there were outstanding Company Stock Options to purchase 845,072 Shares, at a weighted average exercise price of $6.78 per Share and (E) 2,606,463 Shares were reserved for future issuance under the Company Stock Plans (including upon exercise of the Company Stock Options). All Shares that may be issued pursuant to any Company Stock Plan or as contemplated or permitted by this Agreement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. All outstanding securities of the Company have been offered and issued in compliance in all material respects with the Securities Act. The Company has made available to Parent true and complete copies of the Company Stock Plans and the forms of stock option and restricted stock agreements evidencing the Company Equity Awards. Section 4.2(a) of the Company Disclosure Letter sets forth, as of the close of business on the Measurement Date, a true and complete list of each outstanding Company Equity Award and, to the extent applicable, the name of the holder thereof, the number of Shares issuable thereunder or subject thereto, the expiration date, the exercise or conversion price relating thereto, the grant or issuance date, whether it is subject to performance-based vesting, the amount vested and outstanding and the amount unvested and outstanding and the Company Stock Plan. The 2014 Long-Term Incentive Plan and the 2024 Long-Term Incentive Plan are the only plans or programs the Company or any of its Subsidiaries has maintained under which stock options, restricted stock, restricted stock units, performance-based restricted stock units, performance shares, stock appreciation rights or other compensatory equity or equity-based awards have been granted and remain outstanding or may be granted. Since the Measurement Date, the Company has not granted any options, restricted stock, restricted stock units, performance-based restricted stock units, performance shares, stock appreciation rights or other compensatory equity or equity-based awards or entered into any other agreements or commitments to issue any shares of its capital stock, or granted any other awards in respect of any shares of its capital stock. Except as set forth above and except for changes since the Measurement Date resulting from the exercise or settlement of Company Equity Awards, in each case, that are outstanding on such date, since the Measurement Date, the Company has not (1) authorized the creation or issuance of, or issued or authorized or effected any split-up or any other recapitalization of, any (x) shares of capital stock or other voting securities of the Company, (y) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (z) options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, (2) directly or indirectly purchased, repurchased, redeemed or otherwise acquired any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or (3) granted any options, restricted stock, restricted stock units, stock appreciation rights, calls, warrants or other rights, awards, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock (or, in the case of any Subsidiary that is a limited liability company or similar entity, the paid or unpaid registered capital) of the Company or any of its Subsidiaries. The Company has not heretofore agreed to take any such action, and there are no outstanding contractual obligations of the Company of any kind to redeem, purchase or otherwise acquire any outstanding shares of capital stock of the Company. Other than the Shares, there are no outstanding bonds, debentures, notes, or other indebtedness or securities of the Company having the right to vote on any matters on which stockholders of the Company may vote. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to any Company securities or securities of any wholly-owned Subsidiary of the Company.

(b)    Except as set forth in the second sentence of Section 4.2(a), (i) as of the Measurement Date, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding, (ii) there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities, or increase the registered capital, of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking, and (iii) there are no obligations by the Company to make any payments based on the price or value of its capital stock.

(c)    Section 4.2(c) of the Company Disclosure Letter sets forth a true, correct, and complete list of all Subsidiaries of the Company and their respective jurisdictions of organization, and, except for the Subsidiaries set forth on Section 4.2(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries directly or indirectly owns, of record or beneficially, any equity interest, capital stock or other ownership interest in, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in or assume any liability of, any Person. Each of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable (to the extent the entity is a corporate entity) and, except as set forth on Section 4.2(c) of the Company Disclosure Letter, all such shares, securities or interests are owned by the Company or another wholly-owned Subsidiary of the Company (other than, in the case of the Indian JV, the Indian Promoter Shares) and are owned free and clear of all security interests, liens, licenses, claims, pledges, hypothecations, mortgages, infringements, interferences, options, rights of first refusal, preemptive rights, community property interests, agreements, limitations in voting rights, charges or other encumbrances (collectively, “Liens”), other than under applicable Law or as set forth in the Organizational Documents of such Subsidiaries or, in the case of the Indian JV, the JV Agreement. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any Subsidiary of the Company.

(d)    Except as set forth in Section 4.2(d) of the Company Disclosure Letter, the Company has not agreed to register any securities under the Securities Act or under any provincial or state securities Laws or granted any registration rights to any Person that remain in effect. All dividends and distributions on the Shares that have been declared prior to the date of this Agreement have been paid in full.

Section 4.3    Authority.

(a)    The Company has all necessary corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company (including by the Company Board) and no other corporate proceedings on the part of the Company or any of its Subsidiaries are necessary to authorize and approve the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder, and the consummation by the Company of the transactions contemplated hereby, subject in the case of the consummation of the Merger, to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b)    The Company Board, at a meeting duly called and held, has duly and unanimously (i) determined that the transactions contemplated by this Agreement, including the Offer and the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, on the terms and subject to the conditions set forth in this Agreement, (iii) resolved that the Merger will be effected under Section 251(h) of the DGCL and (iv) resolved to make the Company Recommendation, which resolutions have not been, as of the date of this Agreement, subsequently rescinded, modified or withdrawn in any way.

(c)    Assuming the transactions contemplated by this Agreement are consummated in accordance with Section 251(h) of the DGCL, no vote or consent of the holders of any class or series of the Company's capital stock or other securities is required to authorize this Agreement or to consummate the Offer, the Merger and the other transactions contemplated hereby.

Section 4.4     No Conflict; Consents and Approvals.

(a)   Except as set forth in Section 4.4(a) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby, and the compliance by the Company with any of the provisions herein, do not and will not (i) conflict with, breach or violate the Company’s Organizational Documents or the Organizational Documents of any of the Company’s Subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (vi) of Section 4.4(b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, ruling, bylaw, official standard or similar requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity, or any other rule, regulation, order, judgment, injunction, writ, or decree (collectively, “Law”) applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become or constitute a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any note, bond, mortgage, indenture, contract, subcontract, agreement, lease, license, permit, understanding, option, warranty, insurance policy, benefit plan, instrument, obligation or other legally binding commitment, in each case whether written or oral (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets are bound, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, have a Material Adverse Effect.

(b)    The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not require any consent, approval, order, authorization or permit of, action by, registration, declaration or filing with or notification to, any (i) country, nation, state, multi-national or supra-national authority, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (ii) multi-national, supra-national, federal, state, local, municipal, foreign or other government, or (iii) governmental or quasi-governmental authority of any nature, including any regulatory (including stock exchange) or administrative authority, association, counsel or bureau, department, agency, division, instrumentality, official, organization, unit or self-regulatory organization, body or entity and any court, tribunal, judicial, arbitral, or other governmental body of competent jurisdiction (clauses (i) through (iii), each a “Governmental Entity”), except for (i) such filings as may be required under applicable requirements of the Exchange Act, and under state securities, “blue sky” and Takeover Laws, including the filing with the SEC of (x) the Schedule 14D-9 and (y) any information statement required in connection with the Offer under Rule 14f-1 under the Exchange Act, (ii) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the United Kingdom National Security and Investment Act 2021 (“NSIA”) and any filings required under the applicable requirements of antitrust or other competition Laws of jurisdictions other than the United States (“Foreign Antitrust Laws”), (iii) such filings as necessary to comply with the applicable requirements and rules of NASDAQ, (iv) the filings required under any Applicable Regulatory Laws, (v) compliance with the DGCL (including with respect to the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL), and (vi) any such consent, approval, authorization, waiver, permit, action, nonaction, registration, declaration, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, have a Material Adverse Effect.

(c)    The Company has not opted out of Section 251(h) of the DGCL in the certificate of incorporation of the Company or taken any other action to preclude the use by the Company of Section 251(h) of the DGCL.

Section 4.5     SEC Reports; Financial Statements.

(a)   The Company has timely filed or otherwise transmitted all forms, reports, schedules, statements (including registration statements and definitive proxy statements), certifications and other documents (including all exhibits, amendments and supplements thereto and all information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2023 (all such forms, reports, schedules, statements, certificates and other documents (including all exhibits, amendments and supplements thereto and all information incorporated by reference) filed or furnished since January 1, 2023, and prior to the date of this Agreement, collectively, the “Company SEC Documents”). As of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933 (the “Securities Act”), the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the Exchange Act, as the case may be, each as in effect on the date so filed. As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, as of the date of such amendment or superseding filing), none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Subsidiaries of the Company is required to file any forms, reports or other documents with the SEC pursuant to Sections 13 or 15 of the Exchange Act.

(b)    The consolidated balance sheets and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows (including, in each case, any related notes and schedules thereto) of the Company (collectively, the “Company Financial Statements”) included in the Company SEC Documents comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated (subject, in the case of unaudited statements, to normal period-end adjustments). As of the date of this Agreement, the Company does not intend to correct or restate, and, to the knowledge of the Company, there is not any basis to restate, any of the audited financial statements or unaudited interim financial statements (including, in each case, the notes, if any, thereto) of the Company filed in or furnished with the Company SEC Documents.

(c)    With respect to each Annual Report on Form 10-K, each Quarterly Report on Form 10-Q and each amendment of any such report included in the Company SEC Documents filed since January 1, 2023, the principal executive officer and principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company) have made all certifications required by the Sarbanes-Oxley Act.

(d)    The Company maintains disclosure controls and procedures as defined in and required by Rule 13a-15 or 15d-15, as applicable, under the Exchange Act. Such disclosure controls and procedures are designed to ensure that (x) all information (both financial and nonfinancial) required to be disclosed by the Company in the reports that it files or submits with the SEC under the Exchange Act is recorded, processed, summarized and reported, in all material respects and on a timely basis, to the individuals responsible for the preparation of such reports within the time periods specified in the rules and forms of the SEC and (y) all such information is accumulated and communicated to the Company’s management or to other individuals responsible for preparing such reports as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed and reasonably sufficient in all material respects to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) that receipts and expenditures are executed in accordance, in all material respects, with the authorization of management and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that would materially affect the Company Financial Statements. The Company has disclosed, based on the most recent evaluation of internal controls and its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. To the knowledge of the Company, any material change in internal control over financial reporting required to be disclosed in any Company SEC Document has been so disclosed. To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened in writing, in each case, regarding any accounting practices of the Company. The Company is not party to, nor has it entered into any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any off-balance sheet arrangements), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s audited financial statements or other Company SEC Documents.

(e)    The Company is in compliance in all material respects with all current listing and corporate governance requirements of NASDAQ, and is in compliance in all material respects with all rules, regulations and requirements of the Sarbanes-Oxley Act.

(f)    There are no outstanding or unresolved comments from the SEC with respect to any Company SEC Document. Since January 1, 2023, none of the Company or any of its Subsidiaries, any director or officer of the Company or its Subsidiaries or, to the knowledge of the Company, any employee, auditor, accountant or Representative of the Company or any of its Subsidiaries has received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its Subsidiaries or its internal accounting controls, and, to the knowledge of the Company, no attorney representing the Company or its Subsidiaries has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company, the Company’s Subsidiaries or any of its officers, directors, employees or agents to the Company Board or any committee thereof.

Section 4.6    No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries, except for liabilities and obligations (a) reflected or reserved against in the Company’s consolidated balance sheet as of the Balance Sheet Date (or the notes thereto) included in the Company Financial Statements, (b) incurred in the ordinary course of business since the Balance Sheet Date (which liabilities or obligations are not material, individually or in the aggregate), (c) as specifically contemplated by this Agreement, (d) which have been discharged or paid in full prior to the date of this Agreement, or (e) that are not, individually or in the aggregate, otherwise material to the Company.

Section 4.7    Certain Information. The Schedule 14D-9 will not, at the time it is first filed with the SEC, amended or supplemented or first published, distributed or disseminated to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements included or incorporated by reference in the Schedule 14D-9 based on information supplied in writing by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference therein. None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Offer Documents will, at the respective times they are first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements included or incorporated by reference in the Offer Documents based on information supplied in writing by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference therein.

Section 4.8    Absence of Certain Changes or Eventsj. Since December 31, 2025 (the “Balance Sheet Date”) through the date of this Agreement, (i) the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business in all material respects (except for the execution and performance of this Agreement and the discussions and negotiations related thereto) and (ii) there has not occurred any Material Adverse Effect.

Section 4.9    Litigation; Orders. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) there is no suit, claim, action, litigation, complaint, charge, proceeding (including any civil, criminal, administrative, investigative, or appellate proceeding), inquiry, audit, examination, arbitration or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity (each, an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties by or before any Governmental Entity and (b) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any of their properties is subject to any judgment, order, injunction, rule or decree (each, an “Order”) of any Governmental Entity. As of the date of this Agreement, there is no Action pending or, to the knowledge of the Company, threatened that questions the validity or enforceability of this Agreement or the Support Agreement or the right of the Company to enter into this Agreement or to consummate the transactions contemplated hereby.

Section 4.10    Compliance with Laws. The Company and each of its Subsidiaries is, and has been since January 1, 2023, in compliance with all Laws applicable to it or by which any of its properties or businesses are bound and, since January 1, 2023, neither the Company nor any of its Subsidiaries has been notified in writing by any Governmental Entity of any such violation, or any investigation with respect to any such Law, except in each case for any such non-compliance or violation that would not, individually or in the aggregate, have a Material Adverse Effect. The Company and its Subsidiaries have in effect all permits, licenses, exemptions, authorizations, franchises, orders, clearances, certificates, consents, registrations, concessions, approvals, and other authorizations required to have been obtained from, or filings required to have been made with, all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and to carry on their business as now conducted, except for any Permits the absence of which would not, individually or in the aggregate, have a Material Adverse Effect. All Permits are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect. As of the date of this Agreement, there are no Actions pending or, to the knowledge of the Company, threatened relating to the suspension, revocation, termination or material modification of any material Permit, and, to the knowledge of the Company, no material Permit will be impaired or otherwise adversely affected by the consummation of the transactions contemplated hereby.

Section 4.11    Benefit Plans.

(a)    Section 4.11(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Plan. Each material Company Plan that is maintained solely for the benefit of non-U.S. persons is indicated as a “Non-U.S. Plan” therein.

(b)    The Company has furnished to Parent a current, true and complete copy thereof (including any amendments thereto) and, to the extent applicable: (i) each Company plan document, (ii) any related trust agreement, insurance contract or other funding instrument that implements each Company Plan, (iii) the most recent determination, opinion or advisory letter from the Internal Revenue Service (the “IRS”), (iv) the current summary plan description and any material modifications thereto, or any other equivalent written communications by the Company or its Subsidiaries to participants concerning the extent of the benefits provided under any Company Plan, (v) for the three most recent years (A) Form 5500 and all attached schedules, (B) audited financial statements and actuarial valuation reports, (C) non-discrimination testing results, as applicable, and (D) attorney’s response to an auditor’s request for information and (vi) all non-routine written notices given to such Company Plan, the Company, or any ERISA Affiliate by the IRS, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Entity relating to such Company Plan.

(c)      With respect to the Company Plans:

(i)    (A) each Company Plan has been established, operated and administered in accordance with its terms in all material respects and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws, rules and regulations, (B) no prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, or breach of fiduciary duty (as determined under ERISA) has occurred with respect to any Company Plan that would reasonably be expected to result in a material liability to the Company and (C) all payments, contributions, reimbursements, accruals, and premiums required to be made under the terms of any Company Plan for all periods ending prior to or as of the Closing that are due have been timely made within the periods prescribed by ERISA, the Code and applicable Law and all such contributions or payments ending on or prior to the date of this Agreement that are not yet due have been made or properly accrued in full;

(ii)    each Company Plan intended to be qualified under Section 401(a) of the Code is so qualified and has received or by its form may reasonably rely upon a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified (or the deadline for obtaining such a letter has not expired as of the date of this Agreement), and, to the knowledge of the Company, nothing has occurred and no condition exists that would reasonably be expected to cause the loss of such qualified status of any such Company Plan;

(iii)    there is no Action (including any hearing, investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending or, to the knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits) and there are no circumstances which would give rise to or be expected to give rise to any such Actions or liability;

(iv)    each Company Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) has been administered and operated in all respects in compliance with the applicable requirements of the Patient Protection and Affordable Care Act of 2010 (the “Affordable Care Act”), and, to the knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to subject any such Company Plan, the Company, any of its Subsidiaries, or any ERISA Affiliate, to any material liability including additional contributions, fines, penalties, excise Taxes or loss of Tax deduction under Section 4980D or 4980H of the Code or any provision of the Affordable Care Act; and

(v)    each Company Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been operated and maintained in compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder.

(d)    Neither the Company nor any ERISA Affiliate thereof sponsors, maintains, participates in or contributes to, or has any liability with respect to or is obligated to contribute to, or has any current or contingent liability or obligation under or with respect to, ever sponsored, established, maintained or contributed to, or had any liability with respect to or been obligated to contribute to, or had any contingent liability or obligation under or with respect to any Company Plan subject to Title IV of ERISA or Section 412 of the Code, any multiemployer plan within the meaning of Section 4001(a)(3) or 3(37) of ERISA, a multiple employer plan within the meaning of Section 413(c) of the Code or a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

(e)    Neither the Company nor any Subsidiary has any liability or obligation in respect of post-retirement or other post-employment medical, health insurance or other welfare type benefits (other than health care continuation coverage as required by Section 4980B of the Code or ERISA or coverage through the end of the calendar month in which a termination of employment occurs).

(f)    Except as set forth on Section 4.11(f) of the Company Disclosure Letter, neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, will, either alone or in combination with another event (i) entitle any current or former employee, officer, director, or individual independent contractor of the Company to or result in any payment or benefit under any Company Plan (whether of bonus, change in control, retention, severance pay or otherwise), (ii) accelerate the time of payment, funding, or vesting of, or increase the amount of, any compensation or benefits due under any Company Plan, to any current or former employee, officer, director, or individual independent contractor of the Company (iii) trigger any funding obligation pursuant to any Company Plan or (iv) create any limitation or restriction on the right of the Company or any of its Subsidiaries to merge, amend or terminate any Company Plan.

(g)    Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will either alone or in combination with another event, give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code. The Company has no obligation to “gross up”, pay, provide or indemnify any individual for any Tax or Tax liability incurred pursuant to Section 409A or 4999 of the Code or otherwise.

(h)    Each Company Plan that has been adopted or maintained by the Company or any of its Subsidiaries, whether formally or informally, in any jurisdiction outside of the United States primarily for the benefit of employees whose principal work location is outside of the United States (each, an “International Employee Plan”) that, under applicable Law, is required to be registered or approved by a Governmental Entity, has been so registered or approved and has been maintained in good standing with all applicable Governmental Entities, and no event has occurred and no condition exists since the date of the most recent approval or application therefor relating to any such International Employee Plan that would reasonably be expected to materially adversely affect any such approval or good standing. Each International Employee Plan has been established, operated, maintained and administered in compliance with its terms and operated in compliance with all applicable Laws in all material respects. Each International Employee Plan that is intended to qualify for special Tax treatment meets the requirements for such treatment in all material respects. All contributions to, and payments from, each International Employee Plan under the terms of such plan or applicable Law have been fully, properly, and timely made or accrued in accordance with country-specific accounting practices. Each International Employee Plan that, under applicable Law, is required to be funded, is either: (i) fully funded in accordance therewith and to an extent sufficient to provide for accrued benefit obligations with respect to all participants, or (ii) is fully insured, in each case, based upon generally accepted local accounting and actuarial practices and procedures.

(i)    No International Employee Plan contains a defined benefit provision within the meaning of Section 147.1(1) of the Income Tax Act (Canada) or is an employee life and health trust within the meaning of Section 248(1) of the Income Tax Act (Canada), an individual pension plan within the meaning of Section 8300(1) of the Income Tax Regulations (Canada), a multi-employer plan within the meaning of Section 8500(1) of the Income Tax Regulations (Canada), a designated plan within the meaning of Section 8515(1) of the Income Tax Regulations (Canada) or a health and welfare trust as described in Canada Revenue Agency Income Tax Folio S2.

(j)    Each Company Stock Option was granted with a per Share exercise price no less than the fair market value of a Share on the date of grant, as determined in accordance with Section 409A of the Code, and each Company Equity Award was granted in accordance with the terms of the applicable Company Stock Plan, applicable award agreement and applicable Law.

Section 4.12    Labor Matters.

(a)    Neither the Company nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with any labor union, employee association or other labor organization, nor is any such contract or agreement presently being negotiated, nor, to the knowledge of the Company, is there a representation campaign respecting any employees of the Company or its Subsidiaries. There is no labor dispute, strike, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(b)    Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and each Subsidiary is, and for the last three years has been, in compliance in all respects with all applicable Laws in respect of labor and employment, including hiring practices, employment practices, terms and conditions of employment, wages and hours, overtime, applicable Laws relating to discrimination and equal pay, labor relations, leave of absence, paid sick leave laws, work breaks, classification of employees (including overtime exempt and independent contractor status), occupational health and safety, immigration and work authorization, privacy, fair credit reporting, harassment, violence, retaliation, reprisal, human rights, disability rights and benefits, reasonable accommodation, equal employment, pay transparency, fair employment practices, wrongful discharge or violation of personal rights including the Worker Adjustment Retraining Notification Act of 1988 (the “WARN Act”) or similar state or local Law.

(c)    Neither the Company nor any of its Subsidiaries is, or has been during the last three years, (i) the subject of any pending or, to the knowledge of the Company, threatened Action before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Entity relating to the employment or engagement of any current or former employee, applicant, contractor, or other service provider of the Company or any of its Subsidiaries, including payment of wages, hours of work, overtime, classification of workers as exempt or nonexempt or as independent contractors, minimum wage, reimbursement of business expenses, payroll recordkeeping, and/or meal and rest breaks, or involving allegations of discrimination, harassment, violence, retaliation, reprisal or other misconduct by or against an employee of the Company or its Subsidiaries; (ii) material Actions against the Company or any of its Subsidiaries pending or to the Company’s knowledge threatened in writing, to be brought or filed, by or with any court, arbitrator or other alternative dispute resolution forum by or on behalf of any current or former employee or individual service provider of the Company or any of its Subsidiaries alleging breach of any employment Law or (iii) party to a settlement agreement with a current or former officer, director, employee or independent contractor of the Company or any of its Subsidiaries resolving allegations of sexual harassment or sexual misconduct by either (A) an officer or director of the Company or any of its Subsidiaries or (B) an employee in a management role at the Company or any of its Subsidiaries.

(d)    During the past three years, neither the Company nor its Subsidiaries have implemented or effectuated a “plant closing,” “mass layoff,” partial “plant closing,” “relocation,” or “termination” (each as defined in the WARN Act or similar state or local Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries.

(e)    Section 4.12(e) of the Company Disclosure Letter sets forth the name, job title, work or office location (including city and state or province), start date, full-time or part-time status, annual salary or hourly wage rate (as applicable), overtime exemption status, and accrued but unused vacation and sick time of all employees of the Company and its Subsidiaries, and for each such employee who is absent from active employment as of the date of this Agreement (including as a result of leave of absence or disability), the nature of such leave and anticipated date of return to active employment. Neither the Company nor any of its Subsidiaries has incurred, and, to the Company’s knowledge, no circumstances exist under which the Company or any of its Subsidiaries likely would incur, any material liability arising from the misclassification of employees as overtime exempt.

(f)    Section 4.12(f) of the Company Disclosure Letter sets forth a complete and accurate list of the following information for each individual independent contractor engaged directly by the Company or any of its Subsidiaries as of the date hereof, in each case, to the extent known and applicable: name; primary work location (including city and state or province); compensation rate; type of work being performed; and the date the current engagement began and is expected to end. Neither the Company nor any of its Subsidiaries has incurred, and, to the Company’s knowledge, no circumstances exist under which the Company or any of its Subsidiaries likely would incur, any material liability arising from the misclassification of employees as independent contractors.

(g)    The Company and each of its Subsidiaries has promptly, thoroughly and impartially investigated all harassment, including sexual harassment, violence, discrimination, retaliation, reprisal or policy violation allegations of which it is aware. The Company and each of its Subsidiaries has taken prompt corrective action that is reasonably calculated to prevent further improper action. Neither the Company nor any of its Subsidiaries reasonably expects any material liabilities with respect to any such allegations or is aware of any allegations relating to officers, directors, managers, employees, contractors, or agents of the Company or any of its Subsidiaries, that, if known to the public, would bring the Company or any of its Subsidiaries into material disrepute.

(h)    No current or former employee or independent contractor of the Company or any of its Subsidiaries is in violation of any term of any noncompete agreement, nondisclosure agreement, common law nondisclosure obligation, nonsolicitation agreement, fiduciary duty, restrictive covenant, confidentiality agreement, employment agreement, consulting agreement, or similar obligation (i) owed to the Company or any of its Subsidiaries or (ii) owed to any third party with respect to the person’s right to be employed or engaged by the Company or any of its Subsidiaries.

(i)    To the Company’s knowledge, all employees of the Company and its Subsidiaries working in the United States are legally authorized to work in the United States. The Company and each of its Subsidiaries has retained completed U.S. Citizenship and Immigration Services Form I-9s (Employment Eligibility Verification) for each current employee of the Company and its Subsidiaries located in the United States in material compliance with applicable Law.

(j)    During the past three years, and in each case except where the failure to timely pay in full would not be material to the Company and its Subsidiaries, taken as a whole, all compensation, including wages, commissions, bonuses, fees, accrued vacation, paid time off, and/or holiday pay, and other compensation, payable to all employees and individual, independent contractors, of the Company and its Subsidiaries for services performed on or prior to the date hereof have been timely paid in full. Each Subsidiary of the Company organized in the People’s Republic of China has, since its establishment, made in full all social insurance and housing provident fund contributions required under applicable Law in respect of all of its employees.

Section 4.13   Environmental Matters.

(a)    Except as set forth on Section 4.13 of the Company Disclosure Letter: (i) the Company and each of its Subsidiaries has been and is in compliance, in all material respects, with all applicable Environmental Laws, and possesses and is in compliance, in all material respects, with all applicable Environmental Permits required under such Environmental Laws to operate as it presently operates, including the operation of the Company’s and its Subsidiaries’ business and the operation or use of any real property owned, leased or operated by the Company or any of its Subsidiaries, and all such Environmental Permits are currently in effect, and there is no reasonable basis for the revocation, non-renewal, or adverse modification of any such Environmental Permit; (ii) there are no Materials of Environmental Concern at any property currently owned, leased, used or operated by the Company or any of its Subsidiaries, or to the knowledge of the Company, any property formerly owned, leased, operated, or used by the Company or any of its Subsidiaries, except under circumstances that do not result in or are not reasonably likely to result in material liability of the Company or any of its Subsidiaries under any applicable Environmental Law; (iii) neither the Company nor any of its Subsidiaries has received any written request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq. or similar state statute, concerning any Release or threatened Release of Materials of Environmental Concern at any location; (iv) neither the Company nor any of its Subsidiaries has received any written notice, demand, information request, claim or complaint, nor is the Company or any of its Subsidiaries presently subject to, or to the knowledge of the Company, threatened with, any claim, proceeding, investigation, inspection, or audit relating to alleged noncompliance with Environmental Laws or any other liabilities pursuant to Environmental Laws (including any claim, proceeding, investigation, inspection, or audit seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under, any Environmental Law); (v) there has been no Release of Materials of Environmental Concern by the Company or any of its Subsidiaries, nor to the knowledge of the Company, has there been a Release of Materials of Environmental Concern by any other Person, in, on, under, at, migrating to, or emanating from any property currently, or to the knowledge of the Company formerly, owned, leased, used or operated by the Company or any of its Subsidiaries that, in each case, could result in material liability for the Company or any of its Subsidiaries pursuant to any Environmental Laws; (vi) there has been no use, generation, manufacture, sale, handling, treatment, recycling, storage, transportation, disposal of, arrangement for the disposal of, or placement of, or exposure of any Person to, a Material of Environmental Concern by the Company or any of its Subsidiaries that could reasonably be anticipated to result in material liability for the Company or any of its Subsidiaries pursuant to any Environmental Laws; (vii) neither the Company nor any of its Subsidiaries has agreed to assume any actual or potential liability under any Environmental Laws of any other Person; (viii) to the knowledge of the Company, there are no landfills, above-ground or underground storage tanks or uncontained or unlined storage treatment or disposal areas for any Materials of Environmental Concern at, in, on or under any property formerly owned, leased, or operated by the Company or any of its Subsidiaries other than in material compliance with all Environmental Laws and Environmental Permits; (ix) neither the Company nor any of its Subsidiaries has received any written notice that any property now or previously owned, operated or leased by the Company or any of its Subsidiaries is listed or is proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq, or any similar federal, state, provincial or foreign list of sites requiring investigation or cleanup, that would reasonably be expected to give rise to any material liability under Environmental Law, and no Lien (other than Permitted Liens) has been filed against either the personal or movable property or real or immovable property of the Company or any of its Subsidiaries under any Environmental Law; (x) the Company has made available to Merger Sub true and correct copies of all material environmental investigations, studies, assessments, audits (including Phase I and Phase II Environmental Site Assessments), and reports that have been made available to the Company or any of its Subsidiaries and which are in the possession, custody, or reasonable control of the Company or any of its Subsidiaries relating to Environmental Law, Materials of Environmental Concern, or the environmental conditions of any property owned, leased, operated, or used by the Company or any of its Subsidiaries or the business of the Company or any of its Subsidiaries.

(b)      For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i)    “Environmental Laws” means all federal, state, provincial or local Law, including common law, relating to (A) pollution, the environment or the preservation or remediation thereof, the protection of the quality of the ambient air (including indoor or outdoor air), soil, sediments, surface water, drinking water, or groundwater, natural resources, the protection of the environment or human health and safety (with respect to exposure to Materials of Environmental Concern), (B) the handling, use, presence, discharge, storage, treatment, removal, transportation, management, disposal, sale, distribution, importation, exportation, generation, production, manufacture, emission, Release of Materials of Environmental Concern or threatened Release of any Materials of Environmental Concern, chemical substance or waste water or (C) noise, odor, wetlands, or any injury or threat of injury to Persons (with respect to exposure to Materials of Environmental Concern) or property, including without limitation the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq., the Occupational Safety and Health Act (with respect to worker exposure to Materials of Environmental Concern), the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Safe Drinking Water Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Emergency Planning and Community Right-to-Know Act and any similar federal, state or local Law.

(ii)    “Environmental Permits” means all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

(iii)    “Materials of Environmental Concern” means any hazardous, acutely hazardous, or toxic substance or waste or words of similar meaning or effect defined or regulated as such, or forming the basis of liability under, applicable Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq. or the federal Resource Conservation and Recovery Act, or any pollutant, contaminant, waste or hazardous, dangerous or toxic chemical, material or substance, including asbestos, radiation and radioactive materials, polychlorinated biphenyls, petroleum and petroleum products and by- products, lead, pesticides, natural gas, per- and polyfluoroalkyl substances (PFAS), and nuclear fuel, all within the meaning of any applicable Environmental Law.

(iv)    “Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

Section 4.14    Taxes.

(a)    All material Tax Returns required by applicable Law to be filed by the Company or any of its Subsidiaries have been filed in accordance with all applicable Laws (after giving effect to any extensions of time in which to make such filings), and all such Tax Returns are true and complete in all material respects.

(b)    All material Taxes due and payable by the Company or any of its Subsidiaries have been timely paid (whether or not shown on any Tax Return).

(c)    No Liens for material Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, other than Permitted Liens.

(d)    As of the date of this Agreement, there are no Actions or audits now pending, or threatened against the Company or any of its Subsidiaries.

(e)    No deficiency for material Taxes has been asserted or proposed in writing by any Governmental Entity against the Company or any of its Subsidiaries that has not been fully paid, settled or withdrawn.

(f)    Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency, other than (i) automatic extensions of the time in which to file a Tax Return obtained in the ordinary course of business or (ii) waivers or extensions that have expired without assessment.

(g)    No written claim has been received by the Company or any of its Subsidiaries from any Governmental Entity in a jurisdiction where the Company or such Subsidiary does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by, or required to file any Tax Returns in, that jurisdiction.

(h)    Neither the Company nor any of its Subsidiaries is or has been a party to any “reportable transaction” (within the meaning of Treasury Regulations Section 1.6011-4(b)).

(i)    Neither the Company nor any of its Subsidiaries is a party to any Tax sharing agreement, Tax indemnity obligation or similar agreement (other than Contracts entered into with customers in the ordinary course of business) with respect to Taxes, including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority, which agreement would be effective after the Closing Date.

(j)    Neither the Company nor any of its Subsidiaries has been a member of a group filing an affiliated, unitary, consolidated or combined income Tax Return (other than a group the common parent of which was the Company), and neither the Company nor any of its Subsidiaries has any liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, or by Contract (other than Contracts entered into in the ordinary course of business, the primary subject matter of which is not Taxes).

(k)    During the two years prior to the date hereof, neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution intended to qualify for Tax-free treatment under Section 355 of the Code (or any similar provision of Law).

(l)    The Company and each of its Subsidiaries has withheld and timely paid over to the appropriate Governmental Entity all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, supplier, distributor or other Person.

(m)    The Company and each of its Subsidiaries has made adequate provision in the Company’s financial statements for all accrued Taxes not yet due and payable, and neither the Company nor any of its Subsidiaries has incurred any liability for Taxes other than in the ordinary course of business.

(n)    Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date pursuant to Section 481(a) of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed prior to the Closing, (iii) installment sale or open transaction disposition made prior to the Closing, (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date outside of the ordinary course of business, or (v) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) entered into or incurred on or prior to the Closing Date.

(o)    There are no outstanding Tax rulings, requests for rulings, applications for change in accounting methods or closing agreements with respect to the Company or any of its Subsidiaries that will remain in effect or apply for any period after the Closing Date.

Section 4.15    Contracts.

(a)    Except for this Agreement and a Company Plan (other than Company Employee Agreements required to be listed pursuant to Section 4.15(a)(vii)), Section 4.15(a) of the Company Disclosure Letter sets forth a true and complete list, as in effect as of the date of this Agreement, of the Contracts of a type described below to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their properties or assets is bound (such Contracts as described in this Section 4.15(a), collectively, the “Material Contracts”):

(i)    any Contract that has been or that would be required to be filed by the Company or any of its Subsidiaries as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC;

(ii)    any Contract involving expected receipts or expenditures in excess of $1,000,000 in the aggregate in the current or any future calendar year (other than Company Employee Agreements), and which is not cancelable (A) without penalty or further payment or (B) without more than 30 days’ notice;

(iii)    any IP Contract or other Contract pursuant to which the Company or any of its Subsidiaries has obtained from or granted to any Person any right, title or interest in, under or to any Intellectual Property or Intellectual Property Rights (other than Ordinary Course Licenses or Contracts granting rights to use readily available shrink wrap or click wrap Software);

(iv)    any Contract that is a coexistence agreement, settlement agreement, a covenant not to sue or a similar agreement, in each case under which the Company or any of its Subsidiaries is restricted in its right to use, enforce or register any Intellectual Property or Intellectual Property Rights;

(v)    any Contract that imposes on the Company or any of its Subsidiaries obligations to research, develop, manufacture or commercialize any Company Product, or under which the Company or any of its Subsidiaries has uncompleted performance obligations relating to any research, development or collaboration program or any pre-clinical or clinical trial or study;

(vi)    the Real Property Leases;

(vii)  any Contract with a current or former employee, contractor, director or officer of the Company or any of its Subsidiaries which commits the Company or any of its Subsidiaries to severance, termination, change in control, options or equity-based compensation, benefits or compensation which become payable upon the consummation of the transaction contemplated herein (whether directly or following the occurrence of a subsequent event);

(viii)    any capital lease, as determined in accordance with GAAP;

(ix)    any Contract under which the Company or any of its Subsidiaries has, directly or indirectly, made or agreed to make any loan or advance to, capital contribution to, or other investment in, any Person (other than investments in marketable securities and advances to directors, officers or Company Employees for travel and other appropriate business expenses in the ordinary course of business);

(x)    any joint venture, strategic alliance, partnership or other Contract involving any joint ownership or sharing of any business, venture or enterprise, or a sharing of profits or losses, or pursuant to which the Company or any of its Subsidiaries has any ownership or control interest in any other Person or business enterprise;

(xi)    any Contract that (A) contains any covenant or other agreement limiting the right or ability of the Company or any of its Subsidiaries or its Affiliates to (1) manufacture, research, develop, distribute, sell or otherwise commercialize any products, (2) solicit for employment or hire any employees of any other Person, or (3) engage in any line of business or to compete (geographically or otherwise) with any Person, (B) grants any exclusive or preferential right to make, sell or distribute any of the Company’s or any of its Subsidiaries’ products, or to distribute, market, resell or otherwise commercialize any Company Product, or (C) grants any “most favored nation” or similar rights;

(xii)    any union contract or collective bargaining agreement;

(xiii)    any Contract involving payments by the Company or any of its Subsidiaries based on profits, revenue, fee income or other financial performance measures of the Company or any of its Subsidiaries, other than Contracts that are cancelable upon 90 days’ or less prior written notice;

(xiv)    any Contract involving payments of any royalties, earnouts, development or commercialization milestones or similar payments in excess of $500,000 in the last fiscal year, other than Contracts that are cancelable upon 90 days’ or less prior written notice;

(xv)    any Contract involving any indemnification obligation of the Company or any of its Subsidiaries or otherwise involving any warranty, guaranty or surety by the Company or any of its Subsidiaries, in each case other than Contracts entered into in the ordinary course of business;

(xvi)    any Contract entered into relating to the purchase or sale of assets of the Company or any of its Subsidiaries outside the ordinary course of business and that involves an amount or value in excess of $1,000,000;

(xvii)    any Contract relating to the sale of any of the assets of the Company or any of its Subsidiaries other than in the ordinary course of business, or for the grant to any Person of any preferential right to purchase any of the Company’s or any of its Subsidiaries’ assets (other than indications of interest entered into in the ordinary course of business consistent with past practice);

(xviii)    any Contract relating to the acquisition (by merger, purchase of stock or assets or otherwise) by the Company or any of its Subsidiaries of any operating business or assets or the capital stock of any other Person;

(xix)    any Contract relating to the incurrence, assumption or guarantee of any indebtedness for borrowed money, or imposing a Lien (other than Permitted Liens) on any of the assets of the Company or any of its Subsidiaries, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;

(xx)    any Contract that obligates the Company or any of its Subsidiaries to provide or obtain products or services for a period of one year or more, or that requires the Company or any of its Subsidiaries to purchase or sell a stated portion of its requirements or outputs, including any “take or pay” or minimum purchase obligations;

(xxi)    any Contract with an employee of the Company or any of its Subsidiaries pursuant to which the employee receives annual cash compensation (including salary and target annual cash bonus and target commissions) of $250,000 or more, excluding any such Contract that is terminable at-will without the Company or any of its Subsidiaries incurring any severance liability;

(xxii)    any Contract relating to the settlement of any material Action;

(xxiii)    any Contract with a related person (as defined in Item 404 of Regulation S-K of the Securities Act) that would be required to be disclosed in the Company SEC Documents but has not been disclosed.

(b)       As of the date of this Agreement, each Material Contract is valid and binding on the Company and each of its Subsidiaries party thereof, and, to the knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, have a Material Adverse Effect. Except as would not, individually or in the aggregate, have a Material Adverse Effect, there is no default under any Material Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto. The Company has made available to Parent true and complete copies of all Material Contracts as in effect as of the date of this Agreement.

(c)      Section 4.15(c) of the Company Disclosure Letter sets forth a list of the ten largest customers and the ten largest suppliers of the Company and its Subsidiaries, as measured by the dollar amount of sales or purchases, as applicable, during the 12 months ended on the Balance Sheet Date, showing the approximate total sales to each such customer and the approximate total purchases from each such supplier during such period. Since the Balance Sheet Date, no customer or supplier listed on Section 4.15(c) of the Company Disclosure Letter has terminated, or notified the Company or any of its Subsidiaries in writing that it intends to terminate, its relationship with the Company or any of its Subsidiaries, or has materially reduced or changed, or notified the Company or any of its Subsidiaries in writing that it intends to materially reduce or change, the pricing or other material terms of its business with the Company or any of its Subsidiaries.

Section 4.16    Regulatory Matters and Compliance with Applicable Regulatory Laws.

(a)    The Company and each of its Subsidiaries holds all material Permits of all Governmental Entities required under applicable Laws, including the Department of Transportation’s Pipeline and Hazardous Materials Safety Administration regulations, the International Civil Aviation Organization and International Air Transport Association Dangerous Goods Regulations, the International Maritime Dangerous Goods Code, the International Traffic in Arms Regulations, the Export Administration Regulations, and any comparable Governmental Entity outside the United States or any successor agency thereto, including all such Permits required for the lawful operation of the businesses of the Company and its Subsidiaries as currently conducted under applicable transportation, environmental, and export control Laws (collectively, “Applicable Regulatory Laws”) (the “Regulatory Permits”), and all such Regulatory Permits are valid and in full force and effect. There has not occurred any material violation of, or default (with or without notice or lapse of time or both) under, any such Regulatory Permit. The Company and each of its Subsidiaries is in compliance in all material respects with the terms of all such Applicable Regulatory Laws, and all such Regulatory Permits required for the operation of the businesses as currently conducted. Neither the Company nor any of its Subsidiaries has received written notice of any pending or threatened claim, any Action by any Governmental Entity alleging that any Company Product or operation or activity of the Company or any of its Subsidiaries is in material violation of any Applicable Regulatory Law or Regulatory Permit.

(b)    Section 4.16(b) of the Company Disclosure Letter sets forth a true and complete list of each registration, approval, clearance, certificate, license, listing or filing issued by or made with any Governmental Entity outside the United States that is required for the importation, marketing, sale, distribution, installation or servicing of any Company Product (each, a "Company Product Permit"). The Company and each of its Subsidiaries holds, and has held at all times, all Company Product Permits of all Governmental Entities required under applicable requirements of Applicable Regulatory Laws, including the EU Battery Directive, the EU Restriction of Hazardous Substances Directive, China RoHS 2, the (Indian) Electronics and Information Technology Goods (Requirement of Compulsory Registration) Order, 2021 and the Bureau of Indian Standards compulsory registration scheme thereunder, the (Indian) Battery Waste Management Rules, 2022, and the regulations promulgated thereunder by applicable Governmental Entities. Each Company Product Permit is held in the name of the Company or a Subsidiary, is valid and in full force and effect, and no proceeding is pending or, to the knowledge of the Company, threatened to suspend, revoke, cancel or materially modify any Company Product Permit. Since January 1, 2023, there has not occurred any material violation of, or default (with or without notice or lapse of time or both) under, any such Company Product Permit. The Company and each of its Subsidiaries is in compliance in all material respects with the terms of all such Company Product Permits required for the operation of the businesses as currently conducted. Since January 1, 2023, neither the Company nor any of its Subsidiaries has received written notice of any pending or threatened claim, any Action by any Governmental Entity alleging that any Company Product or operation or activity of the Company or any of its Subsidiaries is in material violation of any applicable Law or Company Product Permit.

(c)    The Company Products have been researched, manufactured, imported, exported, processed, developed, labeled, stored, tested, marketed, promoted, advertised and distributed by or on behalf of the Company or any of its Subsidiaries in compliance in all material respects with all applicable Law, including applicable requirements under any applicable Regulatory Permits and all Applicable Regulatory Laws, including applicable statutes and implementing regulations administered or enforced by the Department of Transportation, Environmental Protection Agency, Bureau of Industry and Security, Directorate of Defense Trade Controls, or any comparable Governmental Entity. All applications, notifications, submissions, information, claims, reports and data utilized by the Company or any of its Subsidiaries as the basis for, or submitted by or, to the knowledge of the Company, on behalf of the Company or any of its Subsidiaries in connection with, any and all requests for the Regulatory Permits relating to the Company or any of its Subsidiaries when submitted to any Governmental Entity, were true and correct in all material respects as of the date of submission, and any material updates, changes, corrections or modification to such applications, notifications, submissions, information, claims, reports and data required under applicable Laws, including Applicable Regulatory Laws, have been submitted to the applicable Governmental Entity.

(d)    Neither the Company nor any of its Subsidiaries has (i) made an untrue statement of a material fact or fraudulent statement to any Governmental Entity regulating the transportation, export, import, or environmental compliance of the Company’s or any of its Subsidiaries’ products, (ii) failed to disclose a material fact required to be disclosed to any such Governmental Entity or (iii) made any statement, failed to make any statement or committed any other act, which statement, failure or act, in any such case of the foregoing clauses (i), (ii) and (iii), would reasonably be expected to result in the denial, suspension, or revocation of any Regulatory Permit or Company Product Permit. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any of their officers, directors, employees, or Representatives, has received any notification from any Governmental Entity that it is the subject of any pending or threatened investigation relating to any Applicable Regulatory Law.

(e)    The manufacture of Company Products by or on behalf of the Company or any of its Subsidiaries has been and is being conducted in compliance with all applicable Laws, including all Applicable Regulatory Laws and Regulatory Permits. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any of their contract manufacturers for Company Products, has received any (i) notice of violation, (ii) warning letter, (iii) requests or requirements to make changes to the Company’s or any of its Subsidiaries’ Company Products, manufacturing processes or procedures related to any Company Product, or (iv) other similar written correspondence or written notice from any Governmental Entity alleging or asserting noncompliance with any applicable Law, including Applicable Regulatory Laws or the Regulatory Permits, with respect to any Company Product. No manufacturing site owned by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any of their contract manufacturers for Company Products, is or has been subject to a shutdown or import or export prohibition imposed by any Governmental Entity with respect to the Company’s or any of its Subsidiaries’ Company Products.

(f)    All product testing, safety testing, and quality control activities being conducted by or on behalf of the Company or any of its Subsidiaries have been and are being conducted in compliance with all applicable Laws, including Applicable Regulatory Laws and the requirements of applicable industry standards (including ISO 9001, ISO 13485, and ISO 14001, as applicable). Neither the Company nor any of its Subsidiaries has received any written notices, correspondence or communication from any Governmental Entity or certification body requiring the termination, suspension or material modification of any Company Product certification or quality management system certification.

(g)    Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any of their officers, directors, employees or Representatives is debarred or suspended from contracting with any Governmental Entity, or has been convicted of any crime or has engaged in any conduct that would reasonably be expected to result in debarment or suspension from government contracting under any applicable Law.

(h)    The Company and each of its Subsidiaries is and has been in compliance with all Applicable Regulatory Laws applicable to the operation of its business as then conducted. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee or Representative of the Company or any of its Subsidiaries (in each case, acting in the capacity of an employee or Representative of the Company or any of its Subsidiaries), has received any written notice from any Governmental Entity alleging any violation of any Applicable Regulatory Laws or is subject to any enforcement, regulatory or administrative proceedings against or affecting the Company or any of its Subsidiaries relating to or arising under the Applicable Regulatory Laws.

(i)    Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any of its or their directors, officers, employees or Representatives (in each case, acting in the capacity of an employee or Representative of the Company or any of its Subsidiaries) is a party to any corporate integrity agreement, monitoring agreement, deferred prosecution agreement, consent decree, settlement order or similar agreement with or imposed by any Governmental Entity, and no such Action is pending as of the date hereof.

(j)    The Company and each of its Subsidiaries has filed with the applicable Governmental Entities that administer Applicable Regulatory Laws all required and material filings, including all reports required to be filed with the Department of Transportation, Environmental Protection Agency, Bureau of Industry and Security, or comparable Governmental Entities pursuant to applicable requirements, and annual reports and other periodic filings required by any applicable Governmental Entity. All such filings were in material compliance with applicable Law when filed, and no deficiencies have been asserted in writing by any applicable Governmental Entities with respect to any such filings.

(k)    (i) Neither the Company nor any of its Subsidiaries has any material liability arising out of any injury to any Person or property as a result of the ownership, possession or use of any Company Product, (ii) no material claim, demand, Action or administrative proceeding alleging personal injury, death or property damage arising from any Company Product has been made or, to the knowledge of the Company, threatened, (iii) each Company Product has conformed in all material respects with all applicable contractual commitments and express warranties made by the Company or any of its Subsidiaries with respect thereto and (iv) neither the Company nor any of its Subsidiaries has designed, manufactured, distributed, sold or installed any Company Product, or rendered any service, that included a warranty for a period longer than two years.

(l)    As of the date of this Agreement, there are no proceedings or actions undertaken by any Governmental Entity, or voluntarily by or on behalf of the Company or any of its Subsidiaries, to recall, detain, seize, suspend, withdraw or limit the manufacturing, distribution, marketing or sale of any Company Product, and, to the knowledge of the Company, no such proceeding or action is threatened. Section 4.16(l) of the Company Disclosure Letter sets forth a complete list of all voluntary and mandatory field safety corrective actions, recalls, market withdrawals, and safety alerts with respect to Company Products.

(m)    Section 4.16(m) of the Company Disclosure Letter sets forth a true and complete list of all (i) export licenses, agreements, and authorizations issued by the Bureau of Industry and Security or Directorate of Defense Trade Controls, (ii) all pending applications, notifications, or submissions to any Governmental Entity relating to export controls or defense trade, (iii) all material certifications and registrations currently held by the Company or any of its Subsidiaries (including ISO certifications, Underwriters Laboratories certifications, and similar product safety certifications), and (iv) all of the foregoing as they apply to other Governmental Entities.

(n)    The Company and each of its Subsidiaries maintains a quality management system that complies in all material respects with the requirements of ISO 9001 and, to the extent applicable, ISO 13485 and ISO 14001. Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity or certification body that its quality management system is not in compliance with applicable requirements. All facilities at which Company Products are manufactured, tested, or stored, whether owned by the Company or any of its Subsidiaries or their contract manufacturers, are registered with applicable Governmental Entities as required by Law and are not subject to any pending or, to the knowledge of the Company, threatened warning letter, consent decree, or other enforcement action relating to quality system compliance.

Section 4.17    Insurance. Section 4.17 of the Company Disclosure Letter lists each policy of insurance owned by, or maintained for the benefit of, the Company or any of its Subsidiaries (collectively, “Insurance Policies”). All Insurance Policies are in full force and effect. Each such Insurance Policy provides insurance coverage adequate and customary in all material respects, including amounts and types of insurance, in the industry for the operation of the Company’s and its Subsidiaries’ respective businesses, and all related premiums have been paid to date. Neither the Company nor any of its Subsidiaries is in breach or default with respect to its obligations under any of the Insurance Policies (including, with respect to the payment of premiums or the giving of any notice), and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such Insurance Policies. During the last four (4) years, no claim for coverage has been disputed or denied by the applicable insurer under any Insurance Policy, nor has any insurer issued a reservation of rights on such claim. Neither the Company nor any of its Subsidiaries has received any notice of cancellation or alteration of coverage or intent to cancel or alter coverage, or notice of increase or intent to increase premiums, with respect to any of the Insurance Policies. The Company and each of its Subsidiaries insures its assets and its business in such a manner as may be required by all applicable Laws and Contracts to which it is a party or by which it or its assets or properties is bound.

Section 4.18    Real Property.

(a)    Section 4.18(a) of the Company Disclosure Letter sets forth a true and complete list of all real property owned in fee by any member of the Company Group as of the date of this Agreement (collectively, the “Owned Real Property”), including for each such property the address, legal description, tax parcel number, and current use. Each member of the Company Group that owns Owned Real Property has good, valid, and marketable fee simple title to such Owned Real Property, free and clear of all Liens (other than Permitted Liens). No Owned Real Property is subject to any lease, license or other occupancy agreement granting any Person the right to use or occupy such Owned Real Property or any portion thereof.

(b)    The Company has delivered or made available to Parent true, correct and complete copies of all title insurance policies, title commitments, surveys, zoning reports, and other reports pertaining to the Owned Real Property in the Company Group’s possession or control. There are no pending or, to the knowledge of the Company, threatened condemnation, eminent domain or similar proceedings affecting any Owned Real Property or any portion thereof.

(c)    Section 4.18(c) of the Company Disclosure Letter sets forth a true and complete list of each leasehold or subleasehold estate held by any member of the Company Group as of the date of this Agreement (collectively, the “Leased Real Property” and together with the Owned Real Property, the “Real Property”), including for each such property the address, lessor/sublessor, current annual rent, expiration date, renewal options and any purchase options. The Company has delivered to Parent true, correct and complete copies of all leases, subleases, licenses, guaranties, concessions and other agreements (including all amendments, modifications, supplements, guaranties, subordination and non-disturbance agreements, side letters, estoppels, and material correspondence related thereto) relating to the Leased Real Property (collectively, the “Real Property Leases”). The Real Property constitutes all of the real property used or occupied by the Company Group in connection with the operation of its business. Except as would not, individually or in the aggregate, have a Material Adverse Effect, each member of the Company Group has a valid and enforceable leasehold interest in all of the Leased Real Property held by such member free and clear of all Liens (except for Permitted Liens), and each Real Property Lease is valid, binding and in full force and effect, without default thereunder by any member of the Company Group or, to the knowledge of the Company, any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by any member of the Company Group or, to the knowledge of the Company, any other party thereto. No member of the Company Group has subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof. All rent and additional rent, including operating expenses and property taxes, payable under the Real Property Leases has been paid when due to date. No Real Property Lease requires the consent of the landlord or any other party in connection with the consummation of the transactions contemplated by this Agreement, and the consummation of the transactions contemplated by this Agreement will not result in a breach of, or default under, or give rise to a right of termination, cancellation or acceleration under, any Real Property Lease.

(d)    The personal property and assets used in the Company’s and its Subsidiaries’ business, and the Owned Real Property and Leased Real Property (taken as a whole), is, to the knowledge of the Company, in good operating condition and repair, ordinary wear and tear and deferred maintenance excepted, and except for such failures to be in good operating condition and repair which would, individually or in the aggregate, have a Material Adverse Effect.

(e)    The Real Property is in good operating condition and repair, ordinary wear and tear excepted, and is sufficient for the continued conduct of the Company Group’s business as currently conducted. There are no material structural or mechanical defects in any improvements located on the Real Property, and no material repair or capital expenditure is currently required or anticipated in connection therewith. No member of the Company Group has received written notice of any pending or threatened condemnation, eminent domain or similar proceeding affecting any Real Property. Except as set forth in Section 4.18(e) of the Company Disclosure Letter, no portion of the Real Property has been affected by fire or other casualty that prevents any member of the Company Group from conducting the ordinary course of business thereon. Except as set forth in Section 4.18(e) of the Company Disclosure Letter, there is no ongoing construction at the Real Property nor are there any amounts owed from completed construction at the Real Property. The Real Property is adequately serviced by public or private telecommunications, water, sewer, and electricity services.

(f)    The Company’s and each of its Subsidiaries’ use and operation of the Real Property is in compliance in all material respects with all applicable Laws, including zoning, building, fire, health and safety codes, and all certificates of occupancy, permits and authorizations required for the current use and operation of the Real Property have been obtained and are in full force and effect. No improvement on any Owned Real Property or Leased Real Property encroaches on real property owned or leased by any other Person, and no improvement of any other Person encroaches on any Owned Real Property.

(g)    There are no purchase options, rights of first refusal, rights of first offer or similar rights held by any Person with respect to any Real Property or any portion thereof (other than any such rights held by the Company or a Subsidiary under a Real Property Lease).

(h)    For the avoidance of doubt, no representation is made under this Section 4.18 with respect to any Intellectual Property or Intellectual Property Rights, which are the subject of Section 4.19.

Section 4.19    Intellectual Property.

(a)    Section 4.19(a) of the Company Disclosure Letter sets forth a true and complete list of all Registered IP owned or purported to be owned in whole or in part by the Company or any of its Subsidiaries on the date of this Agreement (collectively, “Company Registered IP”), indicating for each item the registration or application number, status, the applicable filing jurisdiction, the date of filing or issuance, the owner/owners, and the expiration date or renewal date.

(b)    Section 4.19(b) of the Company Disclosure Letter contains a list of (i) all Company Products currently offered by or on behalf of the Company or any of its Subsidiaries and (ii) all material unregistered Trademarks owned or purported to be owned by the Company or any of its Subsidiaries.

(c)    No Company Registered IP is involved in any interference, reissue, reexamination, opposition, cancellation, refusal, rejection, inter partes review, post grant review, derivation or similar proceeding and no such action is or has been threatened with respect to any of the Company Registered IP, in which the validity, enforceability or ownership of any Company Registered IP is being contested or challenged (other than office actions or similar communications issued by any Governmental Entity in the ordinary course of prosecution of any pending applications for registration of Company Registered IP). No loss, lapse, cancellation, expiration or abandonment of any Company Registered IP is pending, threatened or reasonably foreseeable (including as a result of any failure to pay required maintenance or renewal fees or take other necessary actions). Each item of Company Registered IP (other than applications for Company Registered IP) is subsisting, valid and enforceable. No pending application for Company Registered IP has received a final rejection or is on appeal, and no prosecution of any such application has been abandoned or allowed to lapse.

(d)    All Company Registered IP is owned by the Company or a Subsidiary free and clear of all Liens and other encumbrances. Neither the Company nor any of its Subsidiaries has granted to any person a joint ownership interest of, and has not granted or permitted any person to retain, any exclusive rights that remain in effect in, any Intellectual Property Right that is Company Intellectual Property. The Company or a Subsidiary exclusively owns all right, title, and interest in and to all Company Intellectual Property (except as limited by Out-Licenses), or has a valid and enforceable In-License to use all Intellectual Property and Intellectual Property Rights used in the conduct of the business of the Company or any of its Subsidiaries, or in connection with any Company Product. All Intellectual Property and Intellectual Property Rights acquired by the Company or any of its Subsidiaries from any third party, including in connection with any acquisition, merger, asset purchase or similar transaction, have been validly assigned to the Company or a Subsidiary, all chain-of-title documentation for such assignments is complete and accurate, and all such assignments have been duly recorded with the applicable Governmental Entities where required or advisable. The Company Intellectual Property together with the Intellectual Property licensed to the Company or any of its Subsidiaries under the In-Licenses constitutes all of the Intellectual Property necessary to operate the business of the Company and its Subsidiaries, including with respect to the Company Products, as presently conducted and as proposed to be conducted. All of the Company’s and its Subsidiaries’ rights in and to the Company Intellectual Property are freely assignable, transferable, and licensable without any restrictions or obligations to make payment to any third party.

(e)    All registration, renewal, maintenance and other similar payments that are or have become due with respect to the Company Registered IP and with respect to Intellectual Property Rights exclusively licensed to the Company or any of its Subsidiaries, have been timely paid by or on behalf of the Company or such Subsidiary.

(f)    The Company and each of its Subsidiaries has a practice requiring each employee, consultant, independent contractor, or other third party involved in the creation of Intellectual Property Rights or Intellectual Property to execute a proprietary information, confidentiality and intellectual property assignment agreement containing a present assignment of rights substantially in the form made available to Parent. No current or former founder, officer, employee, consultant, independent contractor or other Person who has contributed to the creation or development of any Company Intellectual Property has performed services for any Governmental Entity, university, college or other educational institution or research center during a period of time during which such Person was also performing services for the Company or any of its Subsidiaries.

(g)    All current and former founders, employees, consultants, independent contractors, or other third parties of the Company or any of its Subsidiaries that have created Intellectual Property Rights or Intellectual Property for the Company or any of its Subsidiaries have executed proprietary information, confidentiality and intellectual property assignment agreements containing a present assignment of rights and an agreement to assign rights substantially in the form made available to Parent. No manager, director, officer, employee, consultant, or other representative of the Company or any of its Subsidiaries owns or, to the knowledge of the Company, claims any rights in any Intellectual Property owned, purported to be owned, or used by or developed on behalf of the Company or any of its Subsidiaries. No Person has excluded any Intellectual Property from their respective confidentiality and invention assignment agreement, and no Person is in material breach of their respective confidentiality and invention assignment agreement. Each employee, consultant, independent contractor, or other third party involved in the creation of Intellectual Property Rights or Intellectual Property has waived their moral rights in and to such Intellectual Property Rights or Intellectual Property.

(h)    The Company and each of its Subsidiaries has taken commercially reasonable steps to maintain the confidentiality of all Trade Secrets owned or otherwise held by the Company or any of its Subsidiaries, including taking commercially reasonable steps to safeguard any such information that is accessible through computer systems or networks. There has been no (i) material unauthorized disclosure of any third party Trade Secrets, proprietary information or documentation in the possession, custody or control of the Company or any of its Subsidiaries with respect to the business of the Company or any of its Subsidiaries, or (ii) material breach of any of the Company’s or any of its Subsidiaries’ security procedures wherein Trade Secrets, proprietary information or documentation have been improperly disclosed to a third party.

(i)    (i) Neither the Company Products, the Company Intellectual Property, nor the current conduct or operations of the Company or any of its Subsidiaries, infringe upon, misappropriate or otherwise violate, or since January 1, 2023 have infringed upon, misappropriated or otherwise violated, any Intellectual Property Rights of any third party in connection with the conduct of its business, (ii) no Action has been filed against the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries has received any written notice, demand, threat or claim asserting that any such infringement or misappropriation is occurring or has occurred, and to the knowledge of the Company, no such Action, notice, claim, demand or threat is threatened, (iii) no Company Intellectual Property nor, to the knowledge of the Company, Intellectual Property or Intellectual Property Rights licensed to the Company or any of its Subsidiaries under any In-License, is subject to any Order of any Governmental Entity restricting or limiting the ownership, use, validity, enforceability or licensing thereof by the Company or any of its Subsidiaries of any such Intellectual Property or Intellectual Property Rights, and (iv) to the knowledge of the Company, there are no facts or circumstances that could reasonably be expected to give rise to any claim of infringement, misappropriation or violation by the Company or any of its Subsidiaries. No third party is misappropriating, diluting, violating or infringing any Company Intellectual Property or any Intellectual Property Rights exclusively licensed to the Company or any of its Subsidiaries, and to the knowledge of the Company there are no facts or circumstances that would reasonably be expected to give rise to any such claim. Neither the Company nor any of its Subsidiaries has brought any claims, suits, arbitrations or other Actions before any court, Governmental Entity or arbitral tribunal against any third party with respect to any Company Intellectual Property or with respect to any Intellectual Property or Intellectual Property Rights exclusively licensed to the Company or any of its Subsidiaries.

(j)    Section 4.19(j) of the Company Disclosure Letter contains a list of all Contracts pursuant to which a third party has licensed or granted any right to the Company or any of its Subsidiaries in any Intellectual Property or Intellectual Property Rights, other than (i) non-disclosure agreements substantially in the form of the Company’s standard form non-disclosure agreement, a copy of which has been made available to Parent, (ii) Open Source Licenses, (iii) agreements with current and former employees, officers, contractors, and consultants for providing services to the Company or any of its Subsidiaries, in each case substantially in the form of the Company’s standard form non-disclosure agreement, a copy of which has been made available to Parent, (iv) any licenses for non-customized commercially available, off-the-shelf Software (including Software licensed through software as a service (SaaS) arrangements), (v) Contracts with aggregate annual fees less than $200,000 and not used in the operation of any Company Product, and (vi) Ordinary Course Licenses granted to the Company or any of its Subsidiaries that do not relate to Intellectual Property or Intellectual Property Rights incorporated into or used in any Company Product (“In-Licenses”).

(k)    Section 4.19(k) of the Company Disclosure Letter contains a list of all Contracts pursuant to which the Company or any of its Subsidiaries has granted any third party any rights or licenses to any Company Intellectual Property other than non-disclosure agreements substantially in the form of the Company’s standard form non-disclosure agreement, a copy of which has been made available to Parent, Ordinary Course Licenses granted by the Company or any of its Subsidiaries that do not relate to Intellectual Property or Intellectual Property Rights incorporated into or used in any Company Product, agreements with current and former employees, officers, contractors, and consultants for providing services to the Company or any of its Subsidiaries in each case substantially in the form of the Company’s standard form non-disclosure agreement, a copy of which has been made available to Parent (the “Out-Licenses,” and together with the In-Licenses, the “IP Contracts”).

(l)    No funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational institution has been used to create any Company Intellectual Property or, any Intellectual Property or Intellectual Property Rights exclusively licensed to the Company or any of its Subsidiaries.

(m)    Neither the Company nor any of its Subsidiaries has (i) granted, nor is the Company or any of its Subsidiaries obligated to grant, access or rights to Source Code in or for any Company Product, (ii) licensed, distributed or used any Software in breach of the terms of any Open Source License, or (iii) incorporated into, linked to, or distributed with any Company Software any Open Source Software in a manner that requires or has required the Company or any of its Subsidiaries to (A) make available or disclose any Source Code of any Company Software, (B) license any Company Software for purposes of preparing derivative works, (C) license or otherwise make available any Company Software at no charge, or (D) grant any patent license or other rights to any Company Intellectual Property. Section 4.19(m) of the Company Disclosure Letter sets forth a true, correct and complete list of all Open Source Software used or incorporated into, linked to, or distributed with any Company Software or Company Product, identifying the applicable license and describing how such Open Source Software is used.

(n)    The consummation of the transactions contemplated hereby, will not result in (i) the release of or any obligation to release any Source Code or other proprietary material technology, in each case owned or purported to be owned by the Company or any of its Subsidiaries, (ii) the granting of any right or licenses to any Company Intellectual Property or to any Intellectual Property or Intellectual Property Rights exclusively licensed to the Company or any of its Subsidiaries to any third party, or (iii) any limitation on the Company’s or any of its Subsidiaries’ right, title or interest in or to any of the Company Intellectual Property or any Intellectual Property or Intellectual Property Rights subject to any In-License.

(o)    (i) the Company or a Subsidiary is in actual possession of, and has exclusive control over, the Source Code for each proprietary component of the Company Products, (ii) no Source Code for any Company Product has been deposited with any escrow agent, and no release condition under any Source Code escrow arrangement has occurred or would be triggered by the consummation of the transactions contemplated hereby, (iii) no Company Product or Company Software contains any virus, malware, “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “worm” (as such terms are commonly understood in the software industry) or other code designed or intended to have, or capable of performing, any of the following functions: (A) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, any computer or other device on which such Company Software is stored, installed or used; (B) damaging or destroying any data or file without the user’s consent; or (C) sending information to the Company or any of its Subsidiaries or any other Person without the user’s consent, and (iv) the Company Software is free from any defect, bug or design or documentation error that would have a material effect on the operation or use of such Company Software. None of the Company Software constitutes, contains or is considered “spyware” or “trackware” (as such terms are commonly understood in the software industry), or records a user’s actions without such user’s knowledge and consent.

(p)    Section 4.19(p) of the Company Disclosure Letter sets forth a true and complete list of all artificial intelligence and machine learning models that are (i) incorporated into, embedded in, or used in the operation of any Company Product, (ii) used in the development, testing, or manufacturing of any Company Product, (iii) owned or purported to be owned by the Company or any of its Subsidiaries, or (iv) otherwise used by the Company or any of its Subsidiaries in the conduct of its business (collectively, “Company AI”). For each item of Company AI, Section 4.19(p) of the Company Disclosure Letter identifies (A) the license or other terms applicable to each such tool, (B) the purposes for which each tool has been or is used, (C) a general description of any material outputs generated and how the Company or any of its Subsidiaries has used such outputs, and (D) any datasets used by the Company or any of its Subsidiaries for training, fine-tuning or optimizing such Company AI and the license terms or other rights applicable to each such dataset.

(q)    The Company and each of its Subsidiaries has the right to use all data used to train, validate, or test each item of Company AI, and no such data was obtained or used in violation of any applicable Law, Contract, or Intellectual Property Rights of any third party. The Company and each of its Subsidiaries has complied with all license and other Contract terms applicable to any training, validation or test data used in connection with Company AI, including (i) any end user license agreement or other terms that govern the Company’s or any of its Subsidiaries’ use of any application programming interface used to collect such data, and (ii) any website terms or other terms that govern the Company’s or any of its Subsidiaries’ collection and use of data collected or generated using web scraping, crawling, harvesting or similar Software or tools.

(r)    No Company AI has generated or produced any output that is incorporated into any Company Intellectual Property or any Company Product where (i) the Company’s or any of its Subsidiaries’ ownership of such output is subject to dispute or uncertainty, (ii) such output may not be eligible for intellectual property protection under applicable Law due to its AI-generated nature, (iii) such output infringes, misappropriates, or otherwise violates any Intellectual Property Rights of any third party, or (iv) the use of such output is restricted by the terms of any license or other agreement governing the Company AI that generated such output. No third party has asserted, or to the knowledge of the Company threatened to assert, any claim challenging the Company’s or any of its Subsidiaries’ ownership or right to use any output generated by Company AI. The Company’s and each of its Subsidiaries’ processes ensure that training procedures for the AI components of Company Intellectual Property are reproducible. The Company and each of its Subsidiaries maintains or adheres to policies, protocols and procedures with respect to AI, including policies, protocols and procedures for identifying and mitigating bias in training data or in the algorithmic models used in Company AI.

(s)    The Company or a Subsidiary exclusively owns all right, title, and interest in and to all Company AI free and clear of all Liens and other encumbrances, or has a valid and enforceable license to use such Company AI as currently used by the Company or such Subsidiary.

(t)    No member of the Company Group has submitted, and does not submit, any Personal Data, Trade Secrets, or material confidential or proprietary information of the Company or any of its Subsidiaries or any third party (including information subject to contractual confidentiality obligations) as prompts, inputs or training data to any generative AI tools or Company AI, except where the provider of such tool has agreed in writing to (i) maintain the confidentiality of such information and use it solely to provide the applicable services to the Company or such Subsidiary, (ii) not use such information to train, improve or otherwise develop the model or related services, and (iii) execute a data processing agreement or otherwise agree to similar terms to ensure the Company’s or such Subsidiary’s compliance with all Privacy Laws in respect of any Personal Data shared with such tool.

(u)    Neither the Company nor any of its Subsidiaries has used, and has not permitted to be used on its behalf, any generative AI tools to develop, modify or generate any Company Software or other Company Intellectual Property in any manner, except as disclosed in Section 4.19(u) of the Company Disclosure Letter. The Company and each of its Subsidiaries implements and enforces commercially reasonable technical and administrative safeguards, including access controls and usage restrictions, to monitor and prevent unauthorized or unapproved use of generative AI tools by its personnel.

Section 4.20    Privacy and Data Protection.

(a)    The Company and each of its Subsidiaries has at all times been, and is currently, in compliance, in all material respects, with all applicable Privacy Laws relating to Personal Data. The Company and each of its Subsidiaries has maintained at all times published privacy policies that accurately describe the Company’s and its Subsidiaries’ collection, use and disclosure of Personal Data, and such policies comply with all applicable Privacy Laws and have not contained any material omissions and have not been misleading or deceptive.

(b)    The Company and each of its Subsidiaries has implemented and at all times maintained reasonable and appropriate security procedures and practices, including technical, physical and administrative safeguards, at least consistent with industry best practices and applicable Privacy Laws, to protect all IT Systems, Personal Data and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized or unlawful access, use, modification, alteration, destruction or disclosure. Since January 1, 2020, neither the Company nor any of its Subsidiaries has experienced any Security Breach (as defined below). Except as disclosed in Section 4.20(b) of the Company Disclosure Letter, since January 1, 2020, neither the Company nor any of its Subsidiaries has been required to provide any notices to any Person or Governmental Entity in connection with any Security Breach including, without limitation, any unauthorized access, acquisition, theft, destruction, loss, or compromise of any Personal Data in its possession, custody or control pursuant to applicable Law, and neither the Company nor any of its Subsidiaries has provided any such notice.

(c)    Neither the Company nor any of its Subsidiaries has been, and is not currently, under investigation by any Governmental Entity regarding its protection, storage, use, disclosure, or transfer of Personal Data. Neither the Company nor any of its Subsidiaries has received any complaint, claim, audit, inquiry, or demand from any Governmental Entity, data protection authority, private party or other Person alleging a violation of any Privacy Law or relating to the Company’s or any of its Subsidiaries’ privacy or data security practices, and neither the Company nor any of its Subsidiaries is subject to any outstanding Order, decree or other binding obligation of any Governmental Entity relating thereto. To the knowledge of the Company, there are no facts or circumstances that would reasonably be expected to give rise to any such proceeding or claim.

(d)    Since January 1, 2020, neither the Company nor any of its Subsidiaries has received any written or oral claim, complaint, inquiry, audit, investigation, notice, demand, regulatory request for information, or other communication from any Governmental Entity, data protection authority, private party or other Person related to the Company’s or any of its Subsidiaries’ collection, processing, use, storage, security, transfer, or disclosure of Personal Data, or alleging that any of these activities are in violation of any Privacy Law or any privacy policy of the Company or any of its Subsidiaries. All Personal Data has been collected by or provided to the Company or any of its Subsidiaries in compliance with applicable Privacy Laws, including by providing any notice and obtaining any consent required.

(e)    (i) The information technology systems, Software, hardware, servers, networks and related equipment owned, leased, licensed or used by the Company or any of its Subsidiaries (including through cloud-based or other third-party service providers) (the “IT Systems”) are in good working condition and are sufficient in all respects for the operation of the business of the Company and its Subsidiaries as currently conducted and as proposed to be conducted, (ii) there has been no malfunction, failure, continued substandard performance, denial-of-service or other cyber incident, including any cyberattack, ransomware incident, or unauthorized access or intrusion, affecting such systems that has caused or would reasonably be expected to cause a material disruption to the operations of the Company or any of its Subsidiaries or loss, corruption or unauthorized disclosure of any data, (iii) the Company and each of its Subsidiaries has taken commercially reasonable steps, consistent with industry best practices, to safeguard the confidentiality, availability, security and integrity of such systems and all data contained therein, including by maintaining and implementing appropriate back-up, disaster recovery and business continuity plans, procedures and facilities, and testing such plans and procedures on at least an annual basis, (iv) the IT Systems do not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or effects that materially disrupt or adversely affect the functionality of any IT Systems or enable or assist any Person to access without authorization any IT Systems, and (v) the Company and each of its Subsidiaries has purchased and paid in full for a sufficient number of licenses for the operation of the IT Systems.

(f)    The Company and each of its Subsidiaries has taken commercially reasonable steps to ensure, including by making contractual commitments to the extent required by applicable Privacy Laws, that all third-party service providers, outsourcers, processors or other third parties who process any Personal Data for or on behalf of the Company or any of its Subsidiaries have agreed in writing to comply with applicable Privacy Laws and take reasonable steps to maintain the privacy and confidentiality of Personal Data and to protect and secure Personal Data from loss, theft, misuse or unauthorized or unlawful access, use, modification, alteration, destruction or disclosure.

(g)    To the extent the Company or any of its Subsidiaries transfers, discloses or otherwise makes accessible any Personal Data across national borders, including from any jurisdiction with data export restrictions, to any third country, the Company and each of its Subsidiaries has conducted such transfers in compliance with applicable Privacy Laws governing cross-border data transfers. Neither the Company nor any of its Subsidiaries has received any notice or other communication alleging that any of the Company’s or any of its Subsidiaries’ cross-border data transfer mechanisms are invalid, inadequate or otherwise non-compliant with applicable Privacy Laws.

(h)    The Company and each of its Subsidiaries has maintained and implemented commercially reasonable or legally required plans, policies or procedures for privacy, physical and cyber security, business continuity and incident response, including reasonable administrative, technical and physical safeguards to protect the confidentiality and security of Personal Data in its possession, custody or control against unauthorized access, use, modification, disclosure or other misuse and to safeguard the IT Systems against the risk of material business disruption. The Company and each of its Subsidiaries acts in compliance with such plans, procedures or policies in all material respects. The Company and each of its Subsidiaries has conducted periodic vulnerability scans, penetration tests, risk assessments and external audits of its IT Systems and networks containing Personal Data or sensitive data, and has timely remediated or mitigated to a commercially reasonable standard any material deficiencies, vulnerabilities or exceptions identified in any such reviews.

(i)    The Company and each of its Subsidiaries has complied in all material respects with all applicable Laws and contractual requirements governing its receipt, use, storage, transmission, handling, marking and protection of Controlled Unclassified Information (“CUI”), classified information, and any other sensitive, controlled, restricted or protected data or information received, created or processed by the Company or any of its Subsidiaries in its capacity as a government contractor or subcontractor (collectively with CUI, “Government Data”). The Company and each of its Subsidiaries has properly marked, handled, stored, transmitted and disposed of Government Data in accordance with applicable requirements. There is no pending or threatened Action, audit, investigation, claim or other proceeding by any Governmental Entity, prime contractor or higher-tier subcontractor relating to alleged noncompliance by the Company or any of its Subsidiaries with any requirement concerning Company Intellectual Property, Government Data, cybersecurity or data security, and neither the Company nor any of its Subsidiaries has received any written notice alleging any such noncompliance.

Section 4.21    State Takeover Statutes; Anti-Takeover Provisions. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 5.9, (a) the Company Board has taken all action necessary to render Section 203 of the DGCL inapplicable to this Agreement, the Support Agreement and any of the transactions contemplated hereby or thereby and (b) no “fair price,” “moratorium,” “control share acquisition” or similar antitakeover Law (including Section 203 of the DGCL) (collectively, “Takeover Laws”) apply to this Agreement, the Support Agreement and any of the transactions contemplated hereby or thereby, and no additional action is required by the Company Board in order for any such Takeover Laws to be inapplicable to this Agreement, the Support Agreement and any of the transactions contemplated hereby or thereby. As of the date hereof, the Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

Section 4.22    Section 251(h); Support Agreement. The Company has not taken, or authorized or permitted any of its Representatives to take, any action that has rendered or would reasonably be expected to render Section 251(h) of the DGCL inapplicable to the Merger. The Offer will be for all of the outstanding stock of the Company that would otherwise be entitled to vote on the adoption of this Agreement.

Section 4.23    Affiliate Transactions. Except for directors’ and employment-related Material Contracts filed or incorporated by reference as an exhibit to an Available Company SEC Document filed by the Company prior to the date hereof, as of the date hereof, no (a) executive officer or director of the Company, (b) holder of record or beneficial owner of more than 5% of the outstanding Shares (determined on an as-converted, as-exercised basis) or (c) to the knowledge of the Company, immediate family member of any Person described in clause (a) or (b), is a party to any Material Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any interest in property owned by the Company or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last 12 months.

Section 4.24    Brokers. No agent, broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission from any of the parties hereto in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, except as set forth on Section 4.24 of the Company Disclosure Letter.

Section 4.25    Opinion of Financial Advisor. The Company Board has received the written opinion of StoneX Financial Inc., as financial advisor to the Company, on or prior to the date of this Agreement, to the effect that, as of the date of such opinion and based upon and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth therein, the Merger Consideration to be paid to the holders of Shares (other than Excluded Shares) pursuant to this Agreement is fair from a financial point of view to such holders. An executed copy of such opinion will be made available to Parent solely for informational purposes promptly after the date of this Agreement, and it is agreed and understood that such opinion may not be relied upon by Parent or any director, officer or employee of Parent.

Section 4.26    International Trade Laws; Anti-Bribery.

(a)    The Company and its Subsidiaries, and to the knowledge of the Company, each of their officers, directors, managers, employees, agents, subcontractors, vendors, and any other Persons acting on behalf of the Company or any of its Subsidiaries (1) are, and for the past five years have been, in material compliance with applicable International Trade Laws, (2) are, and have been since April 24, 2019, in material compliance with all applicable Sanctions Laws; and (3) have not taken, directly or indirectly, any action that violates, evades or avoids, or attempts to violate International Trade Laws or Sanctions Laws. Neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company, any of their directors, executives, employees or other Representatives acting on behalf of the Company or any of its Subsidiaries, since April 24, 2019: (i) is or has been Sanctioned Person; or (ii) has unlawfully conducted any business or engaged in any transaction involving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person or unlawfully dealt in any property or interests in property of any Sanctioned Person.

(b)    To the knowledge of the Company, during the past five years, no Action or notice has been filed or commenced against the Company or any of its Subsidiaries alleging any failure to comply with any International Trade Laws or Sanctions Laws.

(c)    Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any of their directors, officers or employees or any other Representative or Person acting on behalf of the Company or any of its Subsidiaries, including any distributor, sub-distributor or reseller, has in the past five (5) years (i) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, any applicable Law enacted in any jurisdiction in connection with or arising under the OECD Convention Combating Bribery of Foreign Public Officials in International Business Transactions, any provision of the UK Bribery Act of 2010, Article 8 of the Anti-Unfair Competition Law of the People's Republic of China, Articles 163, 164, 389-393 of the Criminal Law of the People's Republic of China, the (Indian) Prevention of Corruption Act, 1988 or any other applicable Law relating to bribery, corruption, fraud or improper payments (the “Anti-Corruption Laws”); (ii) made, offered to make, promised to make, facilitated or authorized the payment or giving of, directly or indirectly, any bribe, rebate, payoff, influence payment, kickback or other unlawful advantage or payment or gift of money or anything of value, regardless of form or amount, to any Person for the purpose of securing an unlawful advantage, inducing the recipient to violate an official or lawful duty, reward the recipient for an unlawful advantage already given, or for any other improper purpose; (iii) requested, agreed to receive, or accepted a payment, gift or hospitality from a Person if it is known or suspected that it is offered with the expectation that it will obtain an unlawful business advantage for them; (iv) established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties; (v) to the knowledge of the Company, been or is, under administrative, civil, or criminal investigation, indictment, information, suspension, debarment, or audit by any party, in connection with alleged or possible violations of any Anti-Corruption Laws; (vi) received written notice from, or made a voluntary disclosure to, any Governmental Entity with regard to any alleged or potential violations of any Anti-Corruption Laws; or (vii) violated or is in violation of any other applicable Laws regarding use of funds for political activity or commercial bribery. No Representative of the Company or any of its Subsidiaries is (A) an employee of any Governmental Entity, (B) an employee of any commercial enterprise that is owned or controlled by a Governmental Entity, including any state-owned or controlled university, (C) an employee of any public international organization, such as the International Monetary Fund, the United Nations or the World Bank, (D) a Person acting as the director of or in an official capacity for any Governmental Entity, enterprise, or organization identified above, or (E) any official of a political party or candidate for political office.

(d)      For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i)    “International Trade Laws” means all export, import, customs, anti-boycott, anti-money laundering, and other international trade Laws or programs administered, enacted or enforced by any relevant Governmental Entity, including (A) the U.S. Export Administration Regulations, the U.S. International Traffic in Arms Regulations, and the import Laws and regulations administered by U.S. Customs and Border Protection, (B) the anti-boycott Laws administered by the U.S. Departments of Commerce and Treasury, and (C) any other similar export, import, customs, anti‑boycott, or other trade Laws or programs in any jurisdiction in which the Company or any of its Subsidiaries operates to the extent they are applicable to the Company.

(ii)    “Sanctioned Jurisdiction” means a country or territory which is, or during the past five years has been, the subject or target of comprehensive U.S. sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria and the Crimea, Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine) or Canadian sanctions.

(iii)    “Sanctions Laws” means any trade, economic and financial sanctions Laws, embargoes, and restrictive measures administered, enacted or enforced from time to time by (A) the U.S. Department of the Treasury’s Office of Foreign Assets Control or the Department of State, (B) the European Union or any European Union member state, (C) the United Nations Security Council, (D) His Majesty’s Treasury of the United Kingdom, or (E) any other applicable Governmental Entity.

(iv)    “Sanctioned Person” means a Person (A) identified on the United States’ Specially Designated Nationals and Blocked Persons List, the United States’ Denied Persons List, Entity List or Debarred Parties List, the United Nations Security Council Sanctions List, the European Union’s List of Persons, Groups and Entities Subject to Financial Sanctions, the United Kingdom’s Consolidated List of Financial Sanctions Targets, or any other similar list maintained by any Sanctions Authority having jurisdiction over the parties to this Agreement; (B) located, organized or resident in a Sanctioned Jurisdiction or (C) owned, 50% or more, individually or in the aggregate by, controlled by, or acting on behalf of a Person described in clause (A) or (B) above.

(v)   “Sanctions Authority” means the United States government, the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the Bureau of Industry and Security of the U.S. Department of Commerce, the U.S. Customs and Border Protection, the United Nations Security Council, the European Union, any Member State of the European Union and the competent national authorities thereof, the United Kingdom, the Office of Financial Sanctions Implementation of His Majesty’s Treasury, the Export Control Joint Unit of the UK Department of International Trade, the People’s Republic of China government, the Ministry of Commerce of the People’s Republic of China, the Ministry of Foreign Affairs of the People’s Republic of China, the Ministry of Finance of the People’s Republic of China, and any other relevant governmental, intergovernmental or supranational body, agency or authority with jurisdiction over the parties to this Agreement or over business of the parties.

Section 4.27    National Industrial Security.

(a)    The Company and each of its applicable Subsidiaries are, and for the past five years have been, in compliance in all material respects with the NISPOM, each applicable DD Form 254, all requirements relating to the safeguarding of and access to classified information, and all other applicable national industrial security requirements.

(b)    In the past five years, neither DCSA nor any other Governmental Entity has issued any notice of revocation, suspension, invalidation, termination, downgrade or material restriction that remains unresolved with respect to any Facility Security Clearance, safeguarding approval, accreditation or other national industrial security authorization held by the Company or any of its Subsidiaries.

(c)    To the knowledge of the Company, no event, condition, circumstance or omission has occurred or exists that constitutes, or would reasonably be expected to constitute, grounds for the revocation, suspension, invalidation, termination, downgrade or material restriction of any Facility Security Clearance, Personnel Security Clearance, safeguarding approval, accreditation or other national industrial security authorization necessary to conduct the business of the Company and its Subsidiaries as currently conducted.

(d)    The Company and each of its applicable Subsidiaries have timely and accurately submitted all material notices, reports, certifications and other information required under the NISPOM, including all required reports concerning changes in ownership or control, organizational structure, legal name or address, key management personnel, safeguarding capability and FOCI.

(e)    The most recent SF 328 submitted by the Company or any of its Subsidiaries, together with all supporting documentation, was true, correct and complete in all material respects when submitted. No event or circumstance has occurred that requires an updated SF 328 or other material FOCI disclosure that has not been submitted to DCSA.

(f)    Section 4.27(f) of the Company Disclosure Letter identifies each agreement, plan or other arrangement imposed or approved by DCSA or another cognizant security agency to mitigate or negate FOCI, including any board resolution, security control agreement, special security agreement, proxy agreement, voting trust agreement, technology control plan, electronic communications plan or affiliated-operations plan. The Company and each of its applicable Subsidiaries are, and for the past five years have been, in compliance in all material respects with each such agreement, plan or arrangement.

(g)    The Company and its Subsidiaries have completed all security reviews and annual self-inspections required under the NISPOM. All material findings or deficiencies identified by DCSA, another Governmental Entity or any such self-inspection have been corrected and closed, and there are no outstanding material corrective-action plans, vulnerabilities or deficiencies.

(h)    Except as set forth on Section 4.27(h) of the Company Disclosure Letter, for the past five years, there has been no material loss, compromise, suspected compromise, unauthorized disclosure of or unauthorized access to classified information by or attributable to the Company or any of its Subsidiaries, and no material security violation, insider-threat matter or cybersecurity incident affecting a classified information system that has not been reported and resolved in accordance with applicable requirements.

(i)      The Company has made available to Parent complete and accurate copies of all material notices, submissions and written communications between the Company or any of its Subsidiaries, on the one hand, and DCSA or another cognizant security agency, on the other hand, concerning the transactions contemplated by this Agreement.

(j)      Neither DCSA nor any other cognizant security agency has notified the Company that the transactions contemplated by this Agreement would result in the revocation, suspension, invalidation, termination, downgrade or material restriction of any Facility Security Clearance or other national industrial security authorization held by the Company or any of its Subsidiaries.

(k)      For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i)    “DCSA” means the Defense Counterintelligence and Security Agency of the U.S. Department of Defense or any successor agency.

(ii)    “Facility Security Clearance” means an entity eligibility determination authorizing access to classified information under the National Industrial Security Program.

(iii)    “FOCI” means foreign ownership, control or influence within the meaning of the NISPOM.

(iv)    “NISPOM” means the National Industrial Security Program Operating Manual regulations set forth at 32 C.F.R. Part 117, as amended.

(v)    “Personnel Security Clearance” means a determination that an individual is eligible for access to classified information at a specified level.

Section 4.28    No Other Representations or Warranties. The Company hereby acknowledges and agrees that (a) except for the representations and warranties set forth in Article V, neither Parent nor Merger Sub, or any of their respective Affiliates or Representatives or any other Person, has made or is making any other express or implied representation or warranty with respect to Parent or Merger Sub or their respective business or operations, including with respect to any information provided or made available to the Company or any of their respective Affiliates or Representatives or any other Person and (b) except in the event of Fraud, neither Parent nor Merger Sub, or any of their respective Affiliates or Representatives or any other Person will have or be subject to any liability or indemnification obligation or other obligation of any kind or nature to the Company or any of their respective Affiliates or Representatives or any other Person, resulting from the delivery, dissemination or any other distribution to the Company or any of their respective Affiliates or Representatives or any other Person, or the use by the Company or any of their respective Affiliates or Representatives or any other Person, of any information provided or made available to any of them by Parent, Merger Sub, or any of their respective Affiliates or Representatives or any other Person in anticipation or contemplation of the Offer, the Merger or any other transactions contemplated hereby, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to the Company or any of their respective Affiliates or Representatives or any other Person, in “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of the Offer, the Merger or any other transactions contemplated hereby.

Section 4.29    Access to Information. The Company and its Subsidiaries and their respective Affiliates and Representatives have received and may continue to receive after the date of this Agreement from Parent, Merger Sub and their respective Affiliates and Representatives in anticipation or contemplation of the Offer, the Merger or any other transactions contemplated hereby, certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding Parent, Merger Sub and their respective businesses and operations. Except for the representations and warranties set forth in Article V or in any certificate delivered in connection with this Agreement, the Company acknowledges and agrees that none of Parent or any of its stockholders, directors, officers, employees, Affiliates, advisors or other Representatives has made any representation or warranty concerning any such estimates, projections, forecasts, business plans or other forward-looking information regarding Parent, its Subsidiaries or their respective businesses and operations, except in the event of Fraud. The Company hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, product roadmaps, business plans and other forward-looking information with which the Company is familiar, that the Company is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, product roadmaps, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, product roadmaps, business plans and other forward-looking information), and that with respect to any information described in this Section 4.29, except in the event of Fraud, neither the Company nor any of its Subsidiaries will have any claim against Parent or any of its stockholders, directors, officers, employees, Affiliates, advisors or other Representatives with respect to any such information.

ARTICLE V
    REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub represents and warrants to the Company as follows:

Section 5.1     Organization, Standing and Power.

(a)    Each of Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), for any such failures to have such power and authority or to be so qualified or licensed or in good standing as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)    Neither Parent nor Merger Sub is in violation of any provision of its certificate of incorporation or bylaws, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.2     Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub (including by the Boards of Directors of Parent and Merger Sub), and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize and approve the execution and delivery of this Agreement, the performance by Parent and Merger Sub of its obligations hereunder, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, subject in the case of the consummation of the Merger, to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

Section 5.3      No Conflict; Consents and Approvals.

(a)    The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, and the compliance by Parent and Merger Sub with any of the provisions herein, do not and will not (i) conflict with, breach or violate the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (vii) of Section 5.3(b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any of their respective properties or assets are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become or constitute a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties or assets are bound, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)    The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, do not and will not require any consent, approval, order, authorization or permit of, action by, registration, declaration or filing with or notification to, any Governmental Entity, except for (i) such filings as may be required under applicable requirements of the Exchange Act, and under state securities, “blue sky” and Takeover Laws, (ii) the filings required under the HSR Act, NSIA, and any filings required under the applicable requirements of Foreign Antitrust Laws, (iii) such filings as necessary to comply with the applicable requirements and rules of NASDAQ, (iv) the filings required under any Applicable Regulatory Laws, (v) compliance with the DGCL (including with respect to the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL), (vi) the filing with the SEC of the Offer Documents and any other documents required to be filed with the SEC by Merger Sub or Parent pursuant to this Agreement or in connection with the transactions contemplated hereby, and (vii) any such consent, approval, authorization, waiver, permit, action, nonaction, registration, declaration, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.4    Certain Information. The Offer Documents will not, at the respective times they are first filed with the SEC, amended or supplemented or first published, distributed or disseminated to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to statements included or incorporated by reference in the Offer Documents based on information supplied in writing by or on behalf of the Company specifically for inclusion or incorporation by reference therein. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Schedule 14D-9 will, at the time it is first published, distributed or disseminated to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to statements included or incorporated by reference in the Schedule 14D-9 based on information supplied in writing by or on behalf of the Company specifically for inclusion or incorporation by reference therein.

Section 5.5    Litigation; Orders. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (a) there is no Action pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties by or before any Governmental Entity and (b) neither Parent nor any of its Subsidiaries nor any of their respective properties is or are subject to any Order of any Governmental Entity. As of the date of this Agreement, there is no Action pending or, to the knowledge of Parent, threatened that questions the validity or enforceability of this Agreement or the right of Parent or Merger Sub to enter into this Agreement or to consummate the transactions contemplated hereby.

Section 5.6    Ownership and Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and activities incidental thereto and has engaged in no other business activities and, as of immediately prior to the Effective Time, will have incurred no liabilities or obligations other than as contemplated herein or in connection with the transactions contemplated hereby. The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly or indirectly by Parent.

Section 5.7    Financing. Parent has and will have, and will cause Merger Sub to have, at the Acceptance Time and the Effective Time, sufficient cash, available lines of credit, committed financing or other sources of immediately available funds to consummate the transactions contemplated hereby, including payment of all amounts required to be paid pursuant to Article III. In no event shall the receipt or availability of any funds or financing by or to Parent, Merger Sub or any of their respective Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub under this Agreement.

Section 5.8    Vote/Approval Required. As of the date of this Agreement, (a) the Board of Directors of Parent has approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and (b) the Board of Directors of Merger Sub has (i) determined that it is in the best interests of Merger Sub and its sole stockholder, and declared it advisable, to enter into this Agreement and consummate the transactions contemplated hereby, (ii) approved the execution and delivery by Merger Sub of this Agreement, the performance by Merger Sub of its covenants and agreements contained herein and the consummation of the Offer and the Merger upon the terms and subject to the conditions contained herein and (iii) recommended that the sole stockholder of Merger Sub adopt this Agreement and approve the transactions contemplated hereby (including the Offer and the Merger), in each case of clauses (i) and (ii) above, at meetings duly called and held (or by unanimous written consent). No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the other transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the other transactions contemplated hereby.

Section 5.9    Ownership of Shares. Neither Parent nor Merger Sub is, nor at any time for the past three years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Prior to the date of this Agreement, neither Parent nor any of its Subsidiaries has taken (or authorized or permitted to take) any action that would reasonably be expected to cause Parent or its Subsidiaries to be deemed an “interested stockholder” as defined in Section 203 of the DGCL or otherwise render Section 251(h) of the DGCL inapplicable to the Merger. Parent and each of its Subsidiaries are “affiliates” of Merger Sub (as such term is defined in Section 251(h) of the DGCL).

Section 5.10    Brokers. No agent, broker, investment banker, financial advisor or other Person, other than XMS Capital Partners LLC, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub, other than any such broker’s, finder’s, financial advisor’s or other similar fee or commission that shall be paid by or on behalf of Parent or Merger Sub (and not by the Company or any of its Subsidiaries).

Section 5.11    No Other Representations or Warranties. Merger Sub and Parent hereby acknowledge and agree that (a) except for the representations and warranties set forth in Article IV, neither the Company nor any of its Subsidiaries nor any of their respective Affiliates or Representatives or any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Merger Sub, Parent or any of their respective Affiliates or Representatives or any other Person and (b) except in the event of Fraud, neither the Company nor any of its Subsidiaries nor any of their respective Affiliates or Representatives or any other Person will have or be subject to any liability or indemnification obligation or other obligation of any kind or nature to Merger Sub, Parent or any of their respective Affiliates or Representatives or any other Person, resulting from the delivery, dissemination or any other distribution to Merger Sub, Parent or any of their respective Affiliates or Representatives or any other Person, or the use by Merger Sub, Parent or any of their respective Affiliates or Representatives or any other Person, of any information provided or made available to any of them by the Company or any of its Subsidiaries, or any of their respective Affiliates or Representatives or any other Person in anticipation or contemplation of the Offer, the Merger or any other transactions contemplated hereby, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Merger Sub, Parent or any of their respective Affiliates or Representatives or any other Person, in “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of the Offer, the Merger or any other transactions contemplated hereby.

Section 5.12    Access to Information. Each of Parent and Merger Sub acknowledges and agrees that it (a) has had an opportunity to discuss and ask questions regarding the business of the Company and its Subsidiaries with the management of the Company, (b) has had access to the books and records of the Company and its Subsidiaries, the “data room” maintained by the Company for purposes of the transactions contemplated by this Agreement and such other information as it has desired or requested to review and (c) has conducted its own independent investigation of the Company and its Subsidiaries and the transactions contemplated hereby, and has not relied on any representation or warranty by any Person regarding the Company or any of its Subsidiaries, except as expressly set forth in Article IV. Without limiting the foregoing, except for the representations and warranties set forth in Article IV or in any certificate delivered in connection with this Agreement, each of Parent and Merger Sub further acknowledges and agrees that none of the Company or any of its Subsidiaries or any of their respective stockholders, directors, officers, employees, Affiliates, advisors or other Representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Company or any of its Subsidiaries or their respective business and operations, except in the event of Fraud. Each of Parent and Merger Sub hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, product roadmaps, business plans and other forward-looking information with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, product roadmaps, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, product roadmaps, business plans and other forward-looking information), and that, except in the event of Fraud, Parent and Merger Sub will have no claim against the Company or any of its Subsidiaries or any of their respective stockholders, directors, officers, employees, Affiliates, advisors or other Representatives with respect to any such information.

ARTICLE VI
COVENANTS

Section 6.1      Conduct of Business of the Company.

(a)    The Company covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement pursuant to Section 8.1 (the “Interim Period”), except (i) as expressly required or permitted by this Agreement, (ii) as disclosed in Section 6.1(a) of the Company Disclosure Letter, (iii) as required by applicable Law, (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), or (v) for actions taken or omitted to be taken in response to emergency competitive conditions or any order, directive or other requirement of a Governmental Entity, in each case in good faith and as reasonably necessary under the circumstances (and all such actions shall be deemed to be in the ordinary course of business), the Company shall, and shall cause each of its Subsidiaries to, (x) conduct its business in the ordinary course and (y) use its commercially reasonable efforts to preserve substantially intact its current business organization, keep available the services of its officers and key employees by means of implementing the permitted actions described in Section 6.1(b)(xii) of the Company Disclosure Letter and maintain relations and goodwill with material suppliers, landlords, customers, licensors, licensees, Governmental Entities and other Persons having material business relationships with any member of the Company Group substantially consistent with such relations existing at the date of this Agreement. Any good-faith determination by the Company or its Subsidiaries regarding whether conduct is in the ordinary course of business or whether commercially reasonable efforts have been used shall be assessed based on what is practicable or reasonable under the circumstances. Any request by the Company for Parent’s consent under this Section 6.1 shall be deemed granted on the earlier of (A) Parent’s delivery of written consent and (B) the fifth Business Day (or such shorter reasonable period as is reasonably specified by the Company in its request) after delivery of such request, unless Parent notifies the Company in writing of its objection before such time.

(b)    During the Interim Period, except (1) as expressly required by this Agreement, (2) as disclosed in Section 6.1(b) of the Company Disclosure Letter, (3) as required by applicable Law or (4) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause each of its Subsidiaries not to:

(i)    amend or otherwise change, waive, or permit the adoption of any amendment to or waiver of, any provision of its Organizational Documents, or file any certificate of amendment, certificate of designation, certificate of elimination or other instrument affecting any capital stock of the Company;

(ii)    issue, deliver, sell, grant, pledge, dispose of or encumber (or authorize the issuance, deliverance, sale, grant, pledge, disposal or encumbrance of) (x) any shares of capital stock or other equity security of the Company, (y) any option, call, warrant or right to acquire any capital stock or other equity security of the Company or (z) any instrument convertible into or exchangeable for any capital stock or other equity security of the Company, except pursuant to the exercise or settlement of Company Equity Awards, in each case outstanding as of the date hereof and in accordance with the terms thereof as of the date of this Agreement;

(iii)    amend or otherwise modify any of the terms of any outstanding Company Equity Awards or grant or issue any Company Equity Awards;

(iv)    declare, set aside, make or pay any dividend or other distribution, whether payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity securities;

(v)    adjust, split, combine, redeem, repurchase or otherwise acquire, reacquire or offer to acquire or redeem any shares of capital stock or other securities of the Company or its Subsidiaries (except in connection with the cashless exercises or similar transactions pursuant to the exercise or settlement of the Company Equity Awards outstanding as of the date hereof (or permitted to be granted hereunder after the date of this Agreement) in accordance with the terms thereof as of the date of this Agreement), or reclassify, combine, split, subdivide or otherwise amend the terms of the capital stock or other securities of the Company or any of its Subsidiaries;

(vi)    (A) acquire (whether by merger, amalgamation, consolidation, share exchange, business combination, liquidation, dissolution, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares, acquisition of stock or assets or otherwise, or any similar transaction) any corporation, partnership or other business organization or division thereof or any assets or equity interests of any other Person, in each case, other than purchases of inventory, equipment and other assets in the ordinary course of business that involve a purchase price not in excess of $1,000,000.00 individually or $3,500,000.00 in the aggregate; or (B) sell or otherwise dispose of (whether by merger, amalgamation, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets or property of the Company or any of its Subsidiaries, or lease or license any right or other asset or property of the Company or any of its Subsidiaries to any other Person, except in each case for rights, assets or properties (x) that do not have a fair market value in excess of $1,000,000.00 individually or $3,500,000.00 in the aggregate, (y) leased, licensed (in the case of Intellectual Property or Intellectual Property Rights, only to the extent such license is non-exclusive) or disposed of by the Company in the ordinary course of business or required pursuant to existing Contracts made available to Parent or (z) that are obsolete or worthless;

(vii)    other than in the ordinary course of business, enter into, materially amend or terminate (other than expiration in accordance with its terms), or waive any material right, remedy or default under any Material Contract (or any Contract that would have been a Material Contract if in effect on the date of this Agreement);

(viii)    other than in the ordinary course of business, apply for, amend, surrender, suspend, revoke, cancel, transfer, allow to lapse, or make any other changes in respect of any Company Product Permit;

(ix)    sell, transfer, assign, lease, license, sublicense, abandon, permit to lapse, mortgage, pledge or otherwise dispose of or encumber any Company Intellectual Property or Company Registered IP, other than non-exclusive licenses of Intellectual Property to customers in the ordinary course of business

(x)    (A) make any loans, advances or capital contributions to, or investments in, any other Person (other than advances to Company Employees in the ordinary course of business pursuant to the Company’s business expense policy made available to Parent), (B) incur any indebtedness for borrowed money or issue any debt securities (other than in the ordinary course of business pursuant to the Company’s Existing Credit Agreement as in effect on the date of this Agreement without giving effect to any amendment, modification, supplement or restatement of the Existing Credit Agreement that would increase the aggregate commitments or borrowing limit thereunder in an aggregate amount in excess of $5,000,000), (C) assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness or other obligations of another Person, in the case of clauses (A) through (C), other than letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities or cash management programs issued, made or entered into in the ordinary course of business, (D) modify, amend, repurchase, redeem, repay or otherwise acquire or retire any bonds, debentures, notes or other indebtedness, other than repayments of indebtedness at stated maturity, (E) enter into any swap, futures or derivatives transaction, other than hedging activities in the ordinary course of business consistent with past practice, or (F) prepay any Material Contract;

(xi)    except as required by applicable Law, as required by the terms of any Company Plan as in effect as of the date hereof, or for the reallocation of benefits among the Company Plans in a manner that would not result in any increase in cost or expense, or in any increased liability or obligation, to the Company and its Subsidiaries, establish, adopt, enter into any new, amend, terminate or take any action to accelerate rights under any Company Plan or other plan or arrangement that would be considered a Company Plan if in effect as of the date of this Agreement, grant or pay any bonus or make any profit-sharing payment to, promote or change the title of any Company Employee or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity or equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to any Company Employee or terminate (without cause) any Company Employee (except that the Company may: (A) provide routine salary increases consistent with past practice to any Company Employee entitled to receive annual cash compensation (including salary and target annual cash bonus opportunity) of $50,000 or less in the ordinary course of business and in connection with the Company’s customary employee review process (provided any such increase shall not result in increased costs to the Company or any of its Subsidiaries in any calendar year of more than 5% in the aggregate for all such increases or 7% for an increase with respect to an individual Company Employee), (B) subject to the increase limitation in (A), promote or change the title of any Company Employee in the ordinary course of business and in connection with the Company’s customary employee review process, (C) enter into written Company Employee Agreements with newly hired Company Employees, (D) amend the Company Plans to the extent required by applicable Law, (E) make customary bonus and profit-sharing payments in accordance with, and as required by, Company Plans existing on the date of this Agreement and (F) terminate the employment of any Company Employees entitled to receive annual cash compensation (including salary and target annual cash bonus opportunity) of $200,000 or less in the ordinary course of business without cause;

(xii)    implement or adopt any material change in its methods of accounting or accounting practices, except as required by changes after the date of this Agreement in SEC accounting rules or GAAP or applicable Law;

(xiii)    compromise, settle or agree to settle (or cause any insurer to pay, discharge, compromise, settle or satisfy) any Action (including any Action relating to this Agreement or the transactions contemplated hereby), or consent to the same, other than compromises, settlements or agreements in the ordinary course of business that involve only the payment of money damages not in excess of $250,000 individually or $1,000,000 in the aggregate and that do not involve any non-monetary relief or any admission of wrongdoing by the Company or its Subsidiaries, or commence any Action, except in connection with a breach or alleged breach of this Agreement, any other transaction contemplated hereby or between the parties hereto, with respect to routine collection of bills, or the enforcement of rights under a Material Contract that is not related to the Company’s Intellectual Property or Intellectual Property Rights or that are not In-Licenses;

(xiv)    enter into any Contract that would impose any material restriction on the right or ability of the Company or any of its Subsidiaries or, from and after the Effective Time, Parent and its Affiliates: (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, (C) to perform services for or sell products to any other Person, (D) to transact business with any other Person, or (E) to operate at any location in the world, in each case, other than Contracts that contain covenants that prohibit Parent or any of its Subsidiaries from using any trade names other than Parent’s or its Subsidiaries’ trade names;

(xv)    make any pledge of any of its material assets or permit any of its material assets, or any of its cash equivalents or short-term investments, to become subject to any Liens (other than Permitted Liens and, subject to Section 6.1(b)(xx), in connection with equipment financing in the ordinary course of business);

(xvi)    hire any employee that would be entitled to receive annual cash compensation (including salary and target annual cash bonus) of $250,000 or more;

(xvii)    effectuate a “plant closing,” “mass layoff,” or similar action that would require notice under the WARN Act or any similar state or local Law;

(xviii)    enter into any collective bargaining or similar labor agreement;

(xix)    make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, extend the statute of limitations relating to material Taxes with any Governmental Entity, file any Tax Return other than on a basis consistent with past practice, take any material position on a Tax Return inconsistent with a position taken on a Tax Return previously filed, amend any material Tax Return, initiate any voluntary disclosure or closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, provincial, local, or non-U.S. applicable Law) with a taxing authority, settle or compromise any material Tax claim assessment, surrender any right to claim a material Tax refund, or enter into any material Contract with (other than in the ordinary course of business) or request any material ruling from any Governmental Entity relating to Taxes, consent to any extension or waiver of the limitations period applicable to any claim or assessment, in each case, with respect to Taxes, or act or omit to act where such action or omission to act could reasonably be expected to have the effect of increasing any present or future Tax liability or decreasing any present or future Tax benefit for the Company or Parent or its Affiliates;

(xx)    incur any capital expenditure or any obligations, liabilities or indebtedness in respect thereof, except for any capital expenditures incurred following the date of this Agreement in an amount not to exceed (A) $2,000,000 in the aggregate during the first six months following the date of this Agreement, (B) an additional $2,000,000 in the aggregate during the second six months following the date of this Agreement, and (C) from and after the initial Outside Date, $5,000,000 in the aggregate;

(xxi)    submit, withdraw, or materially amend any application, notification, registration, or other filing with any Governmental Entity relating to any Company Product or any export license, authorization, or agreement without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), or take any action or omit to take any action that would reasonably be expected to result in the issuance of a warning letter, notice of violation, consent decree, debarment, or similar enforcement action by any Governmental Entity with respect to any Company Product;

(xxii)    enter into any new line of business, or discontinue any existing line of business;

(xxiii)    grant, deposit or otherwise provide access to, or license or distribute, any Source Code for any Company Software to any third party, including any escrow agent, except in the ordinary course of business to employees, consultants or contractors under appropriate confidentiality agreements;

(xxiv)    enter into, materially amend, terminate (other than expiration in accordance with its terms), or waive any material right under, any Real Property Lease, or enter into any new lease, sublease, license or other occupancy agreement for real property, or vacate, abandon or cease to operate at any Real Property, or sell, transfer, convey, encumber or otherwise dispose of any Owned Real Property or any interest therein;

(xxv)    enter into, amend, modify or terminate any Contract, transaction, arrangement or understanding with (A) any Affiliate of the Company, (B) any holder of record or beneficial owner of 5% or more of the outstanding Shares or any Affiliate thereof, or (C) any director or officer of the Company, in each case other than reimbursement of business expenses of directors and Company Employees in the ordinary course of business and other than as expressly contemplated by this Agreement or the Support Agreement;

(xxvi)    adopt or enter into any plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company, other than the Merger;

(xxvii)    waive, release, amend or fail to enforce any confidentiality, non-competition, non-solicitation, invention assignment or other restrictive covenant obligation of any current or former Company Employee, independent contractor or consultant; or

(xxviii)    authorize any of, or commit, resolve, propose or agree (in writing or otherwise) to take any of the foregoing actions.

Section 6.2    Merger Sub Stockholder Consent. Parent shall, immediately after the execution and delivery of this Agreement, execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting this Agreement, and will promptly thereafter deliver a copy of such written consent to the Company.

Section 6.3    No Control of the Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time, in each case, except as expressly set forth herein. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations, and Parent shall exercise complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.4    Acquisition Proposals.

(a)    Except as set forth in this Section 6.4, the Company agrees that it shall not, and it shall cause its Subsidiaries not to, and it shall use its reasonable best efforts to cause its and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit or knowingly facilitate or knowingly encourage (including by providing non-public information) any inquiries, proposals or offers that constitute or that would reasonably be expected to lead to, an Acquisition Proposal; (ii) furnish any information regarding, or provide access to the business, properties, assets, books or records (except as required by applicable Law) of, the Company to any Person (other than Parent, Merger Sub and their respective Representatives) in response to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; or (iii) continue, enter into, engage in or participate in any negotiations or discussions (other than to state that they are not permitted to have discussions) concerning, or provide or cause to be provided any information or data relating to the Company or any of its Subsidiaries in response to any inquiry, proposal or offer that constitutes, or that would reasonably be expected to lead to, an Acquisition Proposal. The Company agrees that it shall, and it shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any inquiry, proposal or offer that constitutes, or that would reasonably be expected to lead to, an Acquisition Proposal (including promptly (and in any event within one Business Day after the execution and delivery of this Agreement) terminating access of any such Person and its Representatives (other than Parent, Merger Sub and their respective Representatives) to any electronic data room relating to the Company); provided, that, prior to the Acceptance Time, nothing in this Agreement shall restrict the Company from granting a waiver of a “standstill” or similar obligation with respect to any Acquisition Proposal, in each case, if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided, further, that the Company shall provide Parent with written notice of any such waiver concurrently with or promptly (and in any event within 48 hours) following the granting of such waiver. Notwithstanding the foregoing, the Company may, in response to (A) an unsolicited bona fide written Acquisition Proposal that is received by the Company after the date of this Agreement and that did not result from a material breach of Section 6.4(a), contact in writing the Person making such Acquisition Proposal to seek to clarify any ambiguous terms and conditions of such Acquisition Proposal to determine whether such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, and (B) an unsolicited inquiry or proposal from a third party, direct such third party or its Representative to the terms of this Agreement, including the provisions of this Section 6.4 (without, in each case, conveying, requesting or attempting to gather any other information except as otherwise specifically permitted hereunder). The Company shall be responsible for any action taken by its Representatives (to the extent acting in their respective authorized capacities on behalf or at the direction of the Company) that would violate this Section 6.4 if taken by the Company, and the Company shall instruct its Representatives in writing of the obligations set forth in this Section 6.4 promptly following the execution and delivery of this Agreement.

(b)    Notwithstanding anything to the contrary in Section 6.4(a), at any time prior to the Acceptance Time, in response to an unsolicited bona fide written Acquisition Proposal that is received by the Company after the date of this Agreement and that did not result from a material breach of Section 6.4(a), if the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law, the Company may (i) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement that contains confidentiality and non-use terms not materially less favorable in the aggregate to the Company to those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement and the absence of a “standstill” provision), a copy of which shall be provided to Parent promptly following the execution thereof, and (ii) participate in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal; provided, however, that the Company shall provide or make available to Parent any information concerning the Company or any of its Subsidiaries that is provided to the Person making such Acquisition Proposal or its Representatives which was not previously made available to Parent, prior to or concurrently with such information being provided to such Person making such Acquisition Proposal or its Representatives.

(c)    Subject to the permitted actions contemplated by Section 6.4(d) and Section 6.4(e), the Company Board shall not (i) (A) withhold, withdraw or modify in a manner adverse to Parent or Merger Sub, or publicly propose to withhold, withdraw or modify in a manner adverse to Parent or Merger Sub, the Company Recommendation; (B) adopt, approve, endorse or recommend, or otherwise declare advisable the adoption of, any Acquisition Proposal; or (C) resolve, agree or publicly propose to take any such actions (any such action or failure to act in the foregoing clauses (A) through (C), an “Adverse Recommendation Change”), or (ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent (whether binding or non-binding), memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other Contract (other than a confidentiality agreement referred to in Section 6.4(b) entered into in compliance with Section 6.4(b)) relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”).

(d)    Notwithstanding the foregoing, at any time prior to the Acceptance Time, in response to the receipt of an unsolicited bona fide written Acquisition Proposal that is received by the Company after the date of this Agreement and that did not result from a material breach of this Section 6.4, that the Company Board has determined in good faith, after consultation with its outside legal counsel and financial advisors, constitutes a Superior Proposal, the Company Board may make an Adverse Recommendation Change or terminate this Agreement and enter into an Alternative Acquisition Agreement with respect to such Superior Proposal in accordance with Section 8.1(d)(ii), as applicable, or authorize, resolve, agree or propose publicly to take any such action, if, and only if, all of the following conditions are met:

(i)    (A) the Company shall have provided to Parent at least three Business Days’ prior written notice (it being understood and agreed that the delivery of such notice shall not, in and of itself, be deemed to be an Adverse Recommendation Change), which shall state expressly (1) that it has received a written Acquisition Proposal that the Company Board has determined constitutes a Superior Proposal, (2) the material terms and conditions of the Acquisition Proposal (including the consideration offered therein and the identity of the Person or group of Persons making the Acquisition Proposal) and shall have contemporaneously provided an unredacted copy of the Alternative Acquisition Agreement in the form proposed to be entered into by the Company and all other documents (other than immaterial documents) related to the Superior Proposal and (3) that, subject to clause (ii) below, the Company Board is prepared to make an Adverse Recommendation Change or to terminate this Agreement and enter into an Alternative Acquisition Agreement with respect to such Superior Proposal in accordance with Section 8.1(d)(ii), as applicable, and (B) prior to making such Adverse Recommendation Change or terminating this Agreement and entering into such Alternative Acquisition Agreement in accordance with Section 8.1(d)(ii), as applicable, (x) during the three Business Day period commencing on the date of Parent’s receipt of such notice, the Company shall have engaged in good faith negotiations with Parent and its Representatives (to the extent Parent wishes to engage), which may be on a non-exclusive basis, to consider any adjustments proposed by Parent to the terms and conditions of this Agreement or the Offer or a possible alternative transaction such that the Acquisition Proposal ceases to constitute a Superior Proposal and (y) in determining whether to make an Adverse Recommendation Change or terminate this Agreement and enter into such Alternative Acquisition Agreement in accordance with Section 8.1(d)(ii), the Company Board shall have taken into account any adjustments to the terms of this Agreement or the Offer or any possible alternative transaction proposed by Parent and any other information provided by Parent and its Representatives during such three Business Day period in response to such notice; and

(ii)    the Company Board shall have determined, in good faith, after consultation with its outside legal counsel and financial advisors, that, taking into account any adjustments to the terms of this Agreement or the Offer or any possible alternative transaction proposed by Parent, such Acquisition Proposal continues to constitute a Superior Proposal and that the failure to make such Adverse Recommendation Change or to so terminate this Agreement and enter into such Alternative Acquisition Agreement in accordance with Section 8.1(d)(ii), as applicable, would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law.

The provisions of this Section 6.4(d) shall also apply to any changes to the financial or other material terms of such Acquisition Proposal, as the case may be, occurring prior to the Company Board effecting the Adverse Recommendation Change or terminating this Agreement and entering into such Alternative Acquisition Agreement in accordance with Section 8.1(d)(ii), in each case, with respect to such Acquisition Proposal in accordance with this Section 6.4(d), which shall require the Company to provide to Parent a new notice in accordance with this Section 6.4(d), except that the references to three Business Days in this Section 6.4(d) shall be deemed to be references to two Business Days.

(e)    Notwithstanding the foregoing, if at any time prior to the Acceptance Time, the Company Board has determined in good faith, after consultation with its outside legal counsel and financial advisors, that an Intervening Event has occurred, the Company Board may make an Adverse Recommendation Change in response to such Intervening Event) if, and only if, all of the following conditions are met:

(i)    the Company shall have (A) provided to Parent three Business Days’ prior written notice (it being understood and agreed that the delivery of such notice shall not, in and of itself, be deemed to be an Adverse Recommendation Change), which shall (1) set forth in reasonable detail information describing the Intervening Event and the rationale and basis for the Adverse Recommendation Change in response thereto and (2) state expressly that, subject to clause (ii) below, the Company Board is prepared to make an Adverse Recommendation Change in response to such Intervening Event and (B) during the three Business Day period commencing on the date of Parent’s receipt of such notice, prior to making such an Adverse Recommendation Change, engaged in good faith negotiations with Parent and its Representatives (to the extent Parent wishes to engage) to consider any adjustments proposed by Parent to the terms and conditions of this Agreement or the Offer, such that the failure of the Company Board to make an Adverse Recommendation Change in response to such Intervening Event would no longer reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law; and

(ii)    the Company Board shall have determined, in good faith, after consultation with its outside legal counsel and financial advisors, that in light of such Intervening Event and taking into account any adjustments proposed by Parent to the terms and conditions of this Agreement or the Offer, the failure of the Company Board to make an Adverse Recommendation Change in response to such Intervening Event would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided, for the avoidance of doubt, that no Intervening Event (or Adverse Recommendation Change in response thereto) shall provide the Company or the Company Board with any right to terminate this Agreement.

The provisions of this Section 6.4(e) shall also apply to any material changes or developments with respect to such Intervening Event occurring prior to the Company Board effecting an Adverse Recommendation Change in response to such Intervening Event in accordance with this Section 6.4(e), which shall require the Company to provide to Parent a new notice in accordance with this Section 6.4(e), except that the references to three Business Days in this Section 6.4(e) shall be deemed to be references to two Business Days.

(f)    The Company promptly (and in any event within 24 hours) shall advise Parent orally and in writing of (i) its receipt of any Acquisition Proposal (or inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal), (ii) any inquiry or request for non-public information relating to the Company or its Subsidiaries, other than inquiries or requests for information that are not related and would not reasonably be expected to be related to an Acquisition Proposal (and that would not reasonably be expected to lead to an Acquisition Proposal), and (iii) any inquiry or request for discussion or negotiation regarding an Acquisition Proposal (or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal), including, in each case, the identity of the Person or group of Persons making any such Acquisition Proposal, inquiry, proposal, offer or request and the material terms and conditions of any such Acquisition Proposal, inquiry, proposal, offer or request (and the Company shall promptly (and in any event within 24 hours) deliver to Parent true and complete copies of any such written inquiries, proposals or offers (and any amendment, modification or supplement thereto) and any related correspondence or any proposed agreements received by the Company or its Representatives) and thereafter shall keep Parent informed, on a current basis (and in any event within 24 hours) of any material change, amendment or modification of the status or terms of any such inquiries, proposals or offers or the status of any such discussions or negotiations.

(g)    Nothing set forth in this Agreement shall prevent the Company or the Company Board from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer); or (ii) making any required disclosure to the Company’s stockholders of factual information regarding the business, financial condition or results of operations of the Company or the fact that an Acquisition Proposal has been made (including the identity of the Person or group of Persons making such Acquisition Proposal and the material terms and conditions thereof), if, the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to disclose such information would reasonably be expected to violate its obligations under applicable Law; provided, however, that any such action taken or disclosure made that relates to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless the Company Board expressly reaffirms the Company Recommendation in such statement or disclosure (it being understood that a mere “stop, look and listen” letter or similar communication in compliance with Rule 14d-9(f) under the Exchange Act shall in no event, in and of itself, be deemed to be an Adverse Recommendation Change).

(h)    As used in this Agreement:

(i)    “Acquisition Proposal” means, whether oral or written, any inquiry, proposal or offer from any Person or group of Persons other than Parent or one of its Subsidiaries contemplating or otherwise relating to an Acquisition Transaction.

(ii)    “Acquisition Transaction” means any transaction or series of related transactions (other than the Offer, the Merger, and the other transactions contemplated by this Agreement) involving: (A) a merger, amalgamation, reorganization, consolidation, share exchange, business combination, recapitalization, direct or indirect acquisition of securities, tender offer or similar transaction pursuant to which (i) a Person or group of Persons directly or indirectly acquires, or if consummated in accordance with its terms would acquire, beneficial or record ownership of securities (including options, warrants, convertible securities, rights or other instruments exercisable or convertible into voting securities) representing 20% or more of the outstanding shares of any class of voting securities of the Company or (ii) the Company issues securities representing more than 20% of the outstanding shares of any class of voting securities of the Company; (B) any direct or indirect sale, lease, license, exchange, transfer, acquisition or disposition of any assets of the Company and/or its Subsidiaries that constitute or account for (i) 20% or more of the consolidated net revenues of the Company, consolidated net income of the Company or consolidated book value of the Company or (ii) 20% or more of the fair market value of the assets of the Company and its Subsidiaries, taken as a whole; or (C) any liquidation or dissolution of the Company

(iii)    “Superior Proposal” means any Acquisition Proposal (A) with respect to an Acquisition Transaction on terms which, if consummated, the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisors, to be more favorable from a financial point of view to the holders of Shares than the Merger, the Offer and the other transactions contemplated by this Agreement, and (B) that the Company Board believes in good faith, after consultation with its outside legal counsel and financial advisors, is reasonably likely to be consummated on the terms presented to the Company Board, in each case, taking into account at the time of determination all relevant circumstances, including all financial, regulatory, legal and other aspects of such proposal, all of the terms and conditions of such proposal, the identity of the Person or group of Persons making such proposal and the anticipated timing, conditions and the ability of the Person or group of Persons making such proposal to consummate the transactions contemplated by such Acquisition Proposal (based upon, among other things, the expectation of obtaining any approvals or financing necessary to consummate such Acquisition Transaction); provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Acquisition Transaction shall be deemed to be references to “50%.”

Section 6.5    Access to Information; Confidentiality.

(a)    During the Interim Period, upon reasonable prior written notice and for reasonable business purposes related to the transactions contemplated by this Agreement, the Company shall, and shall cause its Subsidiaries and their respective Representatives to, (i) afford to Parent and its Representatives reasonable access during normal business hours, consistent with applicable Law, to the Company’s and its Subsidiaries’ Representatives, books, records, Tax Returns, material operating and financial reports, work papers, assets, executive officers, offices and other facilities, Contracts and other documents and information relating to the Company and its Subsidiaries, and instruct the Company’s and its Subsidiaries’ independent public accountants to provide reasonable access to their work papers (subject to the receipt of any required consents from such accountants and the execution of customary access letters) and such other information regarding the Company and its Subsidiaries, as Parent may reasonably request; and (ii) provide Parent and its Representatives with such copies of the books, records, Tax Returns, work papers, Contracts and other documents and information relating to the Company and its Subsidiaries, and with such additional financial, operating and other data and information relating to the Company and its Subsidiaries, as Parent may reasonably request; provided, that the Company shall be permitted to provide such information electronically or by other remote access where practicable. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or any of its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by the employees of the Company or any of its Subsidiaries of their normal duties. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (A) breach any Contract with any third party, (B) constitute a waiver of or jeopardize the attorney-client or other privilege held by the Company or any of its Subsidiaries or (C) otherwise violate any applicable Law; provided that, in each case of clause (A), (B) and (C), the Company shall inform Parent of the general nature of the access or information being withheld and, upon Parent’s request, use commercially reasonable efforts to make appropriate substitute arrangements (including by way of example by entering into a joint defense or other similar agreement) to permit disclosure to the maximum extent permissible by applicable Law or Contract, as applicable. If Parent requests that the Company or any of its Subsidiaries produce, compile or furnish any such data or information that would not otherwise be produced or compiled by the Company or such Subsidiary, and the Company determines in good faith that it would be unreasonably burdensome to produce, compile or furnish such data or information, neither the Company nor any of its Subsidiaries shall be obligated to produce, compile or furnish such data or information unless Parent agrees to reimburse the reasonable and documented out-of-pocket costs and expenses incurred by the Company or such Subsidiary in producing, compiling and furnishing such data or information.

(b)    Each of Parent and Merger Sub will hold and treat and will cause its Representatives to hold and treat in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with Paragraph 8 (Confidential Information) of the Indication of Interest, dated as of July 14, 2026, by and between Parent and the Company (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms. The parties hereto agree that the terms of the Confidentiality Agreement are hereby incorporated by reference herein as if set forth herein in their entirety and that such provisions shall apply mutatis mutandis and, as incorporated herein, shall survive until the Closing Date, or in the event this Agreement is validly terminated pursuant to Section 8.1, one year following the date of such termination. Except as otherwise permitted above, Parent and Merger Sub shall not, and shall cause their respective Representatives not to, contact any employee of the Company or any customer, technology or other partner, vendor or supplier of the Company in connection with the Merger or any other transactions contemplated by this Agreement without the Company’s prior written consent, and Parent and Merger Sub acknowledge and agree to that any such contact shall be arranged and supervised by Representatives of the Company (it being acknowledged and agreed that any such contacts with the foregoing parties or Persons in the ordinary course of business and unrelated to the Company or the transactions contemplated by this Agreement shall be unrestricted).

Section 6.6      Regulatory Approvals.

(a)    Upon the terms and subject to the conditions of this Agreement, and in all cases subject to Section 6.6(d), each of the parties shall (i) with respect to or under any applicable Law (including under any Antitrust Law), use its reasonable best efforts to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including causing the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the taking of such actions as are necessary to obtain any requisite consent or expiration of any applicable waiting period under the HSR Act, NSIA or any other Antitrust Law, including but not limited to complying with a Request for Additional Information and Documentary Material (a “Second Request”); and (ii) use its reasonable best efforts to resolve any objection asserted with respect to the transactions contemplated under this Agreement under any Antitrust Law raised by any Governmental Entity.

(b)    In furtherance and not in limitation of the provisions of Section 6.6(a) each of the parties, as applicable, agrees to prepare and file as promptly as practicable, and in any event by no later than 10 Business Days from the date of this Agreement an appropriate filing of a Notification and Report Form pursuant to the HSR Act. Parent shall pay, or cause to be paid, all filing fees for any filings, notices or submissions required under the HSR Act, any other Antitrust Law or other applicable regulatory Law in connection with the transactions.

(c)    The parties shall submit a “Material Change Notification” to DDTC within five (5) days of the Closing pursuant to Section 122.4(a) of the ITAR (“ITAR Notification”). The parties shall undertake to act promptly and cooperatively in providing all such information required for the purposes of the ITAR Notification, including timely providing to DDTC any reasonably available information DDTC may request in connection with its review of the ITAR Notification.

(d)    Notwithstanding anything to the contrary set forth in this Agreement, Parent and Merger Sub shall, and shall cause their respective Subsidiaries to, use reasonable best efforts to obtain, as promptly as practicable, all approvals, clearances, consents, expirations or terminations of waiting periods and other authorizations required from any Governmental Entity under any Antitrust Law or other applicable regulatory Law in connection with the Offer, the Merger and the other transactions contemplated hereby. Notwithstanding the foregoing, reasonable best efforts does not include Parent and Merger Sub causing their respective Subsidiaries to, propose, negotiate, offer, commit to, agree to, accept, effect or otherwise become subject to (i) any sale, divestiture, license or other conveyance of any business, assets or operations of Parent, Merger Sub, their respective Subsidiaries or the Company, whether before, contemporaneously with or after the Effective Time; (ii) any hold-separate arrangement, behavioral remedy, firewall, conduct-of-business restriction, supply or non-discrimination obligation or similar arrangement; (iii) any requirement to obtain prior approval or other approval from a Governmental Entity or submit a notification or otherwise notify any Governmental Entity prior to consummating any future transaction; or (iv) any other condition, restriction, undertaking, commitment or requirement imposed or requested by any Governmental Entity in connection with obtaining any such approval, clearance, expiration or termination of a waiting period or consent.

(e)   The parties shall keep each other apprised of status with respect to the matters set forth in this Section 6.6 and work cooperatively in connection with obtaining the approvals of or clearances set forth in this Section 6.6 from each applicable Governmental Entity, including:

(i)    cooperating with each other in connection with filings required to be made by any party under any Antitrust Law and informing the other party as to the contents of all communications with such Governmental Entities. In particular, to the extent permitted by Law or Governmental Entity, no party will make any substantive submission in relation to the transactions contemplated hereunder without first providing the other party with a copy of such submission in draft form and giving such other party a reasonable opportunity to discuss its content before it is filed with the relevant Governmental Entities;

(ii)    furnishing to the other party information that is required for any application or other regulatory filing to be made by the other party pursuant to the applicable Law in connection with the transactions contemplated by this Agreement;

(iii)    promptly notifying each other of any substantive communications from or with any Governmental Entity with respect to the matters set forth in this Section 6.6 and ensuring to the extent permitted by Law or Governmental Entity that each of the parties is entitled to attend any meetings with or other appearances before any Governmental Entity with respect thereto; and

(iv)    consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the Antitrust Laws.

(f)    Parent shall have primary responsibility over the strategy for obtaining any necessary approval of or responding to any request, inquiry, investigation, action or other Action by or before any Governmental Entity with respect to the Offer and the Merger. Nevertheless, Parent will consider the views of the Company in good faith, and the Company shall have the right to participate in all meetings and communications with any Governmental Entity in connection with the foregoing, including by reviewing and commenting on all material submissions and communications in advance and having its Representatives attend all such meetings and communications, in each case to the extent permitted by Law or the applicable Governmental Entity.

(g)    Notwithstanding the foregoing, commercially and/or competitively sensitive information and materials of a party may be provided to the other party either (i) on an outside counsel-only basis; or (ii) on a reasonably redacted basis allowing for the redaction of legally privileged or commercially sensitive material, including (1) to remove references concerning the valuation of the Company; (2) as necessary to comply with contractual arrangements; (3) to remove references to competitively sensitive information of the business of Parent or its Affiliates unrelated to any Company Product; and (4) as necessary to preserve the attorney-client or other privileges under applicable Law.

(h)    For purposes of this Agreement, “Antitrust Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, Foreign Antitrust Laws, NSIA and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

Section 6.7    Third-Party Consents.

(a)    The Company shall use its commercially reasonable efforts to obtain, as promptly as practicable following the date of this Agreement and during the Interim Period, all consents, waivers, approvals, authorizations, notices, estoppels or other confirmations required to be obtained from or delivered to any third party (other than any Governmental Entity) in connection with the consummation of the transactions contemplated by this Agreement, including under any Material Contract, lease, license or other Contract to which the Company or any of its Subsidiaries is a party (collectively, the “Third-Party Consents”).

(b)    The Company shall (i) keep Parent reasonably informed regarding the status of all material efforts to obtain any such Third-Party Consent, (ii) promptly notify Parent of any written notice or other communication received by the Company or any of its Subsidiaries relating to the need for, or the status of, any Third-Party Consent, and (iii) not agree to make any payment, concession or amendment to any Contract in connection with obtaining any Third-Party Consent without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary contained in this Agreement, the parties acknowledge and agree that, assuming the accuracy of the representations and warranties of the Company set forth in Section 4.4(a)(iii), their respective obligations to consummate the transactions contemplated hereby are not contingent upon the receipt of any Third-Party Consent contemplated in this Section 6.7.

Section 6.8    Employment and Employee Benefits Matters; Other Plans.

(a)    For purposes of this Section 6.8, (i) the term “Covered Employees” means all Company Employees who are employed by the Company or any of its Subsidiaries at the Effective Time, and (ii) the term “Continuation Period” means the period beginning on the Closing Date and ending on the first anniversary of the Closing Date or, if earlier, an applicable Covered Employee’s termination of employment.

(b)    Except as otherwise agreed in writing between Parent and a Company Employee, during the Continuation Period, Parent shall, or shall cause one of its Affiliates (including the Surviving Corporation) to, maintain for any Covered Employee for so long as such Covered Employee remains an employee of Parent or any of its Affiliates, (i) base cash compensation (such term to include base salary or hourly wages, as applicable,) and (ii) employee benefits that are in the aggregate, substantially comparable to, respectively, the base salary or hourly wages and employee benefits (excluding any equity or equity-based compensation, retention, change of control, transaction or similar bonuses, non-qualified deferred compensation, severance, defined benefit pension plan and retiree medical benefits) being provided to the Covered Employee immediately prior to the Effective Time. In addition, the Covered Employees shall as soon as administratively practicable be eligible to participate in Parent’s transitional benefits plan to the extent generally made available to similarly situated employees of Parent and its Affiliates in accordance with the terms and subject to the conditions of such plan (including such terms and conditions that set forth eligibility requirements or specified categories of ineligibility) and taking into account and giving full credit for their years of service with the Company immediately prior to the Effective Time. In addition, Parent shall honor and pay, in accordance with their terms, the existing change-in-control, retention and transaction bonus obligations and other transaction-related payments set forth on Section 4.11(f) of the Company Disclosure Letter, to the extent any such payments are triggered and become payable following the Effective Time. Parent shall, or shall cause its Affiliates to, provide to any Covered Employee whose employment is involuntarily terminated without “Cause” at the discretion of Parent during the Continuation Period severance payments and benefits on terms no less favorable than those to which such Covered Employee is entitled under the Company’s existing severance policies as in effect immediately prior to the Effective Time.

(c)    As of and after the Effective Time, Parent shall, or shall cause one of its Affiliates (including the Surviving Corporation) to, recognize all service of each Covered Employee prior to the Effective Time with the Company (or any predecessor entities of the Company or any of its Subsidiaries, to the extent such service was recognized by the Company prior to the Effective Time) for purposes of eligibility to participate in and vesting under any benefit (including vacation) plans, programs, policies and arrangements maintained for the benefit of Covered Employees as of and after the Effective Time by Parent, its Subsidiaries or the Surviving Corporation (each, a “Parent Plan”), in which the Covered Employees are eligible to participate, and for purposes of determining regular vacation time and severance eligibility and amounts, in each case to the same extent as such Covered Employee was entitled, before the Effective Time, to credit for such service under any similar Company Plan in which such Covered Employee participated immediately prior to the Effective Time. For the avoidance of doubt, service of each Covered Employee prior to the Effective Time shall not be recognized for purposes of determining benefit accruals under any Parent defined benefit pension plan, eligibility for benefits under any Parent retiree medical program or eligibility for any Parent sabbatical program. With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent and its Affiliates shall use reasonable best efforts to waive any pre-existing condition exclusions, and shall use commercially reasonable efforts to (i) waive any waiting periods with respect to eligibility and coverage requirements to the same extent such limitations would have been waived or satisfied under the Company Plan in which the Covered Employee participated immediately prior to coverage under the applicable Parent Plan and (ii) give effect, in determining credit for any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Covered Employees prior to the Covered Employee’s coverage under any applicable Parent Plan during the year in which the Effective Time occurs, to the same extent such credit was given under the Company Plan in which such Covered Employee participated immediately prior to the Effective Time and to the extent reported to Parent by the Company. In no event shall anything contained in this Section 6.8(c) result in any duplication of benefits for the same period of service.

(d)    Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Agreement shall (i) be treated as an amendment to any Company Plan, (ii) obligate Parent, the Company (including, following the Effective Time, the Surviving Corporation) to maintain any particular benefit plan or arrangement or retain the employment of any particular Person for any fixed period of time following the Effective Time or (iii) prevent Parent, the Company (including, following the Effective Time, the Surviving Corporation) from amending or terminating any Company Plan or other employee benefit plan or arrangement, to the extent such amendment or termination is permitted by the terms of the applicable plan or arrangement. Nothing herein is intended to provide any individual (including employees, retirees or dependents or beneficiaries of employees or retirees) or entity any third-party beneficiary rights under this Agreement.

(e)    Section 280G Approval. If the consummation of the transactions contemplated in this Agreement could reasonably be expected to constitute a “change in ownership or control” (within the meaning of Treas. Reg. Section 1.280G-1, Q/A-2(b)) of the Company and any “disqualified individual” (within the meaning of Section 280G(c) of the Code) with respect to the Company has the right to receive or retain any payments or benefits that could constitute “parachute payments” (within the meaning of Section 280G(b)(2)(A) of the Code), then the Company shall, at least fifteen (15) Business Days prior to the anticipated Closing Date, deliver to Parent computations of the potential parachute payments, including identification of the “disqualified individuals” who are potential recipients of parachute payments (the “280G Analysis”). Upon Parent’s receipt of the 280G Analysis, the parties shall determine, in good faith, whether the Company shall, subject to the consent of any affected disqualified individual, amend, reduce or restructure any agreement, plan or other arrangement, or seek or obtain any waiver, modification or stockholder approval, with respect to any such payments or benefits, to the extent necessary to eliminate any “excess parachute payments” (within the meaning of Section 280G(b)(1) of the Code). Any decision to take any such action shall be made in the discretion of the Company Board, subject to the approval of Parent, and no such action or approval shall be a condition to the Closing.

Section 6.9    Takeover Laws. If any Takeover Law is or becomes applicable to this Agreement, the Offer, the Merger or any of the other transactions contemplated hereby, each of the Company and Parent and their respective Boards of Directors shall take all action necessary to ensure that the Offer, the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Law on this Agreement, the Offer, the Merger and the other transactions contemplated hereby, and use their respective reasonable best efforts to assist in any challenge by Parent or Merger Sub to the validity or applicability to the transactions contemplated hereby of any such Takeover Law. During the Interim Period, without the prior written consent of the Company, except as expressly contemplated by this Agreement (including the Offer), Parent shall not, and shall cause its Affiliates not to, acquire, offer to acquire, agree to acquire, by purchase or otherwise, or provide financing for the acquisition of, any Shares (including any rights, options or other derivative securities or contracts or instruments that derives its value from (in whole or in part, or by reference to) such securities (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combinations of the foregoing)).

Section 6.10    Notification of Certain Matters. The Company and Parent shall promptly notify each other of:

(a)    any material notice or other material communication received by such party from any Governmental Entity in connection with the Offer or the Merger or the other transactions contemplated hereby;

(b)    to the extent that such party is aware of such communication, any written communication from any Person alleging that the consent of such Person is or may be required in connection with the Offer or the Merger or the other transactions contemplated hereby, if the subject matter of such communication could be material to the Company, the Surviving Corporation or Parent or the transactions contemplated hereby;

(c)    any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Offer or the Merger or the other transactions contemplated hereby, or that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement;

(d)    the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would, individually or in the aggregate, cause or result in (or would reasonably be expected to cause or result in) any of the conditions to the Merger set forth in Article VII or any of the Offer Conditions not being satisfied or satisfaction of those conditions being materially delayed or materially impaired in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.10 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available under this Agreement to the party receiving such notice; or

(e)    the grant, refusal, suspension, revocation or lapse of any Company Product Permit, and any notice, communication or inquiry received from any distributors or suppliers relating to any Company Product, any Company Product Permit or any Material Contract.

The failure to give prompt notice pursuant to this Section 6.10 shall not constitute a failure of a condition to the Merger set forth in Article VII or any of the Offer Conditions, or give rise to a right to terminate this Agreement pursuant to Section 8.1(c)(i) or Section 8.1(d)(i), as applicable, except to the extent that the underlying fact or circumstance not so notified would standing alone constitute such a failure or give rise to such termination right.

Section 6.11    Directors’ and Officers’ Indemnification, Exculpation and Insurance.

(a)    Without limiting any additional rights that any employee may have under any agreement or Company Plan, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, to the extent permitted by applicable Law, Parent shall, or shall cause the Surviving Corporation to, indemnify and hold harmless, and provide advancement of expenses to, each present and former (in each case, as of the Effective Time) officer or director of the Company or any of its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries at or prior to the Effective Time and (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law and the Company’s Organizational Documents, and in each case to the same extent such Indemnified Parties are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company or any of its Subsidiaries pursuant to the Organizational Documents of the Company or such Subsidiary, as applicable, and the indemnification agreements in existence and effect on the date of this Agreement with any directors and officers of the Company or any of its Subsidiaries that have been made available to Parent.

(b)    The certificate of incorporation and bylaws of the Surviving Corporation and each Subsidiary of the Company shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than as set forth in the Organizational Documents of the Company or such Subsidiary, as applicable, as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Closing Date in any manner that would adversely affect the rights thereunder of any such Indemnified Party.

(c)    Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, purchase a six year “tail” prepaid policy on terms and conditions no less advantageous to the Indemnified Parties than the existing directors’ and officers’ liability (and fiduciary) insurance maintained by the Company and its Subsidiaries, covering, without limitation, the Offer and the Merger and Merger Sub and Parent shall cause the Surviving Corporation to maintain such “tail” prepaid policy in full force and effect for six years after the Closing; provided, however, that the amount paid for such policy shall not exceed 300% of the amount per annum the Company and its Subsidiaries paid in their last full fiscal year prior to the date hereof for existing directors’ and officers’ insurance; provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d)    Notwithstanding anything herein to the contrary, any bona fide claim made by an Indemnified Party pursuant to the rights provided under this Section 6.11 within such six-year period shall continue to be subject to this Section 6.11 until the final disposition of such claim.

(e)    The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. The provisions of this Section 6.11 shall survive the consummation of the Merger and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.

(f)    In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation, or at Parent’s option, Parent, as the case may be, shall succeed to the obligations set forth in this Section 6.11.

Section 6.12    Rule 16b-3; Rule 14d-10. Prior to the Effective Time, and in any event not later than two Business Days prior to the Closing Date, the Company shall take all actions as may be reasonably necessary or advisable (including the adoption of resolutions by the Company Board or the compensation committee thereof) to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares, Company Equity Awards and any other equity securities of the Company in the transactions contemplated by this Agreement (including derivative securities) by each individual who is or becomes, at or prior to the Effective Time, subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, and to cause such dispositions or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act. In addition, prior to the Acceptance Time, the Company shall take all actions reasonably necessary to cause each employment compensation, severance, retention, change in control, termination, transaction bonus or other employee benefit arrangement, and each amendment to or acceleration, vesting, settlement or payment under any such arrangement, in each case that is entered into, adopted, approved, amended or modified by the Company at any time from the date of this Agreement through the Acceptance Time with or for the benefit of any holder of Shares or Company Equity Awards who is or may be a security holder of the Company for purposes of Rule 14d-10 under the Exchange Act, to be approved as an employment compensation, severance or other employee benefit arrangement in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto, including by the Compensation Committee of the Company Board (or, if no such committee exists, by a committee of the Company Board) constituted solely of “independent directors” within the meaning of Rule 14d-10(d)(2), and shall take all actions reasonably necessary to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d)(2). Promptly following the adoption of any such resolutions, the Company shall deliver to Parent evidence thereof reasonably satisfactory to Parent, and Parent shall be given a reasonable opportunity to review and comment on the form of such resolutions prior to their adoption.

Section 6.13    Public Announcements. Except in the case of any portion of any announcement to the extent relating to any Adverse Recommendation Change, Acquisition Proposal or Superior Proposal in accordance with Section 6.4, which shall not be subject to this Section 6.13, each, of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Offer, the Merger and the other transactions contemplated hereby, and shall not issue any such press release or make any public announcement without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as (a) may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system on which securities of Parent or the Company are listed, in which case the party required to make the release or announcement shall use commercially reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party) or (b) for any public statement in response to questions from the press, analysts, investors or those attending industry conferences, internal announcements to employees, so long as such statements are consistent with previous press releases, public disclosures or public statements approved by the other party. Parent and the Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent (or an Affiliate of Parent) and the Company and the parties shall consult with and provide each other a reasonable opportunity to review and comment upon such initial press release prior to the issuance thereof.

Section 6.14    Obligations of Merger Sub and Surviving Corporation. Parent shall take all action necessary to cause Merger Sub, prior to the Effective Time, and the Surviving Corporation, at or following the Effective Time, to perform their respective obligations under this Agreement, on the terms and subject to the conditions of this Agreement.

Section 6.15    Payoff Letter. At the Closing, but contingent upon the occurrence of the Closing, Parent shall pay, or cause to be paid, on behalf of the Company, all amounts necessary to pay and fully discharge the then-outstanding obligations of the Company under the Company’s existing credit agreement, dated as of October 31, 2024 (as amended, restated, supplemented or otherwise modified from time to time, together with the other loan documents entered into in connection therewith, the “Existing Credit Agreement”). No less than five Business Days prior to the Closing Date, the Company shall obtain a customary payoff letter (or letters) from the applicable agent and/or lenders under the Existing Credit Agreement (each, a “Payoff Letter”), which shall provide, without limitation: (a) the amount of the then-outstanding obligations of the Company under the Existing Credit Agreement, including unpaid principal, all accrued but unpaid interest, any prepayment fees and penalties and all other fees, expenses and other amounts required to be paid under the Existing Credit Agreement in order to repay all amounts due and owing thereunder as of the Closing, (b) that the commitments thereunder will terminate upon such payoff, and (c) for the release of all Liens in connection therewith on the Closing Date, together with duly authorized UCC-3 termination statements, applicable Personal Property Registry financing change statements and any other releases or notices of termination reasonably necessary to evidence such release.

Section 6.16    FIRPTA Certificate. Prior to the Effective Time, the Company shall deliver to Parent (i) a certification from the Company pursuant to Treasury Regulations Section 1.1445-2(c)(3), and (ii) a notice of such certification to the IRS pursuant to Treasury Regulations Section 1.897-2(h)(2), in each case, in form and substance reasonably satisfactory to Parent and duly signed by a responsible corporate officer of the Company.

Section 6.17    Stockholder Litigation. During the Interim Period: (a) the Company shall promptly (and in any event within 48 hours) advise Parent in writing of any stockholder litigation against the Company or any of its directors or officers (in their capacities as such) relating to this Agreement or the transactions contemplated by this Agreement, including the Offer and the Merger, and shall keep Parent reasonably informed regarding any such stockholder litigation; and (b) the Company shall give Parent the right to review and comment on all material filings or responses to be made in connection with any such stockholder litigation, and the Company shall in good faith take such comments into consideration, and Parent shall have the right to participate (at Parent’s expense) in connection with any such stockholder litigation. No settlement of any such stockholder litigation shall be proposed or agreed to by the Company or its Representatives without Parent’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. The parties agree and acknowledge that the Company’s compliance or failure of compliance with the foregoing clause (a) of this Section 6.17 shall not constitute a failure of a condition to the Merger set forth in Article VII or any of the Offer Conditions, or give rise to a right to terminate this Agreement pursuant to Section 8.1(c)(i), except to the extent that the underlying fact or circumstance not so notified would standing alone constitute such a failure or give rise to such termination right.

Section 6.18    Stock Exchange Delisting; Deregistration. During the Interim Period, each of Parent and the Company shall cooperate with one another and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of the Shares from NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than 10 days after the Closing Date.

Section 6.19    Intellectual Property Matters. Prior to the Effective Time, the Company shall (a) provide to Parent evidence, in form and substance reasonably acceptable to Parent, of the recordation of assignment of the patents set forth on Section 6.19(a) of the Company Disclosure Letter, and (b) enter into confirmatory assignment agreements, in form and substance reasonably acceptable to Parent, assigning to the Company all Intellectual Property and Intellectual Property Rights, including data, materials and proprietary information, created under the Contracts set forth on Section 6.19(b) of the Company Disclosure Letter.

Section 6.20    Real Property Matters. Prior to the Effective Time, the Company shall deliver any state and local forms required for the change in ownership of the Company or Subsidiary owning the Owned Real Property, if applicable.

Section 6.21    Indian Subsidiary Matters. Notwithstanding anything to the contrary in Section 6.1, during the Interim Period (and, in the case of any action expressed to be taken prior to a specified time, prior to such time):

(a)    JV Agreement. The Company shall, as promptly as practicable after the date of this Agreement, engage with the Indian Promoters and use its reasonable best efforts to obtain or effect, as Parent may elect by written notice to the Company within five Business Days after the date of this Agreement (which election Parent may change by written notice at any time prior to the Expiration Date), either: (i) a written waiver and consent, in form and substance reasonably satisfactory to Parent, executed by each of the Indian Promoters and the Indian JV, under which the Indian Promoters (A) irrevocably consent to the Offer, the Merger and the resulting indirect change in the ownership of the Company Indian JV Shares, and waive the application of Clauses 9.2 and 9.5 of the JV Agreement (and any other provision of the JV Agreement or the Organizational Documents of the Indian JV) solely in respect thereof, (B) confirm that no event of default has occurred under the JV Agreement and that they have no claim against the Company, the Indian JV or any of their Affiliates under the JV Agreement or the Share Purchase Agreement, and (C) acknowledge that such waiver is without prejudice to, and does not limit or waive, any right of the Company under the JV Agreement (including under Clause 9.5) following the Effective Time (the “JV Waiver”); or (ii) the sale of all of the Company Indian JV Shares to the Indian Promoters (or their nominees resident in India) for cash, on terms reasonably satisfactory to Parent, which shall include (A) a price complying with the pricing guidelines under FEMA and supported by a valuation certificate from a chartered accountant, SEBI-registered merchant banker or practicing cost accountant, (B) deduction and deposit by the purchasers of any Taxes required to be withheld under Indian Law, (C) the filing of Form FC-TRS through the AD Bank, (D) the transfer being effected in dematerialized form, (E) the Indian JV ceasing to use the “Ultralife” name and marks (including by changing its corporate name) within 365 days after completion, and (F) a release by the Indian Promoters and the Indian JV of all claims against the Company and its Affiliates (the “Indian JV Divestiture”). The Indian JV Divestiture, if elected by Parent, shall be deemed permitted under Section 6.1. Neither the Company nor the Indian JV shall issue any put notice under Clause 9.5 of the JV Agreement, or agree to make any payment or concession or any amendment to the JV Agreement in connection with the JV Waiver or the Indian JV Divestiture, without the prior written consent of Parent.

(b)    Stamp Duty and Dematerialization. The Company shall use reasonable best efforts to cause the Indian JV, prior to the Expiration Date (or, if Parent elects the Indian JV Divestiture, prior to its completion), to (i) have the share certificates in respect of the Company Indian JV Shares adjudicated by the competent authority under the Karnataka Stamp Act, 1957 and pay any deficient stamp duty and penalty determined to be payable, and (ii) obtain an ISIN for the Indian JV Shares and take all steps necessary to dematerialize the Company Indian JV Shares in compliance with Rule 9B of the Companies (Prospectus and Allotment of Securities) Rules, 2014.

(c)    Indian JV Interim Restrictions. Without limiting Section 6.1, the Company shall not, and shall exercise all of its rights as a shareholder of the Indian JV (including through its nominees on the board of directors of the Indian JV) to cause the Indian JV not to, without the prior written consent of Parent: (i) issue, allot, transfer or agree to issue any Indian JV Shares or other securities, or alter its share capital; (ii) amend its memorandum or articles of association, or amend, waive any right under or terminate the JV Agreement (other than pursuant to the JV Waiver); (iii) change its registered office; (iv) enter into, amend or make any payment under any Indian Related Party Transaction; (v) declare or pay any dividend or buy back any securities; (vi) incur any indebtedness or create any Lien over any of its assets; or (vii) commence, settle or compromise any Action.

(d)    Notices and Access. The Company shall promptly (and in any event within two Business Days) notify Parent of, and provide copies of, any written communication received by the Company or the Indian JV from (i) any Indian Promoter relating to the JV Agreement, the Share Purchase Agreement, the Indian JV Shares or the transactions contemplated hereby, or (ii) the RBI, any AD Bank, the ROC, any stamp authority or any other Governmental Entity in India, and shall give Parent and its Representatives reasonable access to the books, records and senior management of the Indian JV.

(e)    Closing Deliverables and Post-Closing Readiness. Prior to the Closing, the Company shall use reasonable best efforts to (i) deliver to Parent the resignations, effective as of the Effective Time, of such of the Company’s nominees on the board of directors of the Indian JV as Parent may request, and (ii) cause the Indian JV to prepare, in consultation with Parent, all board resolutions, forms and filings reasonably requested by Parent to be passed or made at or promptly following the Effective Time, including in relation to changes to the directors and authorized signatories of the Indian JV, the updating of bank mandates and KYC records with the Indian JV’s bankers and the AD Bank, and any declarations and filings in respect of significant beneficial ownership under Section 90 of the Companies Act.

Section 6.22    Canadian Personal Data. To the extent that any Personal Data transferred, disclosed, communicated or conveyed by or on behalf of one party (a “Transferor”) to another party (a “Recipient”) as a result of or in connection with the transactions contemplated hereby (including all such Personal Data transferred, disclosed, communicated or conveyed prior to the execution of this Agreement) (“Transaction Personal Data”) is subject to the Personal Information Protection and Electronic Documents Act (Canada) or any substantially similar provincial privacy legislation in Canada, the following shall apply:

(a)    Each Recipient covenants and agrees to, prior to the Closing, (i) collect, use and disclose the Transaction Personal Data solely for those purposes that relate to the transactions contemplated by this Agreement; (ii) protect the Transaction Personal Data using security safeguards appropriate to the sensitivity of the information and in accordance with applicable Privacy Laws of Canada; and (iii) if the transactions contemplated hereby do not proceed, return to the Transferor or destroy the Transaction Personal Data, at the option of the Recipient, within a reasonable time or as otherwise required by applicable Privacy Laws of Canada.

(b)    Following the Closing, to the extent a Recipient uses or discloses any Transaction Personal Data, the Recipient covenants and agrees to: (i) use and disclose the Transaction Personal Data under its control solely for the purposes for which that Personal Data was collected or permitted to be used or disclosed before the transactions contemplated by this Agreement were completed, unless the Recipient provides notice and/or obtains consent, in accordance with applicable Law, to use or disclose the Transaction Personal Data for other purposes, or the use or disclosure is otherwise required or permitted by applicable Law; (ii) protect the Transaction Personal Data by security safeguards commensurate with requirements under applicable Law; (iii) give effect to any withdrawal of consent to collect, use or disclose the Transaction Personal Data, subject to and in accordance with applicable Law; and (iv) provide notice of the transactions contemplated hereby to affected individuals as required by applicable Law.

ARTICLE VII
CONDITIONS PRECEDENT

Section 7.1    Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)    No Injunctions or Legal Restraints; Illegality. No Law or Order (whether temporary, preliminary or permanent) enacted, promulgated, issued or entered by any Governmental Entity of competent jurisdiction (each, a “Restraint”) shall be in effect enjoining, restraining, preventing or prohibiting the consummation of the Merger or making consummation of the Merger illegal.

(b)    Purchase of Shares in the Offer. Merger Sub (or Parent on Merger Sub’s behalf) shall have accepted for payment all Shares validly tendered (and not validly withdrawn) pursuant to the Offer.

Section 7.2    Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of such party to perform any of its covenants or obligations under this Agreement.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1    Termination. This Agreement may be terminated and the Offer and the Merger may be abandoned (with any termination by Parent also being an effective termination by Merger Sub) by written notice of the terminating party to the other party (other than in the case of Section 8.1(a)):

(a)    by mutual written consent of Parent and the Company at any time prior to the Acceptance Time;

(b)    by either Parent or the Company:

(i)    the Acceptance Time shall not have occurred on or before April 27. 2027 (the “Outside Date”); provided, however, that in the case of this Section 8.1(b)(i), if on the Outside Date all of the Offer Conditions (other than the Offer Conditions referred to in clause (b), clause (c) or clause (e)(i) of Exhibit A hereto (solely to the extent related to the HSR Act, NSIA, or any other Antitrust Law)) shall have been satisfied (other than those Offer Conditions that by their nature are to be satisfied at the Acceptance Time, but subject to such Offer Conditions being capable of being satisfied at the Acceptance Time) or waived (to the extent waivable under applicable Law), then the Outside Date may be extended by Parent or the Company for one additional period of 60 days and, if the only remaining unsatisfied conditions at the end of that period relate solely to HSR Act, NSIA, or other Antitrust Law approvals or clearances, for one further period of 60 days, in each case upon written notice delivered by either Parent or the Company before the then-current Outside Date (and all references to the Outside Date herein shall be as so extended); provided, further, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b)(i) if any failure of such party to perform any of its covenants or obligations under this Agreement has been a principal cause of, or resulted in, such failure of the Acceptance Time to occur prior to the Outside Date;

(ii)    the Offer shall have expired or been terminated, in accordance with its terms and this Agreement, without the acceptance for payment of Shares pursuant thereto; provided, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b)(ii) if any failure of such party to perform any of its covenants or obligations under this Agreement has been a principal cause of, or resulted in, the Offer having so expired or been terminated without the acceptance for payment of Shares pursuant thereto; or

(iii)    at any time prior to the Acceptance Time, if any Governmental Entity of competent jurisdiction shall have issued a Restraint having the effect of permanently restraining, enjoining or otherwise prohibiting or making illegal the acceptance for payment of or the payment for the Shares pursuant to the Offer or the consummation of the Merger, and such Restraint shall have become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(iii) shall not be available to any party whose material breach of this Agreement has been a principal cause of, or resulted in, the issuance of such final and non-appealable Restraint;

(c)    by Parent, at any time prior to the Acceptance Time:

(i)    if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the scheduled Expiration Date (i) would result in the failure of an Offer Condition to be satisfied and (ii) cannot be or has not been cured by the earlier of (A) the Outside Date and (B) the date that is 10 Business Days after the date on which Parent has delivered written notice to the Company of such breach or failure to perform or to be true; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if Merger Sub or Parent is then in material breach of any of its representations, warranties, covenants or agreements hereunder such that the Company has the right (after giving notice and the lapse of any cure period) to terminate this Agreement pursuant to Section 8.1(d)(i) (disregarding the notice and cure rights set forth therein);

(ii)    if a Triggering Event shall have occurred; provided, that Parent terminates this Agreement pursuant to this Section 8.1(c)(ii) within 10 Business Days of such Triggering Event; provided, however, that with respect to a Triggering Event of the type set forth in clauses (a) and (b) of the definition of Triggering Event, such 10 Business Day period shall not expire until the 10th Business Day after the Company provides Parent with written notice of the occurrence of such Triggering Event;

(d)      by the Company, at any time prior to the Acceptance Time:

(i)    if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the scheduled Expiration Date (A) would have a Parent Material Adverse Effect or would constitute a failure by Parent or Merger Sub to accept for payment or pay for the Shares, to consummate the Offer, or to cause the Merger to become effective, when all conditions to such action have been satisfied or waived (other than conditions that by their nature are to be satisfied at the time of such action in accordance with the terms of this Agreement) and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) the date that is 10 Business Days after the date on which the Company has delivered written notice to Parent of such breach or failure to perform or to be true; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder such that Parent has the right (after giving notice and the lapse of any cure period) to terminate this Agreement pursuant to Section 8.1(c)(i) (disregarding the notice and cure rights set forth therein);

(ii)    if (A) the Company Board authorizes the Company, to the extent permitted by and subject to complying with the terms of Section 6.4, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, (B) concurrently with the termination of this Agreement, the Company enters into an Alternative Acquisition Agreement providing for such Superior Proposal, and (C) prior to or concurrently with, and as a condition to, such termination, the Company pays to Parent in immediately available funds the Company Termination Fee pursuant to Section 8.3(b);

(iii)    if (A) the Offer Conditions (other than those Offer Conditions that by their nature are to be satisfied at the Acceptance Time, but subject to such Offer Conditions being capable of being satisfied at the Acceptance Time) have been satisfied or waived (to the extent permitted hereunder) on the Expiration Date and (B) Merger Sub shall have failed to consummate (as defined in Section 251(h) of the DGCL) the Offer within two Business Days following the Expiration Date; provided, that notwithstanding anything in Section 8.1(b)(i) to the contrary, no party shall be permitted to terminate this Agreement pursuant to Section 8.1(b)(i) during any such two Business Day period;

(iv)    if (A) Merger Sub fails to commence the Offer in breach of Section 1.1, (B) Merger Sub shall have terminated the Offer prior to the Expiration Date (as may be extended and re-extended in accordance with Section 1.1(e)), other than in accordance with this Agreement, or (C) Parent or Merger Sub shall have made any material change to the Offer in breach of this Agreement and Parent and Merger Sub fail to amend the Offer to cure such breach by the date that is five Business Days after the date on which the Company has delivered written notice to Parent of such breach.

Section 8.2    Effect of Termination. In the event of the valid termination of this Agreement, this Agreement shall immediately become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, or any other Person; provided that the Confidentiality Agreement and the provisions of Section 4.24 (Brokers), Section 5.10 (Brokers), Section 6.5(b) (Access to Information; Confidentiality), Section 6.13 (Public Announcements), this Section 8.2, Section 8.3 (Fees and Expenses), Section 9.4 (Notices), Section 9.5 (Certain Definitions), Section 9.6 (Interpretation), Section 9.7 (Entire Agreement), Section 9.8 (Parties in Interest), Section 9.9 (Governing Law), Section 9.10 (Submission to Jurisdiction), Section 9.11 (Assignment and Successors), Section 9.12 (Specific Performance), Section 9.14 (Severability), Section 9.15 (Waiver of Jury Trial) and Section 9.18 (No Presumption Against Drafting Party) of this Agreement shall survive the termination hereof and remain in full force and effect in accordance with their respective terms. Notwithstanding the foregoing, none of Parent, Merger Sub or the Company shall be released from any liabilities or damages arising out of any Willful Breach by such party or any Fraud, and the parties acknowledge and agree that, to the fullest extent permitted under Section 261(a)(1) of the DGCL, such liabilities or damages will not be limited to reimbursement of expenses or out of pocket costs and may include the benefit of the bargain lost (and which may, in the case of liabilities or damages payable by Parent or Merger Sub, include the benefit of the bargain lost (including any lost premium) by the Company and its stockholders), taking into consideration all relevant matters, including other opportunities and the time value of money (and which amounts shall, in the case of liabilities or damages payable by Parent or Merger Sub, be recovered and retained by the Company). For purposes of this Agreement, “Willful Breach” means a material breach of this Agreement that is a consequence of an act or failure to act by the breaching party which the breaching party knew, or reasonably should have known, would or would reasonably be expected to, cause or constitute a material breach of this Agreement. For the avoidance of doubt, any failure by Parent or Merger Sub to accept for payment or pay for the Shares, to consummate the Offer, or to cause the Merger to become effective when all conditions to such action have been satisfied or waived (other than conditions that by their nature are to be satisfied at the time of such action in accordance with the terms of this Agreement) shall constitute a Willful Breach by Parent and Merger Sub.

Section 8.3    Fees and Expenses.

(a)   Except as otherwise expressly provided in this Agreement, including this Section 8.3, all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated. Notwithstanding anything to the contrary contained herein, Parent shall pay, or cause to be paid, all documentary, sales, use, registration, value added, transfer, stamp, recording and similar Taxes incurred in connection with this Agreement and the transactions contemplated hereby, other than any Taxes described in Section 3.3(c) and other than any stamp duty (including any deficient stamp duty, penalty or interest) payable in respect of any instrument relating to the Indian JV or the Indian JV Shares, including the share certificates of the Indian JV and the Lease Agreement, which shall be borne by the Company or the Indian JV prior to the Effective Time, and shall file all Tax Returns related thereto, regardless of who may be liable therefor under applicable Law.

(b)    In the event that:

(i)    (A) an Acquisition Proposal (whether or not conditional) or an intention to make an Acquisition Proposal (whether or not conditional) shall have been made to the Company Board or is made directly to the Company’s stockholders or is otherwise publicly disclosed (or shall have otherwise become publicly known) after the date of this Agreement and not withdrawn (and if such Acquisition Proposal was publicly disclosed or has otherwise become publicly known, such withdrawal is publicly disclosed or has otherwise become publicly known) prior to the termination of this Agreement, and (B) thereafter this Agreement is terminated (x) by the Company or Parent pursuant to Section 8.1(b)(i) or Section 8.1(b)(ii) or (y) by Parent pursuant to Section 8.1(c)(i) on account of a breach occurring after the making or disclosure of such Acquisition Proposal, and (C) within 12 months after the date of such termination, the Company enters into an agreement in respect of any Acquisition Transaction that is later consummated (whether during or after such 12 month period), or recommends or submits any Acquisition Transaction to its stockholders for adoption that is later consummated (whether during or after such 12 month period), or any Acquisition Transaction is consummated (which, for the avoidance of doubt, in each case in this clause (C), need not be with respect to the same Acquisition Proposal that was made, disclosed or communicated prior to any such termination of this Agreement);

(ii)    this Agreement is terminated by Parent pursuant to Section 8.1(c)(ii); or

(iii)    this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii);

then, in any such event, the Company shall pay to Parent a fee of $10,300,000 (the “Company Termination Fee”), it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion. Any Company Termination Fee due and payable pursuant to this Section 8.3(b) shall be paid as follows: (A) if due and payable pursuant to Section 8.3(b)(i), on the date such Acquisition Transaction is consummated; (B) if due and payable pursuant to Section 8.3(b)(ii), no later than the second Business Day following such termination pursuant to Section 8.1(c)(ii); and (C) if due and payable pursuant to Section 8.3(b)(iii), prior to or concurrently with, and as a condition to, such termination pursuant to Section 8.1(d)(ii). All payments pursuant to this Section 8.3(b) shall be made by wire transfer of immediately available funds to an account designated in writing to the Company by Parent.

(c)    In the event that Parent or its designee shall receive full payment of the Company Termination Fee when due and payable pursuant to Section 8.3(b), the receipt of the Company Termination Fee shall be deemed to be liquidated damages and the sole and exclusive remedy of Parent, Merger Sub, any of their respective Affiliates or any other Person for any and all losses or damages suffered or incurred in connection with this Agreement (and the termination hereof), the transactions herein (and the abandonment thereof) or any matter forming the basis for such termination, except in the case of Fraud or Willful Breach by the Company; provided, however, that nothing in this Section 8.3 shall limit any claim pursuant to Section 9.12 or for Fraud or Willful Breach by the Company, and Parent may not elect to decline payment of the Company Termination Fee and instead bring or maintain any claim, action or proceeding for monetary damages, except for Fraud or Willful Breach; provided, further, that no party shall be entitled to recover duplicatively for the same loss.

(d)    The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and that, without these agreements, the parties would not have entered into this Agreement. If the Company fails to pay the Company Termination Fee, or Parent fails to pay the Reverse Termination Fee, when due and payable pursuant to this Section 8.3 and, in order to obtain such payment, the party entitled to such payment commences any Action that results in an award against the party owing such payment, the party owing such award shall pay the other party’s costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses) in connection with such Action, together with interest on the amount of the Company Termination Fee or Reverse Termination Fee, as applicable, from the date such payment was required to be made pursuant to this Section 8.3 until the date such payment is paid in full, at the prime lending rate as published in The Wall Street Journal (as in effect on the date such payment was required to be paid hereunder).

(e)    Notwithstanding anything to the contrary in this Agreement, if (A) this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(b)(i) because the Outside Date has occurred and the only conditions to the consummation of the Offer or the Merger that have not been satisfied or waived are conditions relating to the HSR Act, NSIA or other Antitrust Law approvals or clearances, (B) this Agreement is terminated by the Company pursuant to Section 8.1(d)(i) or Section 8.1(d)(iii) because Parent or Merger Sub fails to consummate the Offer or the Merger when all conditions to such consummation have been satisfied or waived (other than conditions that by their nature are to be satisfied at such time in accordance with the terms of this Agreement), or (C) this Agreement is terminated by Parent pursuant to Section 8.1(b)(iii) and the Restraint giving rise to such termination was issued under or in connection with the HSR Act, NSIA, or any other Antitrust Law, then Parent shall pay to the Company a fee of $10,300,000 (the “Reverse Termination Fee”), equal to the Company Termination Fee, by wire transfer of immediately available funds within two Business Days after such termination or failure, as applicable. The Company’s receipt of the Reverse Termination Fee shall be the sole and exclusive remedy of the Company and its Affiliates against Parent, Merger Sub and their respective Affiliates for any loss, liability or damage arising out of or relating to any termination or failure described in this paragraph, except in the case of Fraud or Willful Breach by Parent or Merger Sub; provided, however, that no party shall be entitled to recover duplicatively for the same loss and Parent shall not be required to pay the Reverse Termination Fee on more than one occasion.

ARTICLE IX

MISCELLANEOUS

Section 9.1    Non-Survival of Representation and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time. For the avoidance of doubt, no representation or warranty, and no covenant or agreement required to be performed at or before the Effective Time, shall survive the Effective Time, and no party shall have any indemnification obligation for any breach or inaccuracy thereof, except to the extent expressly provided in this Agreement for Fraud or Willful Breach or for obligations that by their terms are to be performed after the Effective Time.

Section 9.2    Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties, prior to the Effective Time, by action taken or authorized by their respective Boards of Directors; provided, however, that after Merger Sub has accepted for payment and paid for Shares pursuant to the Offer, no amendment may be made which decreases the Merger Consideration. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 9.3    Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

Section 9.4    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) if sent by email prior to 6:00 p.m. recipient’s local time, upon transmission (provided that the sender of such email does not receive written notification of delivery failure); or (b) if sent by email after 6:00 p.m. recipient’s local time, the Business Day following the date of transmission (provided that the sender of such email does not receive written notification of delivery failure), (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)       if to Parent, Merger Sub or, at or following the Effective Time, the Surviving Corporation, to:

EnerSys

2366 Bernville Road Reading, PA 19605

Attention: General Counsel

Email: legal@enersys.com

with a copy (which copy shall not constitute notice) to:

Reed Smith LLP

2850 N. Harwood St., Ste 1500

Dallas, TX 75201

Attention: Leigh T. Hansson; Jocelyne E. Kelly; Ballard J. Yelton

Email: lhansson@ReedSmith.com; jocelyne.kelly@reedsmith.com; byelton@reedsmith.com

(ii)     if to Company, to:

Ultralife Corporation

2000 Technology Parkway Newark, NY 14513

Attention: Phil Fain, Chief Financial Officer

Email: pfain@ulbi.com

with a copy (which shall not constitute notice) to:

Lippes Mathias LLP

50 Fountain Plaza, Suite 1700 Buffalo, NY 14202

Attention: Brian Bocketti; Thomas Hughes

Email: bbocketti@lippes.com; thughes@lippes.com

Section 9.5    Certain Definitions. For purposes of this Agreement:

(a)    “2014 Long-Term Incentive Plan” means the Ultralife Corporation 2014 Long-Term Incentive Plan, as amended from time to time;

(b)    “2024 Long-Term Incentive Plan” means the Ultralife Corporation 2024 Long-Term Incentive Plan, as amended from time to time;

(c)    “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

(d)    “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable Law to be closed;

(e)    “Code” means the Internal Revenue Code of 1986, as amended;

(f)    “Company Employee” means any current employee or officer of the Company or any of its Subsidiaries;

(g)    “Company Employee Agreement” means any written employment, severance, retention, transaction bonus, change in control or other similar material Contract between: (a) the Company or any of its Subsidiaries and (b) any Company Employee, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable Law) without any obligation on the part of the Company or any of its Subsidiaries to make any severance, termination, change in control or similar payment or to provide any benefit, other than severance payments required to be made by the Company or any of its Subsidiaries under applicable foreign Law;

(h)    “Company Group” means the Company and its Subsidiaries;

(i)    “Company Equity Awards” means the Company Stock Options and the Company Restricted Stock;

(j)    “Company ESPP” means the Ultralife Corporation Employee Stock Purchase Plan, as amended from time to time;

(k)  “Company Fundamental Representations” means the representations and warranties contained in Section 4.1(a) (Organization, Standing and Power), Section 4.2 (Capital Stock), Section 4.3 (Authority), Section 4.4(a)(i), Section 4.4(a)(ii), Section 4.4(b) and Section 4.4(c) (No Conflict; Consents and Approvals), Section 4.21 (State Takeover Statutes; Anti-Takeover Provisions), Section 4.22 (Section 251(h); Support Agreement), Section 4.24 (Brokers) and Section 4.25 (Opinion of Financial Advisor);

(l)    “Company Intellectual Property” means all of the Intellectual Property and Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries;

(m)    “Company Plan” means collectively, the Company Employee Agreements, each “employee benefit plan” (within the meaning of section 3(3) of ERISA) and each other stock purchase, stock option, phantom equity, restricted stock, equity or equity-based compensation, severance, change-in-control, retention, pension, retirement, profit-sharing, fringe benefit, vacation, sick pay, supplemental unemployment, hospitalization or other medical, life, or other insurance, long or short term disability, bonus, incentive compensation, deferred compensation or any other employee benefit plan, agreement, program, policy, practice or other arrangement, in each case, whether or not subject to ERISA, and whether or not subject to the laws of the United States, whether formal or informal, written or unwritten or legally binding or not, (a) that is established, sponsored, maintained or contributed to (or required to be contributed to) by the Company for the benefit of any current or former employee, officer, director or other individual service provider (or any beneficiary or dependent thereof) of the Company or its Subsidiaries, (b) under which any current or former employee, officer, director or other individual service provider (or any beneficiary or dependent thereof) of the Company or its Subsidiaries has any present or future right to benefits or (c) with respect to which the Company or its Subsidiaries is a party or has had or has any present or future liability;

(n)    “Company Product” means any and all products, battery systems, power solutions, communications systems and services that currently are under development or have been under development at any time since January 1, 2023, that are used or held for use by the Company or any of its Subsidiaries, or that otherwise are owned by or purported to be owned by or exclusively licensed by the Company or any of its Subsidiaries;

(o)    “Company Restricted Stock” means any share of Common Stock that has been issued by the Company pursuant to a Company Stock Plan that is subject to vesting restrictions and remains unvested or is otherwise subject to a risk of forfeiture or repurchase by the Company as of immediately prior to the Effective Time;

(p)    “Company Software” means all Software owned or purported to be owned by the Company or any of its Subsidiaries, including all Software that is incorporated into, embedded in, or used in the operation or delivery of any Company Product, all Software used in the development, testing, or manufacturing of any Company Product, and all internal tools, utilities, and applications developed by or for the Company or any of its Subsidiaries for use in its or their business operations;

(q)    “Company Stock Options” means any stock option which immediately before the Effective Time, has not been exercised, has not expired or has not terminated, to purchase Shares pursuant to a Company Stock Plan;

(r)    “Company Stock Plans” means the Company ESPP, the 2014 Long-Term Incentive Plan and the 2024 Long-Term Incentive Plan, and any other stock option, restricted stock, stock bonus, stock award, or stock purchase plan, program or arrangement of the Company or any of its Subsidiaries or any predecessor thereof or any other Contract entered into by the Company or any of its Subsidiaries;

(s)    “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise;

(t)    “ERISA” means the Employee Retirement Income Security Act of 1974;

(u)    “ERISA Affiliate” means each corporation or entity conducting a trade or business (whether or not incorporated) which would be treated as a single employer with the Company under Section 414(b), 414(c), 414(m) or 414(o) of the Code or pursuant to Section 4001(b) of ERISA;

(v)    “Fraud” means actual fraud by a party hereto, which involves a knowing and intentional or willful misrepresentation or omission of a material fact with the specific intention that the other party hereto rely thereon to such Person’s detriment, and does not include any fraud claim based on negligent misrepresentation, recklessness or any equitable fraud or promissory fraud;

(w)    “In the Money Option” means each Company Stock Option which has a per Share exercise price that is less than the Offer Price;

(x)    “Indian JV” means Ultralife Batteries (India) Private Limited, a company incorporated under the Companies Act, 1956 with corporate identity number U31402KA2007PTC042083;

(y)    “Indian JV Divestiture” and “JV Waiver” have the meanings set forth in Section 6.21(a);

(z)    “Indian Promoters” means Mr. B.R. Ganesh and Mrs. Nalina Ganesh, and “Indian Promoter” means either of them;

(aa)  “Intellectual Property” means formulae, inventions (whether or not patentable), know-how, methods, processes, technology, specifications, Software, techniques, URLs, web sites, domain names, works of authorship (including content, data, databases, and technical data collections), confidential information, concepts, procedures, formulas, discoveries, compositions, technical data, designs, algorithms, battery cell designs, battery chemistry formulations, battery management system designs, power electronics designs, charging system designs, RF amplifier designs, communications system designs, firmware, source code, object code, APIs, user interfaces, graphical user interfaces, manufacturing processes, quality control methodologies, and other proprietary information and proprietary materials;

(bb)    “Intellectual Property Rights” means any and all statutory or common law intellectual property rights throughout the world, including any of the following: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), United States and foreign patents and utility models and applications therefor (including provisional and unpublished applications) and all reissues, divisionals, renewals, extensions, provisionals, reexaminations, continuations and continuations in part thereof (collectively, “Patents”); (ii) all trade secrets and similar rights in confidential information, know-how, and materials (collectively, “Trade Secrets”); (iii) all registered and unregistered copyrights and all other rights corresponding thereto in any works of authorship, including Software and moral rights (collectively, “Copyrights”); (iv) all registered and unregistered trademark rights and similar rights in trade names, logos, trade dress, trademarks and service marks, or combinations thereof used to identify, distinguish and indicate the source or origin of goods or services, together with all goodwill relating thereto (collectively, “Trademarks”); (v) all rights in databases and technical data collections; (vi) all rights to Uniform Resource Locators, Web site addresses and domain names, together with all goodwill relating thereto; (vii) any similar, corresponding or equivalent rights to any of the foregoing; (viii) any registrations and renewals of or applications to register any of the foregoing; and (ix) all rights to sue for and collect damages for past, present and future infringement, misappropriation or other violation of the foregoing and all copies and tangible embodiments of any of the foregoing (in whatever form or medium);

(cc)    “Intervening Event” means an event, change, effect, development, condition or occurrence material to the Company that was not known by the Company Board as of the date of this Agreement (or if known by the Company Board as of the date of this Agreement, the consequences of which were not known); provided that in no event shall any of the following constitute an Intervening Event: (i) changes in the financial or securities markets or general economic or political conditions in the United States; (ii) changes (including changes in applicable Law) or conditions generally affecting the industry in which the Company operates; (iii) the announcement or pendency of this Agreement or the transactions contemplated hereby; (iv) changes in the market price or trading volume of the Shares (it being understood that the underlying facts giving rise to or contributing to such change may be taken into account in determining whether there has been an Intervening Event); (v) the Company’s meeting or exceeding any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that the underlying facts giving rise to or contributing to such change may be taken into account in determining whether there has been an Intervening Event); (vi) any facts relating to Parent or its Affiliates; (vii) the receipt, existence or terms of any Acquisition Proposal (or any inquiry, proposal or offer with respect to any transaction that does not constitute an Acquisition Transaction by virtue of the references to “20%” therein) or any inquiry, offer, request or proposal that would reasonably be expected to lead to an Acquisition Proposal; or (viii) the consequences of any of the foregoing;

(dd)    “JV Agreement” means the shareholders’ agreement dated February 5, 2008 among the Company, the Indian JV and the Indian Promoters, as amended;

(ee)    “knowledge” of the Company means the actual knowledge of the individuals listed on Section 9.5(ee) of the Company Disclosure Letter after reasonable inquiry of such individuals’ direct reports;

(ff)    “Lease Agreement” means the undated lease agreement between N. Balakrishna, as lessor, and the Indian JV, as lessee, in respect of the Factory Premises for a term of 12 months commencing on October 30, 2024;

(gg)    “made available” means any statement in this Agreement to the effect that any information, document or other material has been “made available” (and any phrase of similar import when used herein) such that, with respect to such information, document or other material made available by the Company, (a) such information, document or material was made available prior to the execution of the Agreement in the virtual data room maintained by the Company in connection with the transactions contemplated by this Agreement or (b) such information, document or material was publicly filed by the Company on the SEC EDGAR database in unredacted form as an exhibit to its most recent Annual Report on Form 10-K, a Quarterly Report on Form 10-Q filed after such Annual Report, or in a Current Report on Form 8-K, in each case of clause (a) and (b), at least one Business Day prior to the date of this Agreement;

(hh)    “Material Adverse Effect” means any event, change, occurrence or effect that, individually or in the aggregate, (a) has had or would reasonably be expected to have, as applicable, a material adverse effect on the business, assets, liabilities, financial or other condition or results of operations of the Company Group, taken as a whole, or (b) would prevent, materially delay or materially impair the performance by the Company of its obligations under this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby; provided, however, that for purposes of clause (a) above, no event, change, occurrence or effect directly or indirectly arising out of, attributable to or resulting from any of the following, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been or would or could be, a Material Adverse Effect: (1) any changes in general economic or business conditions or in the financial, debt, banking, capital, credit or securities markets, or in interest or exchange rates, in each case, in the United States or elsewhere in the world, (2) any changes in tariffs, in each case, in the United States or elsewhere in the world, (3) any changes or developments generally affecting the industries in which any member of the Company Group operates, (4) any actions expressly required under this Agreement to obtain any approval or authorization under applicable Antitrust Laws or Applicable Regulatory Laws for the consummation of the Merger or any of the other transactions contemplated hereby, (5) any adoption, implementation, modification, repeal, official interpretation of, or other changes in any applicable Laws, decrees, orders or other directives of any Governmental Entity (including any actions taken by any Governmental Entities in connection with any of the events set forth in clauses (9), (10) or (11) of this definition) or any changes in applicable accounting regulations or principles (including GAAP), or in official interpretations of any of the foregoing or any action required to be taken in order to comply with any change in, any Law or applicable accounting regulations or principles (including GAAP), or in any official interpretations of any of the foregoing, (6) any change in the market price or trading volume of the Shares, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise expressly excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (7) any failure by the Company to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise expressly excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (8) political, geopolitical, social or regulatory conditions, including any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, civil unrest, public demonstrations, acts of sabotage, acts of foreign or domestic terrorism, malicious cyber-enabled activities, or governmental shutdown or slowdown, or any escalation or worsening of any such conditions existing as of the date of this Agreement, (9) national or international disaster or calamity, or governmental shutdown or slowdown, or any escalation or worsening of any such conditions existing as of the date of this Agreement, (10) any epidemic, pandemic or outbreak of disease, or any escalation or worsening of such conditions existing as of the date of this Agreement, (11) the announcement of this Agreement and the transactions contemplated hereby (other than for purposes of any representation or warranty contained in Section 4.4, but subject to any disclosures in Section 4.4 of the Company Disclosure Letter), and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, partners, service providers or any other party having business dealings with any member of the Company Group due to the announcement of this Agreement or the identity of Parent, (12) any action taken by any member of the Company Group, or which is expressly required by this Agreement (other than the obligation of the Company to operate in the ordinary course of business pursuant to Section 6.1(a) or any comparable obligation hereunder), (13) any actions taken (or omitted to be taken) by any member of the Company Group at Parent’s written request or with the express written consent of Parent, (14) the availability or cost of equity, debt or other financing to Parent, Merger Sub or any of their respective Affiliates, or (15) any stockholder litigation (including any class action or derivative litigation) arising from or relating to this Agreement or the transactions contemplated hereby; provided, that notwithstanding the foregoing, in the case of clauses (1), (2), (3), (5), (8), (9) and (10), such event, change, effect, development, condition or occurrence referred to therein shall be taken into account to the extent that the Company Group is disproportionately adversely affected as compared to other similarly situated participants in the industries in which the Company Group operates (and provided further, that in such event, only the incremental disproportionate adverse impact shall be taken into account when determining whether there has been a “Material Adverse Effect”);

(ii)    “Object Code” means computer programs in binary form that are intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly;

(jj)  “Open Source License” means a license that is considered an “Open Source License” by the Open Source Initiative (www.opensource.org) or is substantially similar to any such license, including, for example, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license that otherwise requires, as a condition of distribution of the Software licensed thereunder, that other Software incorporated into, derived from or distributed with, such Software (a) be disclosed or distributed in Source Code form, (b) be licensed for purposes of preparing derivative works, or (c) be redistributed at no charge;

(kk)   “Ordinary Course License” means a non-exclusive license of Intellectual Property Rights entered into between the Company or any of its Subsidiaries and a third party in the ordinary course of the Company’s business consistent with past practice;

(ll)    “Organizational Documents” means, with respect to any entity, the certificate of formation, limited liability company agreement or operating agreement, certificate of incorporation, bylaws, certificate of limited partnership, limited partnership agreement and any governing instrument equivalent to any of the foregoing, as applicable;

(mm)  “Out of the Money Option” means each Company Stock Option which has a per Share exercise price that is equal to or greater than the Offer Price;

(nn)    “Parent Material Adverse Effect” means any event, change, occurrence or effect that would prevent, materially delay or materially impair the performance by Parent or Merger Sub of its obligations under this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby;

(oo)    “Permitted Liens ” means (a) statutory Liens securing payments not yet due or the amount or validity of which is being contested in good faith by appropriate proceedings and for which an adequate reserve has been provided on the appropriate financial statements in accordance with GAAP, (b) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (c) Liens that would be disclosed by a search of Uniform Commercial Code filings in Delaware and (d) such imperfections or irregularities in title, easements, rights of way and other Liens, whether or not of record, that do not and would not, individually or in the aggregate, reasonably be expected to materially impair the value of or continued use and operation of the properties or assets subject thereto for the purposes for which they are currently being used;

(pp)   “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity;

(qq)    “Personal Data” means any information relating to an identified or identifiable natural person, and any information that is defined as "personal information," "personal data,” “personally identifiable information" or any analogous term under any applicable Privacy Law, including a person’s name, street address, telephone number, e-mail address, date of birth, gender, photograph, Social Security Number or tax identification number, driver’s license number, passport number, credit card number, bank account information and other financial information, account numbers, account access codes and passwords, biometric data, unique device identifiers, IP addresses, geolocation data, browsing history, cookie identifiers, advertising identifiers, any household or device information that can be linked to an individual, or any other piece of information that enables access to such person’s financial information or that otherwise enables the identification of a natural person, to the extent that such data constitutes Personal Data under applicable Law, or as that term is otherwise defined by applicable Law;

(rr)    “Privacy Law” means any applicable Laws governing the Company’s or any of its Subsidiaries’ collection, generation, receipt, access, use, retention, transfer, sharing, entrusted processing, deletion, disclosure, protection, storage or security of Personal Data;

(ss)    “Registered IP” means all United States, international and foreign: (i) Patents; (ii) Trademarks; (iii) Copyrights; and (iv) any other Intellectual Property Rights, in each case, that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority;

(tt)    “Security Breach” means the accidental, unauthorized or unlawful destruction, loss, alteration, use, disclosure of, or access to, Personal Data transmitted, stored or otherwise processed by or on behalf of the Company or any of its Subsidiaries, or any unlawful access to the IT Systems of the Company or any of its Subsidiaries;

(uu)    “Share Purchase Agreement” means the share purchase agreement dated February 5, 2008 among the Company, the Indian Promoters and the Indian JV;

(vv)    “Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, firmware, compilers, higher level or “proprietary” languages, data files, application programming interfaces (APIs), tool sets and user interfaces, in each case whether in Source Code or Object Code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (d) user documentation, including user manuals and training materials, relating to any of the foregoing, and (e) artificial intelligence and machine learning models;

(ww)    “Source Code” means computer programs and code, in form other than Object Code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form;

(xx)    “Subsidiary” means, with respect to any Person, any other Person of which (a) stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person, or (b) more than 50% of the outstanding equity or financial interests of which are owned, directly or indirectly, by such first Person;

(yy)    “Tax” means any federal, state, provincial, local or foreign tax or other assessment of any kind in the nature of a tax imposed by a Governmental Entity, and all interest, penalties and additions imposed with respect to such amounts (including on account of any failure to file, or the improper filing of, any Tax Return);

(zz)    “Tax Returns” means all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms and information returns filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Taxes or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax, including any amendments thereof and attachments thereto;

(aaa)   “Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references in this Agreement to sections of the Treasury Regulations shall include any corresponding provisions or provisions of successor or final Treasury Regulations; and

(bbb)   “Triggering Event” means: (a) a Willful Breach of Section 6.4(a) shall have occurred; (b) the Company Board shall have effected an Adverse Recommendation Change; (c) the Company shall have failed to include in the Schedule 14D-9 the Company Recommendation; (d) a tender or exchange offer relating to the Shares (other than the Offer) shall have been commenced and the Company shall not have sent to its stockholders, within 10 Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer and reaffirming the Company Recommendation; or (e) following the date any Acquisition Proposal or any material modification thereto is first publicly announced, the Company Board fails to publicly reaffirm the Company Recommendation within seven Business Days after receipt of a written request from Parent to do so.

Section 9.6    Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. The phrase “in the ordinary course” or “in the ordinary course of business” with respect to a Person shall mean in the ordinary and usual course of business of such Person consistent with the past practice (to the extent past practice exists with respect to the applicable matter) of such Person. Unless the context requires otherwise, references to any specific legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued or promulgated thereunder or pursuant thereto.

Section 9.7    Entire Agreement. This Agreement (including the Exhibits and Annexes hereto, the Company Disclosure Letter, the documents and instruments relating to the Offer and the Merger referred to in this Agreement), the Confidentiality Agreement and the Support Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 9.8    Parties in Interest. This Agreement is not intended to, and shall not, create any agreement of employment with any person or confer upon any other Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except (a) from and after the Effective Time, with respect to Section 6.11, which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third party beneficiaries thereof, (b) prior to the Effective Time, for the right of the Company, on its own behalf and on behalf of and as agent for its stockholders, to pursue specific performance as set forth in and in accordance with Section 9.12, (c) if this Agreement is validly terminated pursuant to Section 8.1, subject to Section 8.2, for the right of the Company, on its own behalf and on behalf of and as agent for its stockholders, to pursue damages as a result of Fraud or a Willful Breach by Parent or Merger Sub (it being agreed that in no event shall any such stockholder be entitled to enforce any of their rights, or any of Parent’s or Merger Sub’s obligations, under this Agreement in the event of any such breach, but rather the Company shall have the sole and exclusive right, to the fullest extent permitted by applicable Law, to do so as agent for such stockholders (it being understood and agreed that any and all interests in the recovery of such losses or any such claim shall attach to the Shares and subsequently be transferred therewith)), and (d) if the Effective Time occurs, (i) the right of the Company stockholders to receive the Merger Consideration, and (ii) the rights of holders of Company Equity Awards to receive the payments contemplated by the applicable provisions of Section 3.2, in each case, on the terms and subject to the conditions of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement or the characterization of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.9    Governing Law. This Agreement and any claims or causes of action arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement or the transactions contemplated hereby (whether in contract, in tort, under statute or otherwise) shall be governed by, and interpreted, construed and enforced in accordance with, the internal Laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would result in the application of the Laws of any jurisdiction other than the State of Delaware.

Section 9.10    Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware. Each of the parties hereby irrevocably submits to the jurisdiction of the Court of Chancery of the State of Delaware (and, in the case of appeals, the appropriate appellate court therefrom) for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action or proceeding relating thereto except in the Court of Chancery of the State of Delaware (and, in the case of appeals, the appropriate appellate court therefrom), other than actions, suits or proceedings in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the Court of Chancery of the State of Delaware (and, in the case of appeals, the appropriate appellate court therefrom) as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) such action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.11    Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that Merger Sub may assign, in its sole discretion and without the consent of the Company, any or all of its rights, interests and obligations under this Agreement to any one or more direct or indirect wholly owned Subsidiaries of Parent; provided, that no assignment shall relieve Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns, and Parent shall provide prompt written notice of any such assignment to the Company.

Section 9.12    Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy. Accordingly, each of the Company (on behalf of itself and on behalf of the holders of Shares as third party beneficiaries under Section 9.8), Parent and Merger Sub shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware (and, in the case of appeals, the appropriate appellate court therefrom). Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

Section 9.13    Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 9.14    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 9.15    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.16    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 9.17    Electronic Signature. This Agreement may be executed electronically (including by means of .pdf or similar graphic reproduction format or by means of digital signature software, e.g. DocuSign or Adobe Sign) and delivered by e-mail or other similar means of electronic transmission, and any electronic signature shall constitute an original for all purposes.

Section 9.18    No Presumption Against Drafting Party. Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ENERSYS

By:	/s/ Andrea Funk
Name: Andrea Funk Title: Chief Financial Officer

ENERSYS MERGERSUB INC.

By:	/s/ Andrea Funk
Name: Andrea Funk Title: Chief Financial Officer

ULTRALIFE CORPORATION

By:	/s/ Michael E. Manna
Name: Michael E. Manna Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A
CONDITIONS TO THE OFFER

Capitalized terms used in this Exhibit A and not otherwise defined shall have the respective meanings assigned thereto in the Agreement and Plan of Merger to which this Exhibit A is attached (the “Merger Agreement”).

Notwithstanding any other term of the Offer or the Merger Agreement, Merger Sub shall not be required to accept for payment (and Parent shall not be required to cause Merger Sub to accept for payment) or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares validly tendered and not validly withdrawn prior to the then-scheduled Expiration Date in connection with the Offer if, as of immediately prior to the expiration of the Offer:

(a)    there shall not have been validly tendered and “received” (as such term is defined in Section 251(h) of the DGCL) and not validly withdrawn in accordance with the terms of the Offer a number of Shares that, together with the Shares, if any, then beneficially owned by Merger Sub or its “affiliates” (as such term is defined in Section 251(h) of the DGCL), would represent at least one Share more than 50% of the number of Shares that are issued and outstanding at the Acceptance Time (such condition in this clause (a) being the “Minimum Condition”);

(b)    (i) following notification of the Offer and Merger in accordance with the NSIA and the Merger Agreement, the Secretary of State notifies EnerSys Advanced Systems Inc. pursuant to section 14(8)(b)(ii) of the NSIA that no further action will be taken; or (ii) if the transaction is called in under the NSIA, either: (A) the Secretary of State gives a final notification confirming that no further action will be taken; or (B) the Secretary of State makes a final order permitting the Offer and Merger to proceed subject to certain remedies or requirements which are acceptable to the Parent;

(c)    the applicable waiting period under the HSR Act (and any extensions thereof) applicable to the acquisition by Merger Sub of Shares pursuant to the Offer and the consummation of the Merger shall not have expired or been terminated;

(d)    any clearance, approval, consent, decision or expiration or termination of a waiting period under any applicable Law of any jurisdiction other than the United States shall not have been obtained, expired or terminated, as applicable, and remain in full force and effect; or

(e)    any of the following conditions shall exist or shall have occurred and be continuing:

(i)    there shall be any Restraint in effect enjoining, restraining, preventing or prohibiting the making of the Offer or the consummation of the Merger or the Offer, or any Governmental Entity of competent jurisdiction shall have instituted (or has notified Parent, Merger Sub or the Company in writing that it intends to institute) any Action that would be (or would reasonably be expected to impose) a Restraint on the making of the Offer or the consummation of the Offer or the Merger;

(ii)    (A) the Company shall have breached or failed to comply with any of its obligations, covenants or agreements under the Merger Agreement, or (B) (1) the representations and warranties of the Company set forth in Section 4.2 (Capital Stock) of the Merger Agreement are not true and correct in all respects as of the date of this Agreement and as of the Expiration Date as though made as of the Expiration Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for only de minimis inaccuracies, (2) the other Company Fundamental Representations are not true and correct in all material respects as of the date of this Agreement and as of the Expiration Date as though made as of the Expiration Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), (3) the representations and warranties of the Company set forth in clause (ii) of Section 4.8 (Absence of Certain Changes or Events) of the Merger Agreement are not true and correct as of the date of this Agreement and as of the Expiration Date as though made as of the Expiration Date (without disregarding the “Material Adverse Effect” qualification set forth therein), or (4) the representations and warranties of the Company set forth in the Merger Agreement (other than the representations and warranties of the Company set forth in the foregoing clauses (1), (2) and (3)) are not true and correct as of the date of this Agreement and as of the Expiration Date as though made as of the Expiration Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for the failure of such representations or warranties to be so true and correct as would not, individually or in the aggregate, have a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties in this clause (4), all materiality, “Material Adverse Effect” and similar qualifiers set forth in such representations and warranties shall be disregarded);

(iii)    since the date of the Merger Agreement, there has been a Material Adverse Effect that is continuing;

(iv)    Parent and Merger Sub shall not have received a certificate of an executive officer of the Company, dated as of the then-scheduled Expiration Date, to the effect that the conditions set forth in the foregoing clauses (e)(ii) and (e)(iii) have been satisfied as of immediately prior to the expiration of the Offer; or

(v)    the Merger Agreement shall have been validly terminated in accordance with its terms.

The conditions set forth in this Exhibit A are for the sole benefit of Parent and Merger Sub and (except for the Minimum Condition and the condition in clause (e)(v)) may be waived by Parent or Merger Sub (in their sole discretion) in whole or in part at any time or from time to time on the terms and subject to the conditions of the Merger Agreement and the applicable rules and regulations of the SEC. The failure by Merger Sub or Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time, subject to the applicable rules and regulations of the SEC.

EXHIBIT B

FORM OF TENDER AND SUPPORT AGREEMENT

[Attached]